     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 1998

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                             STEEL HEDDLE MFG. CO.
                        STEEL HEDDLE INTERNATIONAL, INC.
                              HEDDLE CAPITAL CORP.
     (EXACT NAME OF REGISTRANTS AS SPECIFIED IN THEIR RESPECTIVE CHARTERS)

         PENNSYLVANIA                        3552                         23-1120950
        SOUTH CAROLINA                       3552                         57-0543389
           DELAWARE                          3552                         57-2024146
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)       IDENTIFICATION NUMBER)

                              1801 RUTHERFORD ROAD
                              GREENVILLE, SC 29607
                           TELEPHONE: (864) 244-4110
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                JERRY B. MILLER
                             STEEL HEDDLE MFG. CO.
                              1801 RUTHERFORD ROAD
                              GREENVILLE, SC 29607
                            TELEPHONE: (864)244-4110
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    Copy to:

                              JACK M. FEDER, ESQ.
                                KIRKLAND & ELLIS
                             655 15TH STREET, N.W.
                             WASHINGTON, D.C. 20005
                           TELEPHONE: (202) 879-5100
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]________

                        CALCULATION OF REGISTRATION FEE

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       TITLE OF EACH                                  PROPOSED MAXIMUM        PROPOSED MAXIMUM
    CLASS OF SECURITIES        AMOUNT TO BE            OFFERING PRICE        AGGREGATE OFFERING       AMOUNT OF
     TO BE REGISTERED           REGISTERED              PER UNIT(1)               PRICE(1)        REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
10 5/8% Series B Senior
  Subordinated Notes due
  2008.....................    $100,000,000       $1,000 principal amount       $100,000,000           $29,500
--------------------------------------------------------------------------------------------------------------------
Guarantees of 10 5/8%
  Series B
  Senior Subordinated Notes
  due 2008.................    $100,000,000                 (2)                      (2)                None
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f).

(2) No further fee is payable pursuant to Rule 457(n).
                             ---------------------

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION DATED AUGUST 7, 1998
PROSPECTUS

                                                    [STEEL HEDDLE MFG. CO. LOGO]
                                  $100,000,000

                             STEEL HEDDLE MFG. CO.

 OFFER TO EXCHANGE ITS 10 5/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2008 FOR ANY AND ALL OF ITS OUTSTANDING 10 5/8% SERIES A SENIOR SUBORDINATED NOTES DUE
                                      2008

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                      ON           , 1998, UNLESS EXTENDED

    Steel Heddle Mfg. Co., a Pennsylvania corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 10 5/8% Series B Senior Subordinated Notes due 2008 (the "New Notes"), registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 10 5/8% Series A Senior Subordinated Notes due 2008 (the "Old Notes"), of which $100,000,000 principal amount is outstanding on the date hereof. The form and terms of the New Notes are the same as the form and terms of the Old Notes (which they replace) except that the New Notes will bear a Series B designation and will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions relating to an increase in the interest rate which were included in the terms of the Old Notes in certain circumstances relating to the timing of the Exchange Offer. The New Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture (the "Indenture") dated as of May 26, 1998 among the Company, the Guarantors (as defined herein) and United States Trust Company of New York, as trustee, governing the New Notes. See "The Exchange Offer" and "Description of Notes."

    Interest on the New Notes will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 1998. The New Notes will mature on June 1, 2008. The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after June 1, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest thereon, if any, to the date of redemption. In addition, at any time, prior to June 1, 2001, the Company may, at its option, on any one or more occasions, redeem up to 35% of the aggregate principal amount of the New Notes at a redemption price equal to 110.625% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, there unto the redemption date, with the Net Cash Proceeds (as defined herein) received by the Company from one or more Equity Offerings (as defined herein). Upon the occurrence of a Change of Control (as defined herein), each holder of the New Notes will have the right to require the Company to purchase such holder's New Notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of repurchase. See "Description of Notes -- Optional Redemption."

    The New Notes will be senior subordinated, unsecured, general obligations of the Company, will rank subordinate in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company and will rank senior or pari passu in right of payment to all existing and future subordinated indebtedness of the Company. On the Issue Date (as defined herein), the New Notes will be guaranteed (the "Subsidiary Guarantees") on a senior subordinated basis by each of the Company's subsidiaries (other than Foreign Subsidiaries and Unrestricted Subsidiaries (each as defined herein)) (each a "Guarantor" and collectively the "Guarantors"). Each Subsidiary Guarantee will be a general unsecured obligation of the Guarantor, subordinated in rights of payment to all Guarantor Senior Indebtedness (as defined herein) of such Guarantor. As of April 4, 1998, on a pro forma basis after giving effect to the Acquisition Transactions (as defined herein), the Company and its subsidiaries would have had approximately $34.9 million of Senior Indebtedness and Guarantor Senior Indebtedness, all of which would effectively rank senior in right of payment to the New Notes and the Subsidiary Guarantees. The Indenture permits the Company and its subsidiaries to incur additional indebtedness, including Senior Indebtedness and Guarantor Senior Indebtedness subject to certain limitations. See "Description of Notes -- Certain Covenants."

    Concurrently with the Exchange Offer, Steel Heddle Group, Inc. ("SH Group"), the Company's sole shareholder, is offering to exchange pursuant to a separate prospectus $15.0 million gross proceeds amount of its 13 3/4 Series B Senior Discount Debentures due 2009 for each $1,000 principal amount of its outstanding Series A 13 3/4 Senior Discount Debentures due 2009 ("Old SH Group Debentures").

    The Company will accept for exchange any and all Old Notes validly tendered
and not withdrawn prior to 5:00 p.m., New York City time, on         , 1998,
unless extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. The Old Notes were issued on May 26, 1998 to the Initial Purchasers (as defined herein) in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act. The Initial Purchasers subsequently placed the Old Notes with qualified institutional buyers in reliance upon Rule 144A under the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Notes are being offered hereunder in order to satisfy the obligations of the Company and the Guarantors under the Registration Rights Agreement (as defined herein) entered into by the Company and the Guarantors in connection with the original transfer of the Old Notes to the Initial Purchasers. See "The Exchange Offer."

    The Old Notes were offered by SH-AIP Acquisition Corporation ("Merger Sub"), a corporation formed by AIP (as defined herein) to partially fund the acquisition (the "Acquisition") by Merger Sub's parent, SH Group, of all of the capital stock of SH Holdings Corp. ("Old Holdings"). After the Acquisition and related transactions, the Company, successor by merger to Merger Sub, became a direct wholly-owned subsidiary of SH Group.

    Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer" and "The Exchange Offer -- Resale of the New Notes." Each broker-dealer (a "Participating Broker-Dealer") that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of one year after the thirtieth business day following the Expiration Date (or such shorter period as will terminate when all of the Old Notes offered hereby for exchange have been sold), it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

    Holders of Old Notes not tendered and accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. The Company will pay all the expenses incurred by it incident to the Exchange Offer. See "The Exchange Offer."

    There has not previously been any public market for the Old Notes or the New Notes. The Company does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the New Notes will develop. See "Risk Factors -- Lack of a Public Market for the Notes." Moreover, to the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

    SEE "RISK FACTORS," BEGINNING ON PAGE         , FOR A DISCUSSION OF CERTAIN
FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is         , 1998.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the New Notes being offered hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Exchange Offer Registration Statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Regional Offices of the Commission at 75 Park Place, New York, New York 10007 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additionally, the Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company.

     As a result of the filing of the Exchange Offer Registration Statement with the Commission, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file periodic reports and other information with the Commission. The obligation of the Company to file periodic reports and other information with the Commission will be suspended if the New Notes are held of record by fewer than 300 holders as of the beginning of any fiscal year of the Company other than the fiscal year in which the Exchange Offer Registration Statement is declared effective. The Company will nevertheless be required to continue to file reports with the Commission if the New Notes are listed on a national securities exchange. In the event the Company ceases to be subject to the informational requirements of the Exchange Act, the Company will be required under the Indenture to continue to file with the Commission the annual and quarterly reports, information, documents or other reports, including, without limitation, reports on Forms 10-K, 10-Q and 8-K, which would be required pursuant to the informational requirements of the Exchange Act. Under the Indenture, the Company shall file with the Trustee annual, quarterly and other reports within fifteen days after it files such reports with the Commission. Further, to the extent that annual, quarterly or other financial reports are furnished by the Company to shareholders generally it will mail such reports to holders of New Notes. The Company will furnish annual and quarterly financial reports to shareholders of the Company and will mail such reports to holders of New Notes pursuant to the Indenture, thus holders of New Notes will receive financial reports every quarter. Annual reports delivered to the Trustee and the holders of New Notes will contain financial information that has been examined and reported upon, with an opinion expressed by an independent public or certified public accountant. The Company will also furnish such other reports as may be required by law.

     The New Notes will be available initially only in book-entry form. The Company expects that the New Notes issued pursuant to this Exchange Offer will be issued in the form of Global Notes (as defined herein) and will be deposited with, or on behalf of, DTC and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Notes will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants. Beneficial interests in the New Notes issued pursuant to Regulation S may be held only through Euroclear (as defined herein) or CEDEL (as defined herein). See "Description of Notes--Book-Entry; Delivery; Form and Transfer."
                             ---------------------

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus, including the "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections, contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology, such as "may," "intend," "will," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. In particular, any statement, express or implied, concerning future operating results or the ability to generate revenues, income or cash flow to service the New Notes are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct. All forward-looking statements are expressly qualified by such cautionary statements.

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY NOTES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                             ---------------------

     The terms "SH(R)", "Duralite(R)", "Draw-O(R)" and "Jet Eye(R)" are trademarks of the Company. All other trademarks, service marks or trade names referred to in the Prospectus are the property of their respective owners.

     Market data used throughout the Prospectus were obtained from internal Company surveys, industry publications or other publicly available information. Although the Company believes that such sources are reliable, the accuracy and completeness of such information is not guaranteed and has not been independently verified.

                      [This page intentionally left blank]

                                    SUMMARY

     The following is a summary of certain information contained herein and is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the consolidated financial statements and notes thereto, included elsewhere in this Prospectus. Unless the context indicates otherwise, all references to the "Company" or "Steel Heddle" shall mean Steel Heddle Mfg. Co. and its consolidated subsidiaries. References to the Company's "fiscal year" are to the 52-week or 53-week period ending on the Saturday closest to December 31 of each year.

                                  THE COMPANY

     The Company, founded in 1898, is one of the world's leading manufacturers of precision textile loom accessories. The Company designs, manufactures and markets virtually all of the replaceable wear parts necessary to operate a commercial weaving loom, including heddles, dropwires, harness frames, reeds and shuttles and bobbins, which are used to hold or guide individual yarns during the weaving process. Textile loom accessories are highly engineered and often customized products which require a high degree of precision to ensure a uniform weave and to achieve desired fabric patterns while being able to withstand the stresses of modern, high-speed weaving looms. While technology and performance specifications vary, all commercial weaving looms require these accessories. Because loom manufacturers do not produce these accessories, all woven fabric producers must purchase textile loom accessories from third-party suppliers. In addition to textile loom accessories, the Company manufactures precision rolled, heat treated, bare and tinned flat wire used in the electronics, automotive, solar power and other industries.

     The Company has achieved adjusted EBITDA (as defined herein) margins exceeding 24% in each of the last ten years. Beginning in 1995 and continuing through 1996, the Company implemented a profitability-enhancing cost-reduction program. This program contributed to an increase in adjusted EBITDA margin to 31.3% in 1997. For the 52-week period ended April 4, 1998, the Company had net sales, Adjusted EBITDA and operating income of $73.6 million, $23.3 million and $17.9 million, respectively.

     Steel Heddle is a critical supplier to virtually all North American textile weaving mills, including such companies as WestPoint Stevens, Inc., Milliken & Co. and Burlington Industries, Inc., many of which have been customers for decades. In North America, management estimates that the Company holds substantial market shares in all of its major product lines and estimates that it supplies over 80% of the market for heddles, dropwires and harness frames, over 50% of reeds and over 90% of the market for shuttles and bobbins. Although international markets such as Europe and Asia have different competitive dynamics than the North American market, the Company also has a strong presence in many international markets in which it perceives the opportunity for profitable growth. International sales accounted for approximately 22% of the Company's net sales in 1997.

     Textile loom accessories have represented a steady source of revenue and cash flow because these parts require frequent replacement due to wear and changes in production runs. Approximately 75% of the Company's net sales were derived from the sale of replacement parts in 1997. The Company estimates that more than 90% of all looms installed in North America are delivered "unaccessorized," with the accessories being designed and supplied by a third-party supplier such as Steel Heddle. Once the Company has outfitted new looms with its accessories, its has generally been able to continue to supply replacement parts for the life of the loom. The Company believes it has achieved its leading position in the industry primarily because of its willingness and ability to work closely with its customers, both before and after the installation of new looms, to design the appropriate accessories to meet specific manufacturing needs and then continue to meet those needs on an ongoing basis.

     In addition to its textile loom accessories business, the Company converts round rod to flat wire through a rolling process which results in a flat wire with a round edge. Originally developed to satisfy in-house heddle manufacturing needs, the Company recognized that its ability to produce these products to extremely tight tolerances could be tailored to meet similar needs in other industries and began to pursue outside sales. Because these rolled products are custom-made for specific applications, they have historically commanded attractive margins. The Company's rolled products can be found in a variety of other industries, including electronics, automotive and solar power. Among the end-use applications for the Company's products are notebook computers, cellular telephones, electronic control devices and automotive applications such as control mechanisms for air bags, turn signals and cruise controls. Major customers include Kemet Corporation, Parlex Corporation, AMP Incorporated and Siemens Corporation. Rolled products generated approximately $9.0 million in net sales in 1997.

                        LOOM ACCESSORY INDUSTRY OVERVIEW

     The textile industry is comprised of several subsectors: (i) apparel production (consisting primarily of "cut and sew" business), (ii) synthetic and natural yarn production, (iii) knitted fabric and (iv) woven fabric production. Woven fabric production is the focus of the Company's customers. The end users of weaving looms and weaving loom accessories are textile mills which utilize looms to produce woven fabric. The U.S. weaving market is estimated at approximately $19.5 billion and accounted for approximately 16.4 billion square yards of fabric in 1997. This output has remained relatively stable since 1986, varying between 15.2 and 16.6 billion square yards annually.

     The U.S. textile industry, after having undergone significant restructuring during the 1980s and early 1990s, has emerged as one of the most capital-intensive, modern and efficient producers in the world. Annual capital expenditures by woven fabric mills, while subject to fluctuations in the demand for woven fabric, have risen in the 1990s, from approximately $550 million in 1991 to approximately $850 million in 1996. In order to maintain their competitive position in the world markets, U.S. textile mills are expected to continue to invest heavily in faster, newer generations of loom technology. With modern equipment and increased automation, labor cost differentials are not a significant factor in the competitiveness of U.S. producers. In addition, the advantages of producing in the U.S., one of the world's largest end-markets, have increased with manufacturers' demands for rapid response times and retailers' desire to reduce inventories.

     The U.S. installed textile loom base has shifted away from older-technology shuttle looms towards faster, shuttleless looms such as air-jet and water-jet looms. This trend benefits the Company in two ways. Higher weaving speeds lead to faster wear of loom accessories, driving an increase in unit demand for replacement parts. In addition, faster looms require a higher degree of precision and performance from accessories, increasing the dollar value of accessories sold per loom and the demand for the higher-priced, quality accessories for which Steel Heddle is known.

                        LOOM ACCESSORY PRODUCT OVERVIEW

     Heddles and Dropwires. Heddles are flat, specially-designed, stamped parts manufactured to precise tolerances (as tight as two thousandths of an inch) from high-performance steel. Heddles are designed to guide and hold individual yarns during high-speed weaving. Dropwires are precision-made plated-carbon steel or stainless steel stamped parts specially engineered to trigger a loom shutdown in the event of broken yarn. The Company estimates that 50% to 60% of heddles and dropwires are made to order, and approximately 75% of the Company's net sales of heddles and dropwires are derived from replacement sales. Heddles and dropwires accounted for approximately 37.9% of the Company's 1997 net sales.

     Harness Frames. Harness frames are specialized carriages constructed from special aluminum alloys and composite materials which raise and lower heddles during the weaving process, creating a woven fabric pattern. As modern, high-performance looms operate at 650 to 1,000 picks per minute (two to four times faster than older technology), harness frames must withstand the tremendous stress from continuous acceleration and deceleration without buckling or breaking. The Company estimates that 90% of harness frames are made to order and approximately 65% of harness frame revenue results from replacement sales. Harness frames accounted for approximately 20.6% of the Company's 1997 net sales.

     Reeds. Reeds are precision-made, comb-like devices used to evenly space yarn on the loom. Individual, specially designed, flat wire spacers called "dents" are assembled in a reed to yield a particular fabric pattern or style. Reed production requires exacting manufacturing processes as absolutely smooth, straight and precisely spaced dents are critical to the production of quality woven fabric. Reeds must be replaced each time a loom is used to weave a new fabric pattern. Virtually all reeds are made to order and replacement sales accounted for approximately 90% of reed net sales. Reeds accounted for approximately 24.6% of the Company's 1997 net sales.

     Shuttles and Bobbins. Shuttles, used in older, slower looms, are specially fabricated from composite materials to carry "pick" or "filling" yarns across the loom as the main yarn or "warp" yarn is pulled through the reed. Bobbins are cylindrical wooden yarn carriers held by the shuttle. Shuttles and bobbins are exclusively made to order. All shuttle and bobbin sales are made as replacements. Shuttles and bobbins accounted for approximately 3.5% of the Company's 1997 net sales.

                             COMPETITIVE STRENGTHS

     The Company's objective is to maintain and enhance its competitive position as the foremost supplier of loom accessories in the U.S. while broadening its presence in international markets. The Company intends to achieve its objectives by capitalizing on the following competitive strengths:

     Leading Market Position. The Company is a critical supplier to virtually all North American textile weaving mills, with leading market shares across all of its product lines in North America. The Company is the sole domestic manufacturer of heddles, dropwires, harness frames, shuttles and bobbins, with estimated market share in North America in each category of over 80%, and over 90% market share in shuttles and bobbins. Steel Heddle is also the largest domestic manufacturer of reeds, with an estimated 50% market share in North America. In addition, the Company has a strong presence in those international markets in which it sees profitable growth opportunities.

     Cost-efficient Manufacturing. The Company is the only vertically-integrated producer of loom accessories in the world. The Company has developed and tooled proprietary production machinery and produces its own heat-treated, flat-rolled carbon and stainless steel wire which is the key raw material in the production of heddles and dropwires. In 1995 and continuing through 1996, the Company implemented a comprehensive profitability enhancing, cost-reduction program which, among other things, eliminated 120 full-time positions and decreased pension and benefit costs. Because of its vertical integration, proprietary production machinery, experienced low-cost labor force and economies of scale, the Company believes it is one of the most efficient producers in the textile loom accessory industry.

     Long-standing and Diverse Customer Relationships. The Company has developed and maintained long-term relationships with its customers, in some cases for over 50 years. The Company has built its customer relationships by providing consistent quality, a broad product line and technical support as well as maintaining a strong customer service orientation. The Company's sales people visit each customer every two to four weeks, enabling the Company to gain early knowledge of a customer's intent to purchase new looms and accessories. In addition, the Company's technical personnel work closely with the weaving mills and original equipment manufacturers ("OEMs") to help them select the appropriate accessories and resolve design or engineering issues. The Company's customer base is diversified, with no one customer representing more than 6.6% of net sales. Sales to top ten customers represented approximately 31.2% of the Company's net sales in 1997.

     Strong Brand Name. The Company's brand name enjoys significant worldwide recognition in the textile industry as a result of its 100-year history. Since it introduced flat steel heddles to U.S. weaving mills in 1898, the Company has manufactured high-quality loom accessories. Because of its longevity, product innovation, high-quality reputation, strong service orientation and broad product line, the Company has built and maintained its significant market share in the North American market and has built a strong presence internationally.

     The Company's headquarters are located at 1801 Rutherford Road, Greenville, S.C. 29607, and its telephone number is (864) 244-4110.

                                THE ACQUISITION

     Pursuant to a stock purchase agreement dated May 1, 1998 (the "Stock Purchase Agreement"), SH Group, a corporation formed by American Industrial Partners Capital Fund II, L.P. (together with its affiliates, "AIP") in contemplation of the Acquisition, acquired all of the issued and outstanding capital stock of Old Holdings from certain affiliates of Butler Capital Corporation and certain other stockholders (collectively, the "Sellers"), in a purchase accounting transaction, for an aggregate purchase price (including the repayment of outstanding indebtedness of the Company, transaction expenses of approximately $8.6 million and an estimated purchase price adjustment of approximately $1.1 million) of approximately $175.2 million, subject to post-closing adjustments. Immediately after the consummation of the Acquisition,
(i) SH Intermediate Corp., a direct, wholly-owned subsidiary of Old Holdings, was merged with and into its direct, wholly owned subsidiary, the Company, with the Company being the surviving corporation ("Merger I"), (ii) Old Holdings was merged with and into its direct wholly-owned subsidiary, the Company, with the Company being the surviving corporation ("Merger II"), and (iii) Merger Sub was merged with and into the Company, with the Company being the surviving corporation ("Merger III" and, together with Merger I and Merger II, the "Mergers"). The Company is a direct, wholly owned subsidiary of SH Group.

     In order to finance the Acquisition and to repay certain existing indebtedness of the Company, (i) AIP and certain members of management contributed $25.0 million in exchange for common equity of SH Group, including management's rollover of approximately $1.7 million of securities of Old Holdings in the Acquisition (the "Common Equity Contribution"), (ii) SH Group contributed proceeds of approximately $15.0 million from the issuance and sale of Old SH Group Debentures, (iii) the Company (as successor by merger to Merger
Sub) entered into syndicated senior secured loan facilities (the "New Credit Agreement") providing for term loan borrowings in the aggregate principal amount of $30.0 million and revolving loan borrowings of up to $20.0 million (including letters of credit) and borrowed all term loans available and approximately $4.9 million of revolving loans, (iv) the Company (as successor by merger to Merger
Sub) issued and sold $100.0 million aggregate principal amount of Old Notes and
(v) the Company loaned approximately $66.0 million of the net proceeds from the issuance and sale of the Old Notes and borrowings under the New Credit Agreement to SH Group pursuant to an intercompany note (the "Intercompany Note") to pay part of the purchase price of the Acquisition. Upon consummation of the Acquisition, the Company forgave the Intercompany Note. The Acquisition, the Mergers, the Offering, the Common Equity Contribution, the issuance and sale of the Old SH Group Debentures and the execution of, and initial borrowings under, the New Credit Agreement are referred to herein collectively as the "Acquisition Transactions." Upon consummation of the Mergers, the Company succeeded to the obligations of Merger Sub under the New Credit Agreement and the Indenture.

     AIP is a private investment fund based in San Francisco and New York which, together with its affiliates, has committed capital of approximately $800 million. AIP does not seek to play a role in daily management; rather, AIP seeks to provide its portfolio companies with access to the management expertise of its operating partners, all of whom are former Chief Executive Officers of Fortune 500 corporations, through active board-level participation as well as on-call advice when desired. Robert Purdum, an operating partner of AIP and former Chairman of Armco, Inc., is the Company's Non-Executive Chairman of the Board.

                              THE INITIAL OFFERING

OLD NOTES..................  The Old Notes were sold by the Company on May 26,
                             1998 (the "Issue Date") to Donaldson, Lufkin & Jenrette Securities Corporation and NationsBanc Montgomery Securities LLC (the "Initial Purchasers") pursuant to a Purchase Agreement dated as of May 21, 1998. The Initial Purchasers subsequently resold the Old Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

REGISTRATION RIGHTS
AGREEMENT..................  Pursuant to the Purchase Agreement, the Company,
                             the Guarantors and the Initial Purchasers entered into a Registration Rights Agreement dated May 26, 1998 (the "Registration Rights Agreement"), which grants the holders of the Old Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange and registration rights which terminate upon the consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

SECURITIES OFFERED.........  $100,000,000 aggregate principal amount of 10 5/8%
                             Series B Senior Subordinated Notes due 2008.

THE EXCHANGE OFFER.........  $1,000 principal amount of the New Notes in exchange for each $1,000 principal amount of Old Notes. As of the date hereof, $100,000,000 aggregate principal amount of Old Notes are outstanding. The Company will issue the New Notes on or promptly after the Expiration Date.

                             Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such New Notes.

                             Any Participating Broker-Dealer that acquired Old Notes for its own account as a result of market-making activities or other trading activities may be a statutory underwriter. Each Participating Broker-Dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities.

                             The Company and the Guarantors have agreed to use their best efforts to keep the Exchange Offer Registration Statement, including this Prospectus, continuously effective for one year from the consummation of the Exchange Offer.

                             Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes could not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

EXPIRATION DATE............  5:00 p.m., New York City time, on           , 1998
                             unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

ACCRUED INTEREST ON THE NEW
  NOTES AND THE OLD NOTES..  Each New Note will bear interest from its issuance date. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the issuance date of the New Notes. Such interest will be paid with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

CONDITIONS TO THE EXCHANGE
  OFFER....................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer -- Conditions."

PROCEDURES FOR TENDERING
  OLD NOTES................  Each holder of Old Notes wishing to accept the
                             Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof or transmit an Agent's Message (as defined herein) in connection with a book-entry transfer, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile or such Agent's Message, together with the Old Notes and any other required documentation to the Exchange Agent (as defined herein) at the address set forth herein. By executing the Letter of Transmittal or Agent's Message, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor any such other person (i) has any arrangement or understanding with any person to participate in the distribution of such New Notes, (ii) is engaging or intends to engage in the distribution of such New Notes or (iii) is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer" and "-- Procedures for Tendering."

UNTENDERED NOTES...........  Following the consummation of the Exchange Offer, holders of Old Notes eligible to participate but who do not tender their Old Notes will not have any further exchange rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

CONSEQUENCES OF FAILURE TO
  EXCHANGE.................  The Old Notes that are not exchanged pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act. See "The Exchange Offer -- Consequences of Failure to Exchange."

SHELF REGISTRATION
  STATEMENT................  If any holder of the Old Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
                             Act) is not eligible under applicable securities laws to participate in the Exchange Offer, and such holder has provided information regarding such holder and the distribution of such holder's Old Notes to the Company for use therein, the Company has agreed to register the Old Notes on a shelf registration statement (the "Shelf Registration Statement") and use its best efforts to cause it to be declared effective by the Commission as promptly as practical on or after the consummation of the Exchange Offer. The Company and the Guarantors have agreed to maintain the effectiveness of the Shelf Registration Statement for, under certain circumstances, a maximum of two years, to cover resales of the Old Notes held by any such holders.

SPECIAL PROCEDURES FOR
  BENEFICIAL OWNERS........  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. The Company will keep the Exchange Offer open for not less than twenty business days in order to provide for the transfer of registered ownership.

GUARANTEED DELIVERY
  PROCEDURES...............  Holders of Old Notes who wish to tender their Old
                             Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS..........  Tenders may be withdrawn at any time prior to 5:00
                             p.m., New York City time, on the Expiration Date.

ACCEPTANCE OF NOTES AND
  DELIVERY OF NEW NOTES....  The Company will accept for exchange any and all
                             Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange."

FEDERAL INCOME TAX
  CONSEQUENCES.............  The exchange pursuant to the Exchange Offer should not be a taxable event for federal income tax purposes. See "Certain Federal Income Tax Consequences."

USE OF PROCEEDS............  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer.

EXCHANGE AGENT.............  United States Trust Company of New York.

                                 THE NEW NOTES

GENERAL....................  The form and terms of the New Notes are the same as the form and terms of the Old Notes (which they replace) except that (i) the New Notes bear a Series B designation, (ii) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of New Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer." The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture. See "Description of Notes." The Old Notes and the New Notes are referred to herein collectively as the "Notes."

SECURITIES OFFERED.........  $100 million aggregate principal amount of 10 5/8%
                             Series B Senior Subordinated Notes due 2008.

MATURITY DATE..............  June 1, 2008.

INTEREST RATE..............  The New Notes will bear interest at the rate of
                             10 5/8% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 1998.

SUBORDINATION..............  The New Notes will be senior subordinated, unsecured, general obligations of the Company, will rank subordinate in right of payment to all existing and future Senior Indebtedness and will rank senior or pari passu in right of payment to all existing and future subordinated indebtedness of the Company. On the Issue Date, the New Notes will be guaranteed on a senior subordinated basis pursuant to the Subsidiary Guarantees by the Guarantors. Each Subsidiary Guarantee will be a general, unsecured obligation of the Guarantor, subordinate in right of payment to all Guarantor Senior Indebtedness of such Guarantor. In addition, the New Notes will be effectively subordinated to the Indebtedness of Foreign Subsidiaries (as defined herein), which, except in limited circumstances, will not be Guarantors. On the Issue Date, no Indebtedness of Foreign Subsidiaries will be outstanding. As of April 4, 1998, on a pro forma basis after giving effect to the Acquisition Transactions, the New Notes and the Subsidiary Guarantees would have been subordinated to $34.9 million of Senior Indebtedness and Guarantor Senior Indebtedness. See "Risk Factors--Subordination."

OPTIONAL REDEMPTION........  The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after June 1, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, thereon to the applicable date of redemption. In addition, at any time prior to June 1, 2001, the Company may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of New Notes originally issued at a redemption price equal to 110.625% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of redemption with the Net Cash Proceeds received by the Company from one or more Equity Offerings. See "Description of Notes."

CHANGE OF CONTROL..........  Upon the occurrence of a Change of Control, each holder of New Notes will have the right to require the Company to repurchase all or any part of such holder's New Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase. See "Description of Notes--Repurchase at the Option of Holders--Change of Control." There can be no assurance that, in the event of a Change of Control, the Company would have sufficient funds to repurchase all New Notes tendered. See "Risk Factors--Possible Inability to Repurchase New Notes Upon Change of Control."

NOTE GUARANTEES............  The New Notes will be guaranteed on a senior subordinated basis by all Guarantors of the Company. The Subsidiary Guarantees will be general unsecured obligations of the Guarantors, subordinated in right of payment to all Guarantor Senior Indebtedness. Unrestricted Subsidiaries (as defined herein) and, except under certain limited circumstances, Foreign Subsidiaries will not be Guarantors.

CERTAIN COVENANTS..........  The Indenture contains certain covenants that limit, among other things, the ability of the Company and its Subsidiaries to (i) pay dividends, redeem capital stock or make certain other restricted payments or investments; (ii) incur additional indebtedness or issue certain preferred equity interests; (iii) merge, consolidate or sell all or substantially all of its assets; (iv) create liens on assets and (v) enter into certain transactions with affiliates or related persons. See "Description of Notes--Certain Covenants."

                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain factors that should be considered before deciding whether to tender Old Notes for the New Notes offered hereby.

          SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following table sets forth summary consolidated historical and pro forma financial, operating and other data of the Company and its subsidiaries. The summary consolidated financial data for each of the fiscal years in the three-year period ended January 3, 1998 has been derived from the audited Consolidated Financial Statements of the Company and the related notes thereto included elsewhere herein. The summary financial data for the fiscal quarters ended April 4, 1998 and April 5, 1997 have been derived from the Unaudited Consolidated Financial Statements of the Company and include, in the opinion of management, all adjustments necessary to present fairly the data for such periods. The results for the fiscal quarter ended April 4, 1998 are not necessarily indicative of the results to be expected for the year ending January 2, 1999 or for any future period. The summary consolidated pro forma balance sheet data give effect to the Acquisition Transactions as if they had occurred as of April 4, 1998. The data presented below should be read in conjunction with the Consolidated Financial Statements and the related notes thereto included elsewhere herein, the other financial information included elsewhere herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                             FISCAL QUARTER
                                                                   FISCAL YEAR                    ENDED
                                                          ------------------------------   -------------------
                                                                                           APRIL 4,   APRIL 5,
                                                            1997       1996       1995       1998       1997
                                                          --------   --------   --------   --------   --------
                                                                         (DOLLARS IN THOUSANDS)
OPERATING DATA:
  Net sales.............................................  $72,983    $64,484    $68,118    $19,266    $18,606
  Gross profit..........................................   26,535     20,410     20,412      7,336      6,525
  Selling, general and administrative expenses..........    8,489      8,875      8,667      2,178      2,231
  Operating income(a)...................................   16,842     10,081      9,920      4,908      3,844
  Interest expense, net.................................    5,148      5,844      6,307      1,010      1,459
  Net income (loss)(b)..................................    4,714      2,599      1,130      2,501     (1,316)
OTHER DATA:
  Adjusted EBITDA(c)....................................  $22,841    $17,523    $16,906    $ 6,149    $ 5,697
  Adjusted EBITDA margin(d).............................     31.3%      27.2%      24.8%      31.9%      30.6%
  Capital expenditures..................................  $ 2,558    $ 2,809    $ 3,455    $   618    $   416
  Depreciation and amortization.........................    4,409      6,019      6,096      1,139      1,337

                                                                                           AS OF APRIL 4, 1998
                                                                                          ----------------------
                                                                                          HISTORICAL   PRO FORMA
                                                                                          ----------   ---------
BALANCE SHEET DATA:
  Net working capital(f)...............................................................     $18,953    $ 23,131
  Net property, plant and equipment....................................................      16,298      40,815
  Total assets.........................................................................      66,394     196,562
  Long-term debt (including current portion)...........................................      53,492     134,907
  Redeemable common stock..............................................................       1,366          --
  Shareholders' equity (deficit).......................................................      (2,008)     33,185

------------------------------

 (a) Operating income includes restructuring charges of $0.8 million in 1995 relating to a reduction in the domestic workforce, closure of the Company's Canadian operation and writedown of certain assets.

 (b) Includes a cumulative effect of change in method of accounting for postretirement benefits of $0.9 million, net of taxes, in fiscal 1995 and an extraordinary loss on early extinguishment of debt of $2.8 million, net of taxes, in fiscal 1997 and fiscal quarter ended April 5, 1997.

 (c) Adjusted EBITDA, as presented herein, represents operating income plus depreciation, amortization and items which management believes to be unusual, including, but not limited to, management and transaction fees paid to BCC Industrial Services, Inc. ("BCC") and AIP, director's fees, non-recurring restructuring charges, supplemental bonus compensation, compensation expense for certain eliminated management positions and incremental increases in obsolete inventory reserves. EBITDA represents operating income plus depreciation and amortization. The following is a summary of historical adjustments to operating income:

                                                                                               FISCAL QUARTER
                                                                                                    ENDED
                                                                      FISCAL YEAR           ---------------------
                                                              ---------------------------   APRIL 4,    APRIL 5,
                                                               1997      1996      1995       1998        1997
                                                              -------   -------   -------   ---------   ---------
                                                                            (DOLLARS IN THOUSANDS)
Operating income............................................  $16,842   $10,081   $ 9,920    $4,908      $3,844
Depreciation................................................    3,550     5,118     5,161       924         943
Amortization................................................      729       729       729       182         182
                                                              -------   -------   -------    ------      ------
  EBITDA....................................................   21,121    15,928    15,810     6,014       4,969
Unusual items:
  Management and transaction fees...........................      475       725       275        68         268
  Director's fees...........................................       --        --        --        --          --
  Non-recurring restructuring charges.......................       --        --       821        --          --
  Supplemental bonus compensation...........................      775       870        --        --         185
  Compensation expense for certain eliminated management
    positions...............................................      260        --        --        67          65
  Incremental increases in obsolete inventory reserves......      210        --        --        --         210
                                                              -------   -------   -------    ------      ------
    Adjusted EBITDA.........................................  $22,841   $17,523   $16,906    $6,149      $5,697
                                                              =======   =======   =======    ======      ======

     EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations as defined by GAAP (as defined herein) and should not be used as an alternative to net income as an indicator of operating performance or to cash flows as a measure of liquidity. EBITDA and Adjusted EBITDA are not defined in the same manner as "Consolidated EBITDA" in the Indenture or in the "Description of Notes" herein. See "Description of Notes -- Certain Definitions." EBITDA and Adjusted EBITDA are included herein as it is a basis upon which the Company assesses its financial performance, and certain covenants in the Company's borrowing arrangements are tied to similar measures. EBITDA and Adjusted EBITDA, as presented, represent a useful measure of assessing the Company's ongoing operating activities without the impact of financing activities and unusual items. While EBITDA and Adjusted EBITDA are frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

 (d) Adjusted EBITDA as a percentage of net sales.

 (e) Excludes amortization of financing costs.

 (f) Net working capital represents (i) current assets excluding cash less (ii) current liabilities excluding the current portion of long-term debt.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following factors before deciding whether to tender their Old Notes for New Notes offered hereby. This Prospectus, including the "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" sections, contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology, such as "may," "intend," "will," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. In particular, any statements, express or implied, concerning future operating results or the ability to generate revenues, income or cash flow to service the New Notes are forward-looking statements. The matters set forth below constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

FAILURE TO EXCHANGE OLD NOTES

     New Notes will be issued in exchange for Old Notes only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company are under any duty to give notification of defects or irregularities with respect to tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each Participating Broker-Dealer that received New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected due to the limited amount, or "float," of the Old Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Old Notes are not tendered or are tendered and not accepted in the Exchange Offer, the trading market for the New Notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

SUBSTANTIAL LEVERAGE; LIQUIDITY

     The Company has a significant amount of indebtedness. As of April 4, 1998, on a pro forma basis after giving effect to the Acquisition Transactions, the Company would have had $134.9 million of indebtedness. In addition, subject to the restrictions in the New Credit Agreement and the Indenture, the Company may incur additional senior or other indebtedness from time to time to finance acquisitions or capital expenditures or for other general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Description of Notes" and "Description of New Credit Agreement."

     The level of the Company's indebtedness could have important consequences to the holders of the Notes, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, product development, general corporate purposes or other purposes may be materially limited or impaired; (ii) a significant portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations and future business opportunities; (iii) significant amounts of the Company's borrowings bear interest at variable rates, which could result in higher interest expense in the event of increases in interest rates; (iv) the Indenture and the New Credit Agreement contain financial and restrictive covenants, the failure to comply with which may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company; (v) the indebtedness outstanding under the New Credit Agreement is secured and matures prior to the maturity of the Notes; (vi) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage and (vii) the Company's substantial degree of leverage may limit its flexibility to adjust to changing market conditions, reduce its ability to withstand competitive pressures and make it more vulnerable to a downturn in general economic conditions or in its business or be unable to carry out capital spending. See "Description of Notes" and "Description of New Credit Agreement."

     The Company's ability to make scheduled payments or to refinance its debt obligations will depend upon its future financial and operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control. There can be no assurance that the Company's operating results, cash flow and capital resources will be sufficient for payment of its indebtedness in the future. In the absence of such operating results and capital resources, the Company could face substantial liquidity problems, may be forced to reduce or delay capital expenditures, dispose of material assets or operations, reduce, restructure or refinance its indebtedness or seek additional equity capital to meet its debt service and other obligations. There can be no assurance that any of these actions could be effected on satisfactory terms, if at all.

RESTRICTIVE DEBT COVENANTS

     The Indenture and the New Credit Agreement contain a number of significant covenants that, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, prepay other indebtedness (including the Notes), amend certain debt instruments (including the Indenture), pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, make capital expenditures, change the business conducted by the Company or its subsidiaries, or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, under the New Credit Agreement, the Company is required to maintain specified financial ratios and tests, including leverage ratio tests and interest coverage levels. See "Description of Notes" and "Description of New Credit Agreement."

     The Company's ability to comply with such agreements may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any of such covenants or restrictions could result in a default under the New Credit Agreement and/or the Indenture, which would permit the senior lenders, or the holders of the Notes, or both, as the case may be, to declare all amounts borrowed thereunder to be due and payable, together with accrued and unpaid interest, and the commitments of the senior lenders to make further extensions of credit under the New Credit Agreement could be terminated. If the Company were unable to repay its indebtedness to its senior lenders, such lenders could proceed against the collateral securing such indebtedness as described under "Description of New Credit Agreement."

SUBORDINATION

     The New Notes will be unsecured and subordinated to the prior payment in full of all Senior Indebtedness of the Company, whether existing upon the consummation of the Offering or thereafter incurred, including borrowings under the New Credit Agreement. The New Notes will also be effectively subordinated to all secured indebtedness of either the Company or any of its subsidiaries to the extent of the assets securing such indebtedness. The Subsidiary Guarantees are subordinated to all Guarantor Senior Indebtedness of each Guarantor (which includes the Guarantors' guarantees under the New Credit Agreement) to the same extent that the New Notes are subordinated to Senior Indebtedness of the Company, and the ability to collect under the Subsidiary Guarantees may therefore be similarly limited. In addition, the Company's Foreign Subsidiaries, none of which will be Guarantors, are permitted to incur Indebtedness (as defined herein), subject to certain limitations. The New Notes will be effectively subordinated in such Indebtedness. As of April 4, 1998, on a pro forma basis and after giving effect to the Acquisition Transactions, the aggregate outstanding principal amount of all Senior Indebtedness of the Company and the Guarantors would have been approximately $34.9 million. By reason of such subordination, in the event of a bankruptcy, liquidation or reorganization of the Company, the assets of the Company and the Guarantors will be available to pay obligations on the Notes and the Subsidiary Guarantees only after all such Senior Indebtedness and Guarantor Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes or under the Subsidiary Guarantees. In addition, the Company may not pay principal or premium, or Liquidated Damages, if any, or interest on the Notes if any Senior Indebtedness is not paid when due or any other default on any Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms, unless, in either case, such amount has been paid in full or the default has been cured or waived and such acceleration has been rescinded. Moreover, if any default occurs with respect to certain Senior Indebtedness and certain other conditions are satisfied, the Company may not make any payments on the Notes for up to 179 days.

POSSIBLE INABILITY TO REPURCHASE NOTES UPON CHANGE OF CONTROL

     The New Credit Agreement generally prohibits the Company from purchasing any of the Notes, including upon the occurrence of a Change of Control, and also provides that certain change of control events with respect to the Company will constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the Notes, the Company could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, the Company will remain prohibited from purchasing the Notes by the terms of the relevant Senior Indebtedness. In such case, the Company's failure to purchase the tendered Notes would constitute an event of default under the Indenture which would, in turn, constitute a default under the New Credit Agreement and could constitute a default under other Senior Indebtedness. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of the Notes. Furthermore, no assurance can be given that the Company will have sufficient resources to satisfy its repurchase obligation with respect to the Notes following a Change of Control. See "Description of Notes" and "Description of New Credit Agreement."

FRAUDULENT TRANSFER CONSIDERATIONS

     The Company's obligations under the New Notes may be subject to review under state or federal fraudulent transfer laws in the event of the bankruptcy or other financial difficulty of the Company.

     Under those laws, if a court, in a lawsuit by an unpaid creditor or representative of creditors of the Company, such as a trustee in bankruptcy or the Company as a Chapter 11 debtor in possession, were to find that when the Company issued the New Notes, it (a) received less than fair consideration or reasonably equivalent value therefor and (b) either (i) was or was rendered insolvent, (ii) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or (iii) intended to incur or believed (or reasonably should have believed) that it would incur debts beyond its ability to pay as such debts matured, the court could avoid the Notes and the Company's obligations thereunder, or subordinate the New Notes to all of the Company's other obligations, and in either case direct the return of any amounts paid thereunder to the Company or to a fund for the benefit of its creditors. It should be noted that a court could avoid the New Notes and the Company's obligations thereunder without regard to factors (a) and (b) above if it found that the Company issued the New Notes with actual intent to hinder, delay, or defraud its creditors.

     Similarly, a Subsidiary Guarantee may be subject to review in the event of the bankruptcy or financial difficulty of any Guarantor. In that event, if a court found that when a Guarantor issued its guarantee (or, in some jurisdictions, when it became liable to make payments thereunder), factors (a) and (b) above applied to the Guarantor (or if the court found that the Guarantor had issued its guarantee with actual intent to hinder, delay, or defraud its creditors), then the court could avoid the respective Subsidiary Guarantee and direct the repayment of any amounts paid thereunder. A court will likely find that a Guarantor did not receive fair consideration or reasonably equivalent value for its guarantee to the extent that its liability thereunder exceeds any direct benefit it received from the issuance of the Notes.

     The Indenture limits the liability of each Guarantor under its guarantee to the maximum amount that it could pay without the guarantee being deemed a fraudulent transfer. See "Description of Notes." There can be no assurance that (if this limitation is effective) the limited amount so guaranteed will suffice to pay amounts owed under the New Notes in full.

     The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.

LACK OF A PUBLIC MARKET FOR THE NOTES

     As of the date hereof, the only registered holder of Old Notes is Cede & Co., as the nominee of DTC. Prior to the offering of the Old Notes, there had been no market for the Notes and there can be no assurance that such a market will develop, or if such market develops, as to the liquidity of such market. The New Notes will not be listed on any securities exchange, but the Old Notes are eligible for trading in the PORTAL market. The Initial Purchasers have advised the Company that they currently intend to make a market in the Notes, as permitted by applicable laws and regulations; however, the Initial Purchasers are not obligated to do so and may discontinue such market-making at any time without notice to the holders of the Notes. In addition, such market-making activities may be limited during the Exchange Offer and the pendency of the Shelf Registration Statement. Accordingly, there can be no assurance that a trading market for the Notes will develop or will provide liquidity to the holders thereof. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. There can be no assurance that, if a market for the Notes were to develop, such a market would not be subject to similar disruptions. See "The Exchange Offer" and "Plan of Distribution."

TEXTILE INDUSTRY DEPENDENCE; CYCLICALITY

     The principal operations of the Company have been, and will continue to be, directly dependent upon domestic and foreign production of woven fabric. Historically, the textile industry has experienced periodic, cyclical downturns. Industry sales and production can be affected by the general strength of the economy and by other factors, including the cost of raw materials and the demand for woven fabric, which may have an effect on the level of the Company's sales. There is no assurance that the demand for textile products will continue. A substantial decrease in demand for woven fabric would have a material adverse effect on the Company's financial condition and operating results.

ASIAN MARKET INSTABILITY

     Economies and financial markets in Asia have recently experienced significant turmoil. Approximately 12% of the Company's 1997 revenues were derived from sales to Asian customers. The recent turmoil in the Asian financial markets has not had a material impact on the Company's sales orders. However, the financial instability in this region may have an adverse impact on the financial position of customers in the region which could impact future orders from such customers and/or the ability of such customers to pay the Company. If the Company's customers in Asia are unable to maintain sales or current margins on their sales, then the Company's sales and/or sales margins may be adversely affected.

COMPETITION

     The market for textile loom accessories is competitive. One of the Company's international competitors is larger and has greater financial and other resources available to it than the Company. There can be no assurance that the Company's products will continue to compete successfully with the products of other companies. The Company has a leading market share in the U.S., but the Company could face additional competition as other established and emerging companies enter the textile loom accessory market. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, financial condition and operating results. The Company faces substantially greater competition in foreign markets. See "Business-- Competition and Market Share."

YEAR 2000

     The Company uses software that will be affected by the date change in the year 2000 and recognizes that the arrival of the year 2000 poses challenges that will require modifications of portions of its software to enable it to function properly. As the year 2000 approaches, date sensitive systems will recognize the year 2000 as 1900, or not at all. This may cause systems to process critical financial and operational information incorrectly. The Company, like may other companies, is expected to incur expenditures over the next year to address this issue. The Company has taken various actions to understand the nature and work required to make its systems year 2000 compliant. The Company continues to evaluate the estimated costs and has commenced portions of the work required to achieve compliance. While compliance has and will involve additional costs, estimated to be $1.0 million in total, the Company believes, based on current information, it will achieve year 2000 compliance without a material adverse effect on its operations, cash flows or financial position. The Company's failure to address successfully year 2000 issues could have a material adverse effect on the Company's business, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the continued services of its senior management team. Although the Company believes it could replace key employees in an orderly fashion should the need arise, the loss of such key personnel could have a material adverse effect on the Company's financial condition or results of operations. See "Management--Directors and Executive Officers".

CONTROL OF THE COMPANY BY AIP

     Upon consummation of the Acquisition Transactions, the Company became a wholly-owned subsidiary of SH Group. AIP owns a substantial majority of the outstanding capital stock of SH Group which allows AIP to elect the directors of SH Group and indirectly control the Company. AIP is in a position to cause the Company to enter into transactions that in its judgment could ultimately enhance shareholder value but involve risks to holders of the Notes. See "Acquisition Transactions" and "Certain Relationships and Related Transactions."

RISKS RELATED TO POSSIBLE ACQUISITIONS

     The Company may, from time to time, seek to expand its operations through the acquisition of competing or complimentary businesses. There can be no assurance that the Company will be able to finance, acquire, profitably manage or successfully integrate into the Company any such business without incurring substantial expenses (including additional indebtedness), delays or other operational or financial problems. Further, acquisitions may involve a number of special risks, including diversion of management's attention, failure to retain key acquired personnel, increased costs to improve managerial, operational, financial and administrative systems, legal liabilities, and increased interest expense and amortization of acquired intangible assets, some or all of which could materially and adversely affect the Company's business, operating results and financial condition.

ENVIRONMENTAL MATTERS

     The Company's facilities are subject to federal, state and local environmental requirements, including those governing discharges to the air and water, the handling and disposal of solid and hazardous wastes, and the remediation of contamination associated with releases of hazardous substances. The Company's manufacturing operations involve the use of hazardous substances and, as is the case with manufacturers in general, if a release of hazardous substances occurs or has occurred on or from the Company's facilities, the Company may be held liable and may be required to pay the cost of remedying the condition. The amount of any such liability could be material. In 1989, the Company began a groundwater remediation program at the Company's Greenville, SC facility under the federal Resource Conservation and Recovery Act ("RCRA"). As required by RCRA, the Company has posted financial assurance in the amount of $671,000 to ensure funds are available to complete the permit requirements. Nonetheless, the Company is continuing to investigate certain areas of the facility. It is possible that, based on the results of such investigation, additional actions could be required, in which case the costs could materially increase. See "Business -- Environmental Matters."

LEGAL PROCEEDINGS

     Although the Company may be subject to litigation from time to time in the ordinary course of its business, it is not a party to any pending or threatened legal proceedings that it believes will have a material impact on its business. The risks, costs and uncertainties associated with litigation, include legal fees and expenses, disruption of executive schedules and focus, the possibility that the Company may be called upon to satisfy a judgment and the possibility that the Company will be unable to realize proceeds from any judgment it may obtain.

                            ACQUISITION TRANSACTIONS

     Pursuant to the Stock Purchase Agreement, SH Group, a corporation formed by AIP in contemplation of the Acquisition, acquired all of the issued and outstanding capital stock of Old Holdings from the Sellers, in a purchase accounting transaction, for an aggregate purchase price (including the repayment of outstanding indebtedness of the Company, transaction expenses of approximately $8.6 million and an estimated purchase price adjustment of approximately $1.1 million) of approximately $175.2 million, subject to post-closing adjustments. Immediately after the consummation of the Acquisition, the Mergers were consummated. Immediately after the consummation of the Mergers, the Company became a direct wholly owned subsidiary of SH Group.

     In order to finance the Acquisition and to repay the existing indebtedness of the Company, (i) AIP and certain members of management contributed the Common Equity Contribution, (ii) SH Group contributed the proceeds from the issuance and sale of the Old SH Group Debentures, (iii) the Company (as successor by merger to Merger Sub) entered into the New Credit Agreement and borrowed all term loans available and approximately $4.9 million of revolving loans, (iv) the Company (as successor by merger to Merger Sub) issued and sold $100.0 million aggregate principal amount of Old Notes and (v) the Company loaned approximately $66.0 million of the net proceeds from the issuance and sale of the Old Notes and the New Credit Agreement to SH Group pursuant to the Intercompany Note to pay part of the purchase price of the Acquisition. Shortly after the consummation of the Acquisition, the Company forgave the Intercompany Note.

     The Stock Purchase Agreement contains provisions customary for transactions of this size and type, including representations and warranties with respect to the condition and operations of the business, covenants with respect to the conduct of the business prior to the consummation of the Acquisition and the receipt of all material consents and approvals. The Stock Purchase Agreement provides that, subject to certain time and dollar limitations, the Sellers shall indemnify the Company and SH Group for liabilities arising from inaccuracies of representations and warranties and breaches of covenants or agreements contained in the Stock Purchase Agreement. With respect to certain matters relating to environmental liabilities, see "Business--Environmental Matters."

     AIP is a private investment fund based in San Francisco and New York which, together with its affiliates, has committed capital of approximately $800 million. AIP does not seek to play a role in daily management; rather, AIP seeks to provide its portfolio companies with access to the management expertise of its operating partners, all of whom are former Chief Executive Officers of Fortune 500 corporations, through active board-level participation as well as on-call advice when desired. Following consummation of the Acquisition, Robert Purdum, an operating partner of AIP and former Chairman of Armco, Inc., became the Company's Non-Executive Chairman of the Board.

                                USE OF PROCEEDS

USE OF PROCEEDS OF THE NEW NOTES

     The Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement. The Company will not receive any proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive, in exchange, Old Notes in like principal amount. The form and terms of the New Notes are substantially identical in all material respects to the form and terms of the Old Notes, except as otherwise described herein under "The Exchange Offer -- Terms of the Exchange." The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the outstanding indebtedness of the Company

USE OF PROCEEDS OF THE OLD NOTES

     The gross proceeds from the sale of the Old Notes, estimated to be $100.0 million, together with the borrowings under the New Credit Agreement, the Common Equity Contribution and the proceeds from the issuance and sale of Old SH Group Debentures were used to finance the Acquisition Transactions and to pay related fees and expenses and certain expenses of the Sellers (including discounts and commissions and estimated expenses of the Offering). See "Acquisition Transactions."

     The following table sets forth the estimated sources and uses of funds as if the Acquisition Transactions, including the application of the proceeds therefrom, occurred and were completed on April 4, 1998:

                                                              (DOLLARS IN THOUSANDS)
Total Sources:
  Existing cash.............................................         $    260
  Borrowings under New Credit Agreement(a)..................           34,907
  Old Notes.................................................          100,000
  Old SH Group Debentures...................................           15,016
  Common Equity Contribution(b).............................           25,000
                                                                     --------
      Total Sources.........................................         $175,183
                                                                     ========
Total Uses:
  Purchase Price of Acquisition(c)..........................         $165,451
  Estimated purchase price adjustment(d)....................            1,130
  Estimated transaction fees and expenses...................            8,602
                                                                     --------
      Total Uses............................................         $175,183
                                                                     ========

------------------------------

(a) The New Credit Agreement provides for a $30 million Term Loan Facility (as defined herein) and a $20 million Revolving Credit Facility (as defined herein). All available amounts under the Term Loan Facility and approximately $4.9 million under the Revolving Credit Facility were drawn at closing. The Revolving Credit Facility is expected to be used to finance working capital and capital expenditures. See "Description of New Credit Agreement."
(b) Includes the value of management's rollover interest of approximately $1.7 million.
(c) Estimate of amounts payable to the Sellers under the Stock Purchase Agreement and approximately $53.5 million used to repay outstanding indebtedness of the Company.
(d) Based upon preliminary findings of net working capital, as defined, at May 25, 1998.

                                 CAPITALIZATION

     The following table sets forth the unaudited consolidated capitalization of the Company as of April 4, 1998 and as adjusted to give effect to the consummation of the Acquisition Transactions, including the sale of the Old Notes, as of such date. The following table should be read in conjunction with the "Unaudited Pro Forma Condensed Consolidated Financial Data" and the related notes thereto included elsewhere herein and the "Selected Consolidated Historical Financial Data" and the related notes thereto included elsewhere herein.

                                                                 AS OF APRIL 4, 1998
                                                              -------------------------
                                                              ACTUAL        AS ADJUSTED
                                                              -------       -----------
                                                               (DOLLARS IN THOUSANDS)
Cash and short-term cash investments........................  $   276        $     16
                                                              =======        ========
Debt:
  Existing credit facility..................................  $53,492        $     --
  New Revolving Credit Facility(a)..........................       --           4,907
  New Term Loan Facility....................................       --          30,000
  Old Notes.................................................       --         100,000
                                                              -------        --------
     Total debt.............................................   53,492         134,907
Redeemable common stock.....................................    1,366              --
Shareholders' equity (deficit)..............................   (2,008)         33,185
                                                              -------        --------
     Total capitalization...................................  $52,850        $168,092
                                                              =======        ========

------------------------------
(a) The Revolving Credit Facility provides for up to $20 million of borrowing availability, $4.9 million of which was drawn at closing. See "Description of New Credit Agreement."

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

     The following Unaudited Pro Forma Condensed Consolidated Financial Data have been derived by the application of pro forma adjustments to the Company's historical financial data included elsewhere herein. The pro forma consolidated statements of operations for the periods presented give effect to the Acquisition Transactions as if such Acquisition Transactions were consummated as of the beginning of each of the periods presented. The pro forma consolidated balance sheet gives effect to the Acquisition Transactions as if such Acquisition Transactions had occurred as of April 4, 1998. The adjustments are described in the accompanying notes and reflect a preliminary allocation of the purchase price. The Unaudited Pro Forma Condensed Consolidated Financial Data do not purport to represent what the Company's results of operations or financial position actually would have been if the Acquisition Transactions had been consummated on the date indicated, or what such results will be as of any future date or for any future period. The Unaudited Pro Forma Condensed Consolidated Financial Data should be read in conjunction with the "Selected Consolidated Historical Financial Data" and the related notes thereto included elsewhere herein.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                       FISCAL YEAR ENDED JANUARY 3, 1998

                                                                           PRO FORMA
                                                            HISTORICAL    ADJUSTMENTS     PRO FORMA
                                                            ----------    -----------     ---------
                                                                    (DOLLARS IN THOUSANDS)
Net sales.................................................   $72,983             --       $ 72,983
Cost of goods sold........................................    46,448       $  2,479(a)      48,927
                                                             -------       --------       --------
     Gross profit.........................................    26,535         (2,479)        24,056
Selling, general and administrative expenses(b)...........     8,489            150(c)       8,639
Management fees...........................................       475            420(d)         895
Amortization of goodwill..................................       729          1,894(e)       2,623
                                                             -------       --------       --------
     Operating income.....................................    16,842         (4,943)        11,899
Other income (expense):
  Interest income.........................................       136             --            136
  Interest expense........................................    (5,284)        (9,004)(f)    (14,288)
  Other financing expense.................................      (212)            --           (212)
                                                             -------       --------       --------
     Income (loss) before income taxes and extraordinary
       item...............................................    11,482        (13,947)        (2,465)
Income tax expense (benefit)..............................     4,015         (3,955)(g)         60
                                                             -------       --------       --------
     Income (loss) before extraordinary item..............   $ 7,467       $ (9,992)      $ (2,525)
                                                             =======       ========       ========
Adjusted EBITDA(h)........................................   $22,841       $     --       $ 22,841
                                                             =======       ========       ========
Net cash flow provided by operating activities............   $ 9,960       $     --       $  9,960
                                                             =======       ========       ========

 See accompanying notes to the unaudited pro forma statements of operations and
               "Selected Consolidated Historical Financial Data."

                       FISCAL QUARTER ENDED APRIL 4, 1998

                                                                           PRO FORMA
                                                             HISTORICAL   ADJUSTMENTS     PRO FORMA
                                                             ----------   -----------     ---------
                                                                     (DOLLARS IN THOUSANDS)
Net sales..................................................   $19,266            --        $19,266
Cost of goods sold.........................................    11,930       $   584 (a)     12,514
                                                              -------       -------        -------
     Gross profit..........................................     7,336          (584)         6,752
Selling, general and administrative expenses(b)............     2,178            38 (c)      2,216
Management fees............................................        68           156 (d)        224
Amortization of goodwill...................................       182           474 (e)        656
                                                              -------       -------        -------
     Operating income......................................     4,908        (1,252)         3,656
Other income (expense):
  Interest income..........................................        17            --             17
  Interest expense.........................................    (1,027)       (2,479)(f)     (3,506)
  Other financing expense..................................       (50)           --            (50)
                                                              -------       -------        -------
     Income (loss) before income taxes.....................     3,848        (3,731)           117
Income tax expense (benefit)...............................     1,347        (1,053)(g)        294
                                                              -------       -------        -------
     Net income (loss).....................................   $ 2,501       $(2,678)       $  (177)
                                                              =======       =======        =======
Adjusted EBITDA(h).........................................   $ 6,149       $    --        $ 6,149
                                                              =======       =======        =======
Net cash flow used in operating activities.................   $  (258)      $    --        $  (258)
                                                              =======       =======        =======

 See accompanying notes to the unaudited pro forma statements of operations and
               "Selected Consolidated Historical Financial Data."

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS

     (a) The following table summarizes the pro forma adjustments to cost of goods sold:

                                                                     FISCAL YEAR      FISCAL QUARTER
                                                                        ENDED             ENDED
                                                                   JANUARY 3, 1998    APRIL 4, 1998
                                                                   ---------------    --------------
                                                                        (DOLLARS IN THOUSANDS)
    Pro forma depreciation for property, plant and equipment
      (estimated useful lives ranging from six to thirty
      years)...................................................        $ 5,071            $1,268
    Pro forma amortization for identifiable intangible assets
      (estimated useful lives of thirteen years)...............            959               240
    Less: Historical depreciation expense......................         (3,551)             (924)
                                                                       -------            ------
                                                                       $ 2,479            $  584
                                                                       =======            ======

     (b) The pro forma financial statements do not include non-recurring charges of approximately $3.6 million of fees associated with identifying a buyer, $3.8 million of bonuses to management and $1.1 million of fees associated with bridge financing.

     (c)  Represents director's fees.

     (d) Represents the difference between the new subordinated management fee and the historical management fee.

     (e) Represents the estimated increase in amortization expense on assignment of purchase price to goodwill which is amortized over forty years.

     (f) The following table reflects the pro forma adjustments to interest expense:

                                                                     FISCAL YEAR      FISCAL QUARTER
                                                                        ENDED             ENDED
                                                                   JANUARY 3, 1998    APRIL 4, 1998
                                                                   ---------------    --------------
                                                                        (DOLLARS IN THOUSANDS)
    Old Notes and New Credit Agreement at rates ranging from
      8.0% to 10.625%..........................................        $13,668           $ 3,354
    Amortization of debt issuance costs........................            620               152
    Less: Historical interest expense..........................         (5,284)           (1,027)
                                                                       -------           -------
              Total............................................        $ 9,004           $ 2,479
                                                                       =======           =======

     (g) Reflects the adjustment to income tax expense to arrive at pro forma income tax expense (benefit) equal to pro forma pre-tax income (loss) plus non-deductible goodwill expense multiplied by the effective rate of 38%.

     (h) Adjusted EBITDA, as presented herein, represents operating income plus depreciation, amortization and items which management believes to be unusual, including, but not limited to, management and transaction fees paid to BCC and AIP, director's fees, non-recurring restructuring charges, supplemental bonus compensation, compensation expense for certain eliminated management positions and incremental increases in obsolete inventory reserves. EBITDA represents operating income plus depreciation and amortization. EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations as defined by GAAP and should not be used as an alternative to net income as an indicator of operating performance or to cash flows as a measure of liquidity. EBITDA and Adjusted EBITDA are not defined in the same manner as "Consolidated EBITDA" in the Indenture or in the "Description of Notes" herein. See "Description of Notes -- Certain Definitions." EBITDA and Adjusted EBITDA are included in the Prospectus as it is a basis upon which the Company assesses its financial performance, and certain covenants in the Company's borrowing arrangements are tied to similar measures. EBITDA and Adjusted EBITDA, as presented, represent a useful measure of assessing the Company's ongoing operating activities without the impact of financing activities and unusual items. While EBITDA and Adjusted EBITDA are frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                              AS OF APRIL 4, 1998

                                                                       PRO FORMA
                                                        HISTORICAL    ADJUSTMENTS         PRO FORMA
                                                        ----------    -----------         ---------
                                                                  (DOLLARS IN THOUSANDS)
                        ASSETS
Current assets:
     Cash and cash equivalents........................   $   276       $   (260)(b)       $     16
     Accounts receivable, net.........................    11,115             --             11,115
     Inventories......................................    15,071          4,512(a)          19,583
     Prepaid expenses and other assets................        50             --                 50
                                                         -------       --------           --------
          Total current assets........................    26,512          4,252             30,764
Property, plant and equipment, net....................    16,298         24,517(a)          40,815
Intangible and other assets, net......................    22,355         99,398(a)         121,753
Other.................................................     1,229          2,001(a)           3,230
                                                         -------       --------           --------
          Total assets................................   $66,394       $130,168           $196,562
                                                         =======       ========           ========
    LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Accounts payable.................................   $ 2,194       $     --           $  2,194
     Accrued liabilities..............................     3,130            281(a)           3,411
     Current maturities of long-term debt.............     6,500         (5,500)(b)          1,000
     Income taxes payable.............................     1,289             --              1,289
     Deferred income taxes............................       670             53(a)             723
                                                         -------       --------           --------
     Total current liabilities........................    13,783         (5,166)             8,617
Long-term debt, excluding current maturities..........    46,992         86,915(b)         133,907
Deferred taxes........................................     1,120         14,592(a)          15,712
Other noncurrent liabilities..........................     5,141             --              5,141
                                                         -------       --------           --------
     Total liabilities................................    67,036         96,341            163,377
Redeemable common stock...............................     1,366         (1,366)(d)             --
Total shareholders' equity (deficit)..................    (2,008)        35,193(c)          33,185
                                                         -------       --------           --------
     Total liabilities and shareholders' equity
       (deficit)......................................   $66,394       $130,168           $196,562
                                                         =======       ========           ========

        See accompanying notes to the unaudited pro forma balance sheet.

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

     (a) The acquisition will be accounted for as a purchase, applying the provisions of Accounting Principles Board Opinion No. ("APB") 16. The purchase cost will be allocated to the acquired assets and liabilities based on their relative fair values at the closing date, based on valuations and other studies which are not yet complete. Furthermore, the aggregate purchase price is subject to adjustment as set forth in the Stock Purchase Agreement. Accordingly, the excess of the purchase cost over the book value of the net assets acquired has not yet been allocated to individual assets and liabilities. The Company does not expect the final allocation to differ significantly from amounts reflected in the pro forma presentation.

     The purchase cost and preliminary allocation of the excess of cost over the net book value of assets acquired is as follows (dollars in thousands):

     Purchase cost pursuant to the Stock Purchase Agreement:
       Enterprise value.....................................  $164,150
       Add: Compensation tax benefit........................     1,301
       Add: Estimated purchase price adjustment.............     1,130
       Less: Existing indebtedness to be repaid.............   (53,492)
       Less: Unpaid seller's expenses.......................    (7,457)
       Less: Value of management's rollover securities......    (1,655)
                                                              --------
     Purchase of stock of Old Holdings......................   103,977
     Transaction fees and expenses..........................     8,602
                                                              --------
     Total purchase cost....................................   112,579
       Book value of redeemable common stock................     1,366
       Book value of net assets acquired (deficit)..........    (2,008)
                                                              --------
       Excess of purchase price over the net book value of
        assets acquired.....................................  $113,221
                                                              ========
     Allocated to:
       Increase in value of property, plant and equipment...  $ 24,517
       Increase in value of inventory.......................     4,512
       Increase in pension cost to the projected benefit
        obligation..........................................     2,001
       Increase in value of identifiable intangible
        assets..............................................    11,983
       Elimination of existing goodwill.....................   (22,355)
       Liabilities assumed for unpaid seller's expenses.....    (7,457)
       Increase in environmental liability accrual..........      (281)
       Adjustment of deferred taxes for step-up in asset
        bases...............................................   (15,063)
       Deferred debt issuance costs.........................     5,200
       Bridge loan financing costs..........................     1,100
       Adjustment to equity for carryover stockholder
        basis...............................................     4,494
       Remaining excess purchase cost over the net book
        value of assets acquired............................   104,570
                                                              --------
     Total allocation.......................................  $113,221
                                                              ========

     Adjustments to intangibles include:
       Excess of purchase cost over the net book value of
        assets acquired.....................................  $104,570
       Adjustment to increase value of identifiable
        intangible assets...................................    11,983
       Deferred debt issuance costs.........................     5,200
       Less: Goodwill written off...........................   (22,355)
                                                              --------
                                                              $ 99,398
                                                              ========
     Adjustments to deferred income taxes:
       Adjustment of deferred taxes for step-up in asset
        bases...............................................  $(15,063)
       Tax effect of bridge loan financing costs............       418
                                                              --------
          Total.............................................   (14,645)
       Current liability....................................       (53)
                                                              --------
       Noncurrent liability.................................  $(14,592)
                                                              ========
b)  The net effect on cash and cash equivalents reflects the following:
     TOTAL SOURCES:
     Existing cash..........................................  $    260
     New Credit Agreement proceeds..........................    34,907
     Old Notes..............................................   100,000
     Common Equity Contribution.............................    23,345
     SH Group Debentures....................................    15,016
                                                              --------
                                                              $173,528
                                                              ========
     TOTAL USES:
     Total assets acquired..................................  $103,977
     Payment of seller's expenses...........................     7,457
     Repayment of existing debt.............................    53,492
     Estimated transaction fees and expenses................     8,602
                                                              --------
                                                              $173,528
                                                              ========
c)  Represents the net change in stockholders' equity as a
    result of the Acquisition Transactions:
     Equity contribution....................................  $ 38,361
     Adjustment to equity for carryover stockholder basis...    (4,494)
     Write-off of bridge loan financing expenses, net of
      income tax............................................      (682)
                                                              --------
     Pro forma stockholders' equity.........................    33,185
     Book value of net assets acquired (deficit)............    (2,008)
                                                              --------
     Pro forma adjustments to stockholders' equity..........  $ 35,193
                                                              ========
d)  Represents elimination of redeemable common stock sold
    in the transaction.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

     The following table sets forth selected consolidated historical financial, operating, other and balance sheet data of the Company for each of the fiscal years in the five-year period ended January 3, 1998, derived from the audited Consolidated Financial Statements of the Company and the related notes thereto included elsewhere herein. The selected consolidated financial data for the fiscal quarters ended April 4, 1998 and April 5, 1997 have been derived from the Unaudited Consolidated Financial Statements of the Company, and include, in the opinion of management, all adjustments necessary to present fairly the data for such periods. The results for the fiscal quarter ended April 4, 1998 are not necessarily indicative of the results to be expected for the fiscal year 1998 or for any future period. The data presented below should be read in conjunction with the Consolidated Financial Statements and the related notes thereto included elsewhere herein, the unaudited condensed consolidated financial statements and notes thereto, the other financial information included elsewhere herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                         FISCAL QUARTER
                                                                                                              ENDED
                                                                      FISCAL YEAR                      -------------------
                                                   -------------------------------------------------   APRIL 4,   APRIL 5,
                                                     1997      1996      1995       1994      1993       1998       1997
                                                   --------   -------   -------   --------   -------   --------   --------
                                                                           (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net sales......................................  $ 72,983   $64,484   $68,118   $ 68,302   $67,115   $19,266    $18,606
  Cost of goods sold.............................    46,448    44,074    47,706     47,996    46,389    11,930     12,081
                                                   --------   -------   -------   --------   -------   -------    -------
    Gross profit.................................    26,535    20,410    20,412     20,306    20,726     7,336      6,525
  Selling, general and administrative expenses...     8,489     8,875     8,667      8,198     7,712     2,178      2,231
  Management fees................................       475       725       275        275       275        68        268
  Amortization of goodwill.......................       729       729       729        936       943       182        182
  Restructuring charges(a).......................        --        --       821         --        --        --         --
                                                   --------   -------   -------   --------   -------   -------    -------
    Operating income.............................    16,842    10,081     9,920     10,897    11,796     4,908      3,844
  Interest expense, net..........................    (5,148)   (5,844)   (6,307)    (7,061)   (6,672)   (1,010)    (1,459)
  Other financing expense........................      (212)       --        --         --      (112)      (50)      (175)
                                                   --------   -------   -------   --------   -------   -------    -------
    Income before taxes, extraordinary item and
      cumulative effect of change in
      accounting.................................    11,482     4,237     3,613      3,836     5,012     3,848      2,210
  Income tax expense.............................     4,015     1,638     1,628      1,788     1,916     1,347        773
                                                   --------   -------   -------   --------   -------   -------    -------
    Income before extraordinary item and
      cumulative effect of change in
      accounting.................................     7,467     2,599     1,985      2,048     3,096     2,501      1,437
  Extraordinary item(b)..........................    (2,753)       --        --         --        --        --     (2,753)
  Effect of change in accounting(c)..............        --        --       855         --        --        --         --
                                                   --------   -------   -------   --------   -------   -------    -------
    Net income (loss)............................  $  4,714   $ 2,599   $ 1,130   $  2,048   $ 3,096   $ 2,501    $(1,316)
                                                   ========   =======   =======   ========   =======   =======    =======
OPERATING AND OTHER DATA:
  Net cash provided by (used in) operating
    activities...................................  $  9,960   $11,236   $ 7,612   $  9,623   $10,857   $  (258)   $(1,345)
  Net cash provided by (used in) investing
    activities...................................    (2,529)   (2,767)   (3,357)    (2,784)   (3,174)     (537)      (416)
  Net cash provided by (used in) financing
    activities...................................   (11,697)   (4,700)   (5,000)   (10,262)   (7,341)      692     (2,537)
  Adjusted EBITDA(d).............................    22,841    17,523    16,906     16,825    17,512     6,149      5,697
  Adjusted EBITDA margin(e)......................      31.3%     27.2%     24.8%      24.6%     26.1%     31.9%      30.6%
  Depreciation and amortization..................  $  4,409   $ 6,019   $ 6,096   $  5,859   $ 5,728   $ 1,139    $ 1,337
  Capital expenditures...........................     2,558     2,809     3,455      2,839     3,200       618        416
  Ratio of earnings to fixed charges(f)..........       3.2x      1.7x      1.6x       1.5x      1.7x      4.7x       2.5x
BALANCE SHEET DATA (AT PERIOD END):
  Net working capital(g).........................  $ 14,968   $10,235   $11,169   $ 13,401   $15,530   $18,953    $17,046
  Net property, plant and equipment..............    16,685    17,756    20,106     21,911    24,050    16,298     17,229
  Total assets...................................    64,340    68,716    68,771     71,890    79,072    66,394     64,909
  Long-term debt (including current portion).....    52,800    50,000    52,700     59,700    70,000    53,492     61,875
  Redeemable common stock........................     1,366     1,350     1,350      1,350     1,316     1,366      1,366
  Shareholders' equity (deficit).................    (4,523)   (1,309)   (3,911)    (5,025)   (7,042)   (2,008)   (10,654)

------------------------------
(a) Includes restructuring charges of $0.8 million in 1995 related to a reduction in the domestic workforce, closure of the Company's Canadian operation and writedown of certain assets.

(b) Extraordinary item relates to a loss on early extinguishment of debt, net of taxes, of $1.7 million.

(c) Includes a cumulative effect of change in method of accounting for postretirement benefits of $0.9 million net of taxes in fiscal year 1995.

(d) Adjusted EBITDA, as presented herein, represents operating income plus depreciation, amortization and items which management believes to be unusual, including, but not limited to, management and transaction fees paid to BCC and AIP, non-recurring restructuring charges, supplemental bonus compensation, compensation expense for certain eliminated management positions and incremental increases in obsolete inventory reserves. EBITDA represents operating income plus depreciation and amortization. The following is a summary of historical adjustments to operating income:

                                                                                                             FISCAL QUARTER
                                                                                                                  ENDED
                                                                       FISCAL YEAR                        ---------------------
                                                   ----------------------------------------------------   APRIL 4,    APRIL 5,
                                                     1997       1996       1995       1994       1993       1998        1997
                                                   --------   --------   --------   --------   --------   ---------   ---------
                                                                              (DOLLARS IN THOUSANDS)
Operating income.................................  $16,842    $10,081    $ 9,920    $10,897    $11,796     $4,908      $3,844
Depreciation.....................................    3,550      5,118      5,161      4,924      4,785        924         943
Amortization.....................................      729        729        729        729        656        182         182
                                                   -------    -------    -------    -------    -------     ------      ------
  EBITDA.........................................   21,121     15,928     15,810     16,550     17,237      6,014       4,969
Unusual items:
  Management and transaction fees................      475        725        275        275        275         68         268
  Non-recurring restructuring charges............       --         --        821         --         --         --          --
  Supplemental bonus compensation................      775        870         --         --         --         --         185
  Compensation expense for certain eliminated
    management positions.........................      260         --         --         --         --         67          65
  Incremental increases in obsolete inventory
    reserves.....................................      210         --         --         --         --         --         210
                                                   -------    -------    -------    -------    -------     ------      ------
    Adjusted EBITDA..............................  $22,841    $17,523    $16,906    $16,825    $17,512     $6,149      $5,697
                                                   =======    =======    =======    =======    =======     ======      ======

     EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations as defined by GAAP and should not be used as an alternative to net income as an indicator of operating performance or to cash flows as a measure of liquidity. EBITDA and Adjusted EBITDA are not defined in the same manner as "Consolidated EBITDA" in the Indenture or in the "Description of Notes" herein. See "Description of Notes -- Certain Definitions." EBITDA and Adjusted EBITDA are included in this Prospectus as it is a basis upon which the Company assesses its financial performance, and certain covenants in the Company's borrowing arrangements are tied to similar measures. EBITDA and Adjusted EBITDA, as presented, represent a useful measure of assessing the Company's ongoing operating activities without the impact of financing activities and unusual items. While EBITDA and Adjusted EBITDA are frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

(e)  Adjusted EBITDA as a percentage of net sales.

(f) For purposes of this computation, fixed charges consist of interest expense and amortization of deferred financing fees. Earnings consist of income before income taxes, extraordinary item and cumulative effect of changes in accounting principles, plus fixed charges. Pro forma fixed charges exceeded pro forma earnings by $2.5 million for the year ended January 3, 1998. The ratio of earnings to fixed charges for the quarter ended April 4, 1998 was 1.0x.

(g) Net working capital represents (i) current assets excluding cash less (ii) current liabilities excluding the current portion of long-term debt.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Consolidated Historical Financial Data" and the Consolidated Financial Statements and the related notes thereto included elsewhere herein.

GENERAL

     The Company, founded in 1898, is one of the world's leading manufacturers of precision textile loom accessories. The Company manufactures and markets virtually all of the replaceable wear parts necessary to operate a commercial weaving loom including heddles, dropwires, harness frames, reeds and shuttles and bobbins. In addition to textile loom accessories, the Company also manufactures precision rolled, heat treated, bare, ferrous and nonferrous and tinned flat wire used in the electronics, automotive, solar power and other industries. The Company has achieved adjusted EBITDA margins exceeding 24% in each of the last ten years. For the 52-week period ended April 4, 1998, the Company had net sales, adjusted EBITDA and operating income of $73.6 million, $23.3 million and $17.9 million, respectively.

     In November 1995, after a comprehensive review of the business, the Company initiated a cost reduction plan which was completed in December 1996. As part of the cost reduction plan, the Company eliminated 120 full-time positions from its work force including 36 direct labor positions and 84 indirect and administrative positions. The Company's headcount reduction has not resulted in any unforeseen effects on operations, and the Company has not found it necessary to replace any of the eliminated positions. In addition, the Company also undertook other cost savings initiatives in its manufacturing and administrative functions, including aggressively renegotiating certain raw material supply contracts, reconfiguring manufacturing space, outsourcing certain manufacturing functions and modifying certain employee benefit programs. The Company's financial results for fiscal 1997 represent the first full fiscal year to benefit from this cost-reduction plan. Primarily as a result of these cost savings initiatives, gross profit margins increased to 36.4% in fiscal 1997 from 31.7% in fiscal 1996 and 30.0% in 1995. In addition, selling, general and administrative expenses ("SG&A") as a percentage of net sales decreased to 11.6% in fiscal 1997 from 13.8% in fiscal 1996 and 12.7% in 1995.

     In 1996, output of woven fabrics in the United States declined to 15.8 billion square yards, compared to an average annual output of 16.3 billion square yards for the prior four years. This textile industry recession, which began in 1995, was caused primarily by record high cotton prices as a result of flooding and pest problems in the key cotton producing nations of India, Pakistan and China. Consequently, many textile mills attempted to reduce non-raw material costs by delaying the purchase of new weaving looms and loom accessories. Despite such industry-related pressure on sales, as a result of the Company's cost reductions program and related initiatives, the Company improved its gross margin and operating income in fiscal 1996.

     As weaving technology has evolved, and faster, more efficient, air-jet and water-jet looms replace older, slower shuttle and bobbin looms, the demand for shuttles and bobbins has decreased while demand for accessories of newer technology looms has increased. The Company expects this trend to continue as shuttle looms continue to be replaced. Commensurate with this decrease, the Company expects net sales of shuttle and bobbins to decrease while net sales related to newer technologies take their place. Net sales, excluding shuttle and bobbin sales, have increased since fiscal 1993 from $61.0 million to $70.4 million while net sales of shuttles and bobbins during the same period decreased from $6.1 million in fiscal 1993 to $2.6 million. Shuttles and bobbins contributed $0.1 million to gross profit in fiscal 1997.

BASIS OF PRESENTATION

     The Company's fiscal year ended January 3, 1998 was 53 weeks in duration compared to 52 weeks for the fiscal year ended December 28, 1996. As a result, the Company's results from operations for the fiscal year ended January 3, 1998 will include an additional week of financial results.

     The following table summarizes the Company's historical results of operations (in millions of dollars) and as a percentage of net sales for the fiscal years 1997, 1996 and 1995 and the fiscal quarters ended April 4, 1998 and April 5, 1997:

                                                           FISCAL YEAR
                                 ---------------------------------------------------------------
                                        1997                  1996                  1995
                                 -------------------   -------------------   -------------------
Net sales......................   $73.0      100.0%     $64.5      100.0%     $68.1      100.0%
Cost of goods sold.............    46.4       63.6       44.1       68.3       47.7       70.0
Gross profit...................    26.5       36.4       20.4       31.7       20.4       30.0
SG&A...........................     8.5       11.6        8.9       13.8        8.7       12.7
Operating income...............    16.8       23.1       10.1       15.6        9.9       14.6
Net income (loss)..............     4.7        6.4        2.6        4.0        1.1        1.6
Adjusted EBITDA................    22.8       31.3       17.5       27.2       16.9       24.8

                                           FISCAL QUARTER ENDED
                                 -----------------------------------------
                                    APRIL 4, 1998         APRIL 5, 1997
                                 -------------------   -------------------
Net sales......................   $19.3      100.0%     $18.6        100.0%
Cost of goods sold.............    11.9       61.9       12.1         64.9
Gross profit...................     7.3       38.1        6.5         35.1
SG&A...........................     2.2       11.3        2.2         12.0
Operating income...............     4.9       25.5        3.8         20.7
Net income (loss)..............     2.5       13.0       (1.3)        (7.0)
Adjusted EBITDA................     6.1       31.9        5.7         30.6

     The costs of goods sold as a percentage of net sales partially decreased in fiscal 1997 as compared to earlier years because certain fixed assets were fully depreciated.

COMPARISON OF RESULTS OF OPERATIONS

  FISCAL QUARTER ENDED APRIL 4, 1998 COMPARED TO FISCAL QUARTER ENDED APRIL 5, 1997

     Net Sales. Net sales increased to $19.3 million for the first quarter of 1998 from $18.6 million for the first quarter of 1997, an increase of 3.5%. This increase is primarily attributable to increased sales of rolled products which increased 23% to $2.7 million. Due primarily to a decline in international sales caused by the economic and monetary crisis in Asia, textile product sales were flat at $16.2 million. The decline in international textile sales was offset by an increase of $0.4 million in domestic sales.

     Gross Profit. Gross profit increased to $7.3 million during the first quarter of 1998 from $6.5 million in first quarter of 1997, an increase of 12.4%. As a percentage of net sales, gross profit margin increased to 38.1% from 35.1%. The increase in both gross profit and gross profit margin as a percentage of sales is due primarily to the increase in sales of domestic textile products and rolled products (both generally carrying higher margins than products sold internationally), as well as cost savings derived from improved purchasing of raw materials used in the production of rolled products.

     Selling, General and Administrative Expenses. SG&A remained flat at $2.2 million for the first quarter of 1998 and 1997. As a percentage of net sales, SG&A decreased to 11.3% from 12.0%. This decrease was due primarily to lower executive bonuses of approximately $0.4 million, partially offset by increases associated with the Company's year 2000 computer project, which is expected to increase SG&A for 1998 by approximately $0.3 million.

     Operating Income. Operating income increased to $4.9 million for the first quarter of 1998 from $3.8 million in the first quarter of 1997, an increase of 27.7%. This increase in operating income resulted from the increase in net sales and gross profit. As a percentage of net sales, operating income increased to 25.5% from 20.7%.

     Net Income. Net income increased to $2.5 million for the quarter ended April 4, 1998 from a net loss of $1.3 million for the prior year comparable quarter. The increase in net income is attributable to the factors noted above.

     Adjusted EBITDA. Adjusted EBITDA increased to $6.1 million in the first quarter of 1998 from $5.7 million in the first quarter of 1997, an increase of 7.9%.

  FISCAL YEAR 1997 COMPARED TO FISCAL YEAR 1996

     Net Sales. Net sales increased to $73.0 million in 1997 from $64.5 million in 1996, an increase of 13.2%. The growth in net sales was primarily attributable to increased sales of loom accessories driven by the emergence of the U.S. textile industry from the recession of 1996. Of the Company's loom accessory products, heddle and dropwire sales increased 12.4%, frame sales increased 13.2% and reed sales increased 8.1%. The growth in net sales of loom accessories was partially offset by a 6.4% decrease in shuttle sales as older-technology shuttle-type looms continued to be phased out. Further contributing to the Company's strong growth in net sales, sales of rolled products increased to $9.0 million in 1997 from $7.4 million in 1996, an increase of 21.9%.

     Gross Profit. Gross profit increased to $26.5 million in 1997 from $20.4 million in 1996, an increase of 30.0%. As a percentage of net sales, the Company's gross profit margin increased to 36.4% from 31.7%. The increase in both gross profit and gross profit margin was due primarily to the implementation of the cost reduction plan which was implemented between August 1995 and December 1996 and efficiency gains resulting from increased unit production. In addition, gross profit margin increased as a result of the Company's shift in product mix towards more customized, higher margin loom accessories and the reduction of depreciation expense associated with certain assets which became fully depreciated in 1996.

     Selling, General and Administrative Expenses. SG&A decreased from $8.9 million for 1996 to $8.5 million for 1997. As a percentage of net sales, SG&A decreased to 11.6% from 13.8%. The improvement in SG&A as a percentage of net sales primarily stems from the implementation of the Company's cost reduction plan.

     Operating Income. Operating income increased to $16.8 million in 1997 from $10.1 million in 1996, an increase of 67.1%, primarily as a result of the increase in net sales, as well as the improvement in gross profit margin. As a percentage of net sales, operating income increased to 23.1% from 15.6%.

     Net Income. Net income increased to $4.7 million in 1997 from $2.6 million in 1996, an increase of 80.8%. The increase is a result of the items noted above.

     Adjusted EBITDA. Adjusted EBITDA increased to $22.8 million in 1997 from $17.5 million in 1996, an increase of 30.3%.

  FISCAL YEAR 1996 COMPARED TO FISCAL YEAR 1995

     Net Sales. Net sales decreased to $64.5 million in 1996 from $68.1 million in 1995, a decrease of 5.3%. The decrease in net sales of loom accessories can be attributed largely to the difficulties of the textile industry which began in 1995 and continued through 1996. Net sales of heddles declined 3.2%, frame sales declined by approximately 9.2% although frame export sales increased due primarily to an increase in higher-priced, higher-margin section frame sales. Reed sales increased by 2.4% due to slight increases in both units and prices, primarily attributable to a 8.0% increase in tunnel reed sales. Shuttle sales declined as older-technology shuttle-type looms continued to be phased out. Rolled product sales decreased to $7.4 in 1996 from $8.4 in 1995, a decline of 11.9% due primarily to two key customers decreasing inventory levels.

     Gross Profit. Gross profit was flat at $20.4 million in 1995 and 1996. As a percentage of net sales, gross profit increased to 31.7% from 30.0%. The increase in gross profit margin was due primarily to the initiation of the Company's cost-reduction plan in August 1995, which eliminated overhead and direct labor positions and established tight controls over manufacturing costs. The gross margin increases achieved through the cost-reduction plan were partially offset by a decrease in heddle export prices.

     Selling, General and Administrative Expenses. SG&A increased to $8.9 million in 1996 from $8.7 million in 1995, an increase of 2.4%. As a percentage of net sales, SG&A increased to 13.8% from 12.7%. This increase is related to performance bonuses paid during the year of approximately $1.3 million. No such bonuses were paid in 1995. Excluding these bonuses, SG&A in 1996 would have been $7.6 million, a decrease of $1.1 million, due primarily to the Company's cost reduction plan.

     Operating Income. Operating income increased to $10.1 million in 1996 from $9.9 million in 1995, an increase of 1.6%. Included in 1995 operating income was a one-time restructuring charge of $0.8 million related to a reduction of the U.S. workforce, closure of the Company's Canadian operation and writedown of certain assets. In addition, management fees paid to BCC increased to $0.7 million in 1996 from $0.3 million in 1995. Excluding the effects of these charges, operating income decreased to $10.8 million in 1996 from $11.0 million in 1995, a decrease of $0.2 million or 1.9%.

     Net Income. Net income increased to $2.6 million in 1996 from $1.1 million in 1995, an increase of $1.5 million. The increase is attributable to the factors noted above.

     Adjusted EBITDA. Adjusted EBITDA increased to $17.5 million in 1996 from $16.9 million in 1995, an increase of 3.6%.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has historically generated sufficient internal cash flow from operations to fund its operations, capital expenditures and working capital requirements. Cash used in operating activities for the three months ended April 4, 1998 decreased to $0.3 million from $1.3 million for the three months ended April 5, 1997. The decrease was primarily due to the improvement in net income and reduction in working capital, partially offset by the extraordinary loss incurred upon the early extinguishment of debt. Cash provided by operating activities for the fiscal year ended January 3, 1998 decreased to $10.0 million from $11.2 million for the fiscal year ended December 28, 1996. The decrease was primarily due to an increase in working capital requirements, as the Company increased its inventory levels due to the higher sales volume in 1997 and reduced its accounts payable and accrued expense balances. The increase in working capital requirements were partially offset by the increase in the Company's net income.

     Capital expenditures were $3.5 million, $2.8 million and $2.6 million in 1995, 1996 and 1997, respectively. These amounts primarily reflect cash outlays for maintaining and upgrading the Company's manufacturing plant and equipment. Management estimates that the Company will continue to spend, approximately $3.0 million annually to maintain and upgrade its plant and equipment.

     In January 1997, the Company undertook a recapitalization led by Butler Capital Corporation. In connection with this recapitalization, the Company entered into a $67.5 million credit facility consisting of a $52.5 million term loan and a $15.0 million revolving credit facility (the "Existing Credit Facility"). Proceeds from the Existing Credit Facility were used to refinance existing indebtedness of $55.7 million (including a prepayment penalty of $5.7 million) and pay shareholders a $7.9 million dividend.

     Following the Acquisition, the Company's principal sources of liquidity will be cash flow from operations supplemented by borrowings under the Revolving Credit Facility.

     In connection with the Acquisition, the Company issued Old Notes for $100.0 million in gross proceeds and entered into the Term Loan Facility and the Revolving Credit Facility under the New Credit Agreement. The Revolving Credit Facility provides revolving loans in an aggregate amount of up to $20.0 million (including letters of credit). Upon closing of the Acquisition Transactions, the Company borrowed $30.0 million available under the Term Loan Facility and approximately $4.9 million under the Revolving Credit Facility. Proceeds to the Company from the issuance of the Old Notes and from initial borrowings under the New Credit Agreement were distributed to SH Group to finance, in part, the Acquisition and the fees and expenses in connection therewith and the repayment of outstanding indebtedness of the Company under the Existing Credit Facility. To provide additional financing to fund the Acquisition, SH Group raised $25.0 million through an equity contribution by AIP and its related investors, including certain members of management and an additional $15.0 million through the offering of the Old SH Group Debentures.

     Borrowings under the New Credit Agreement bear interest at a rate per annum equal (at the Company's option) to a margin over either a base rate or LIBOR. The Term Loan Facility and Revolving Credit Facility mature in six years. The Company's obligations under the New Credit Agreement are guaranteed by each of the Company's direct and indirect domestic subsidiaries. The New Credit Agreement and the guarantees thereof are secured by a perfected first priority security interest in substantially all assets of SH Group and its direct and indirect domestic subsidiaries and, to the extent no adverse tax consequences would result, foreign subsidiaries.

     The New Credit Agreement contains a number of covenants that, among other things, restrict the ability of SH Group, the Company and its subsidiaries to dispose of assets, incur additional indebtedness, prepay other indebtedness or amend certain debt instruments, pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, make capital expenditures, change the business conducted by the Company or its subsidiaries or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, under the New Credit Agreement, the Company is required to maintain specified financial ratio tests, including leverage ratios below a specified maximum and minimum interest coverage levels. See "Risk Factors -- Restrictive Debt Covenants" and "Description of New Credit Agreement."

     Management believes that, upon completion of the Acquisition Transactions, cash flow from operations and availability under the Revolving Credit Facility will provide adequate funds for the Company's foreseeable working capital needs, planned capital expenditures and debt service obligations. The Company's ability to fund its operations and make planned capital expenditures, to make scheduled debt payments, to refinance indebtedness and to remain in compliance with all of the financial covenants under its debt agreements depends on its future operating performance and cash flow, which in turn, are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond its control. See "Risk Factors."

YEAR 2000 MATTERS

     Steel Heddle initiated the process of preparing its computer systems and applications for the year 2000 in 1997. This process involves modifying or replacing certain hardware and software maintained by the Company as well as communicating with customers and suppliers to ensure that they are taking appropriate actions to remedy their year 2000 issues. Management expects to have substantially all of the systems and applications changes completed by mid-year 1999 and believes that its level of preparedness is appropriate.

     The Company will utilize both internal and external resources to reprogram or replace, and test the software for year 2000 modifications. The Company anticipates completing the year 2000 project by mid-year 1999, which is prior to any anticipated impact on its operating systems. The cost of the year 2000 project is estimated at $1.0 million and is being funded through operating cash flows. Of the total project cost, approximately $0.4 million is attributable to the purchase of new software and hardware and will be capitalized. The remaining $0.6 million, which is being expensed as incurred, is not expected to have a material effect on the results of operations.

     The Company has initiated communications with all of its significant suppliers and large customers to determine the extent to which the Company's interface systems are vulnerable to those third parties' failures to remediate their own year 2000 issue.

     The costs of the project and the date on which the Company believes it will complete the year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates can be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes and similar uncertainties.

ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

     In June 1997, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." Additionally, in February 1998, the FASB issued SFAS No. 132 "Employer's Disclosures about Pensions and Other Postretirement Benefits." Each of these standards is effective in 1998 but affects only the display and disclosure of financial information in the Company's financial statements.

     SFAS No. 130 requires comprehensive income to be displayed in a financial statement with the same prominence as net income.

     SFAS No. 131 requires entities to disclose financial and detailed information about its operating segments in a manner consistent with internal reporting used by the Company to allocate resources and assess financial performance. The Company has not completed the analyses required to determine such segment disclosures or additional disclosure requirements, if any, arising from the adoption of SFAS No. 131. The Company will adopt this statement retroactively during the fiscal year ending January 2, 1999.

     SFAS No. 132 standardizes the disclosures for pensions and other postretirement liabilities, requires additional information on changes in the benefit obligations and fair values of plan assets and eliminates certain other disclosures.

                                    BUSINESS

THE COMPANY

     The Company, founded in 1898, is one of the world's leading manufacturers of precision textile loom accessories. The Company designs, manufactures and markets virtually all of the replaceable wear parts necessary to operate a commercial weaving loom, including heddles, dropwires, harness frames, reeds and shuttles and bobbins, which are used to hold or guide individual yarns during the weaving process. Textile loom accessories are highly engineered and often customized products which require a high degree of precision to ensure a uniform weave and to achieve desired fabric patterns while being able to withstand the stresses of modern, high-speed weaving looms. While technology and performance specifications vary, all commercial weaving looms require these accessories. Because loom manufacturers do not produce these accessories, all woven fabric producers must purchase textile loom accessories from third-party suppliers. In addition to textile loom accessories, the Company manufactures precision rolled, heat treated, bare and tinned flat wire used in the electronics, automotive, solar power and other industries.

     The Company has achieved adjusted EBITDA margins exceeding 24% in each of the last ten years. Beginning in 1995 and continuing through 1996, the Company implemented a profitability enhancing, cost-reduction program. This program contributed to an increase in adjusted EBITDA margin to 31.3% in 1997. For the 52-week period ended April 4, 1998, the Company had net sales, adjusted EBITDA and operating income of $73.6 million, $23.3 million and $17.9 million, respectively.

     Steel Heddle is a critical supplier to virtually all North American textile weaving mills, including such companies as WestPoint Stevens, Inc., Milliken & Co. and Burlington Industries, Inc., many of which have been customers for decades. In North America, management estimates that the Company holds substantial market shares in all of its major product lines and estimates that it supplies over 80% of the market for heddles, dropwires and harness frames, over 50% of reeds and over 90% of the market for shuttles and bobbins. Although international markets such as Europe and Asia have different competitive dynamics than the North American market, the Company also has a strong presence in many international markets in which it perceives the opportunity for profitable growth. International sales accounted for approximately 22% of the Company's net sales in 1997.

     Textile loom accessories have represented a steady source of revenue and cash flow because these parts require frequent replacement due to wear and changes in production runs. Approximately 75% of the Company's net sales were derived from the sale of replacement parts in 1997. The Company estimates that more than 90% of all looms installed in North America are delivered "unaccessorized," with the accessories being designed and supplied by a third-party supplier such as Steel Heddle. Once the Company has outfitted new looms with its accessories it has generally been able to continue to supply replacement parts for the life of the loom. The Company believes it has achieved its leading position in the industry primarily because of its willingness and ability to work closely with its customers, both before and after the installation of new looms, to design the appropriate accessories to meet specific manufacturing needs and then continue to meet those needs on an ongoing basis.

     In addition to its textile loom accessories business, the Company converts round rod to flat wire through a rolling process which results in a flat wire with a round edge. Originally developed to satisfy in-house heddle manufacturing needs, the Company recognized that its ability to produce these products to extremely tight tolerances could be tailored to meet similar needs in other industries and began to pursue outside sales. Because these rolled products are custom-made for specific applications, they have historically commanded attractive margins. The Company's rolled products can be found in a variety of other industries, including electronics, automotive and solar power. Among the end-use applications for the Company's products are notebook computers, cellular telephones, electronic control devices and automotive applications such as control mechanisms for air bags, turn signals and cruise controls. Major customers include Kemet Corporation, Parlex Corporation, AMP Incorporated and Siemens Corporation. Rolled products generated approximately $9.0 million in net sales in 1997.

COMPETITIVE STRENGTHS

     The Company's objective is to maintain and enhance its competitive position as the foremost supplier of loom accessories in the U.S. while broadening its presence in international markets. The Company intends to achieve its objectives by capitalizing on the following competitive strengths:

     Leading Market Position. The Company is a critical supplier to virtually all North American textile weaving mills, with leading market shares across all of its product lines in North America. The Company is the sole domestic manufacturer of heddles, dropwires, harness frames, shuttles and bobbins, with estimated market share in North America in each category of over 80%, and over 90% market share in shuttles and bobbins. Steel Heddle is also the largest domestic manufacturer of reeds, with an estimated 50% market share in North America. In addition, the Company has a strong presence in those international markets in which it sees profitable growth opportunities.

     Cost-efficient Manufacturing. The Company is the only vertically-integrated producer of loom accessories in the world. The Company has developed and tooled proprietary production machinery and produces its own heat-treated, flat-rolled carbon and stainless steel wire which is the key raw material in the production of heddles and dropwires. In 1995 and continuing through 1996, the Company implemented a comprehensive profitability enhancing, cost-reduction program which, among other things, eliminated 120 full time positions and decreased pension and benefit costs. Because of its vertical integration, proprietary production machinery, experienced low-cost labor force and economies of scale, the Company believes it is one of the most efficient producers in the textile loom accessory industry.

     Long-standing and Diverse Customer Relationships. The Company has developed and maintained long-term relationships with its customers, in some cases for over 50 years. The Company has built its customer relationships by providing consistent quality, a broad product line and technical support as well as maintaining a strong customer service orientation. The Company's sales people visit each customer every two to four weeks, enabling the Company to gain early knowledge of a customer's intent to purchase new looms and accessories. In addition, the Company's technical personnel work closely with the weaving mills and OEMs to help them select the appropriate accessories and resolve design or engineering issues. The Company's customer base is diversified, with no one customer representing more than 6.6% of net sales. Sales to top ten customers represented approximately 31.2% of the Company's net sales in 1997.

     Strong Brand Name. The Company's brand name enjoys significant worldwide recognition in the textile industry as a result of its 100-year history. Since it introduced flat steel heddles to U.S. weaving mills in 1898, the Company has manufactured high-quality loom accessories. Because of its longevity, product innovation, high-quality reputation, strong service orientation and broad product line, the Company has built and maintained its significant market share in the North American market and has built a strong presence internationally.

LOOM ACCESSORY INDUSTRY OVERVIEW

     The textile industry is comprised of several subsectors: (i) apparel production (consisting primarily of "cut and sew" business), (ii) synthetic and natural yarn production, (iii) knitted fabric and (iv) woven fabric production. Woven fabric production is the focus of the Company's customers. The end users of weaving looms and weaving loom accessories are textile mills which utilize looms to produce woven fabric. The U.S. weaving market is estimated at approximately $19.5 billion and accounted for approximately 16.4 billion square yards of fabric in 1997. This output has remained relatively stable since 1986, varying between 15.2 and 16.6 billion square yards annually.

     The U.S. textile industry, after having undergone significant restructuring during the 1980s and early 1990s, has emerged as one of the most capital-intensive, modern and efficient producers in the world. Annual capital expenditures by woven fabric mills, while subject to fluctuations in the demand for woven fabric, have risen in the 1990s, from approximately $550 million in 1991 to approximately $850 million in 1996. In order to maintain their competitive position in the world markets, U.S. textile mills are expected to continue to invest heavily in faster, newer generations of loom technology. With modern equipment and increased automation, labor cost differentials are not a significant factor in the competitiveness of U.S. producers. In addition, the advantages of producing in the U.S., one of the world's largest end-markets, have increased with manufacturers' demands for rapid response times and retailers' desire to reduce inventories.

     The U.S. installed textile loom base has shifted away from older-technology shuttle looms towards faster, shuttleless looms such as air-jet and water-jet looms. This trend benefits the Company in two ways. Higher weaving speeds lead to faster wear of loom accessories, driving an increase in unit demand for replacement parts. In addition, faster looms require a higher degree of precision and performance from accessories, increasing the dollar value of accessories sold per loom and the demand for the higher-priced, quality accessories for which Steel Heddle is known.

TEXTILE LOOM TECHNOLOGY

     Weaving is the process of forming a fabric by interlacing, at right angles, two or more sets of yarn or other material. The first step in weaving is to install the longitudinal yarns, called the warp. The pick, or filling yarn, crosses the warp, to create fabric. After the installation of the warp, there are three essential steps: (i) shedding -- raising every alternative warp yarn or set of yarns to receive the pick, (ii) picking -- inserting the filling and
(iii) beating up -- pressing home the pick to make the fabric compact.

     Fabric is woven on a loom. The fundamental accessories of a loom include:
(i) heddles, each with an eye through which is drawn a warp thread; (ii) the harness frame, a rectangular frame set with a series of heddles operated to form a shed between the warp threads for insertion of pick threads; (iii) the reed, a comb-like frame that pushes the filling yarn firmly against the finished cloth after each pick and (iv) the shuttle, a boat-shaped bobbin holder that carries the pick through the shed. Modern looms are "shuttleless;" the pick is carried through the shed by a stream of air ("air jet") or water ("water jet") or other gripper device, permitting faster speeds of production. Steel Heddle manufactures heddles, reeds, harness frames, and shuttles and bobbins.

     Older technology involves the use of a shuttle to move the yarn through the shed, known as a "shuttle loom." Since the late 1970s, shuttle looms have steadily been replaced with faster shuttleless looms. Shuttleless looms can be classified into four types: (i) air jet, (ii) water jet, (iii) rapier and (iv) projectile. Loom technology is continually evolving--early shuttleless looms installed in the 1980s are being replaced with even faster, more user-friendly shuttleless looms. Faster looms require a high degree of precision and performance from installed accessories. Higher loom speeds lead to faster wear of loom accessories, increasing the demand for replacement parts. Accessories sold as replacements generally carry higher margins as compared to accessories sold with new looms.

TEXTILE LOOM ACCESSORIES

     Textile loom accessories are highly engineered products, requiring precision manufacturing to ensure a uniform weave and to achieve the desired fabric patterns. In addition, given the high speeds at which shuttleless looms operate, the parts must be extremely smooth to avoid snags or breakages in the yarn. Any unintended variance in a reed, heddle or frame can result in broken or damaged yarn, unusable cloth, or wasted weaving time.

     The loom accessory market is driven by four primary factors: (i) faster loom speeds; (ii) flexible production requirements; (iii) new loom purchases; and (iv) weaving mill utilization rates.

     The North American Loom Accessory Market. In North America, more than 90% of looms are purchased by mills from OEMs without accessories. No loom maker produces accessories. The Company believes that several factors deter OEMs from manufacturing accessories. Among these are: (i) limited possibilities for growth or economies of scale because OEMs are reluctant to buy accessories produced by their competitors; (ii) the focus of OEMs on original equipment/capital goods markets rather than the after-market/replacement business; (iii) worldwide competition among accessory manufacturers resulting in stable supplies of competitively priced accessories; (iv) the cost of investment in proprietary tooling and production machinery; and (v) the incompatibility of accessory manufacturing and OEM production schemes. In addition, the Company believes that U.S. textile mills prefer the flexibility to select accessories that are engineered to meet their individual needs. Textile mills base purchases of loom accessories on (a) product performance, (b) service and technical support provided by the accessory manufacturer, (c) long-term business relationships and (d) price. In addition, a local manufacturing presence providing timely response is important to textile manufacturers.

     The Global Market for Loom Accessories. The global loom accessory market is divided into four major regional markets: North America, Europe, Asia, and Latin America. Asia is, by far, the largest market for textile loom accessories. Of textile loom accessories, generally only heddles are sold internationally. Harness frames, reeds and shuttles and bobbins are produced and sold within regional markets and competition tends to be among smaller local companies. However, the Company does pursue, on an opportunistic basis, sales of all of its loom accessories into the international loom accessory market.

PRODUCTS

     The Company's core business strategy is to manufacture a full range of technically advanced textile loom accessories capable of fulfilling its customers' varying weaving requirements. The Company manufactures the broadest range of loom accessories in the textile industry, providing the Company with a distinct competitive advantage. The accessories that are essential to the successful operation of a loom include heddles, dropwires, harness frames and reeds. Each of these accessories has differing demand and replacement dynamics.

  HEDDLES AND DROPWIRES

     Steel Heddle manufactures a full range of high-quality heddles and dropwires for all types of looms. Heddles and dropwires are precision-made to perform within tight parameters. Stamped from flat-rolled steel and polished to be extremely smooth, heddles and dropwires require exacting manufacturing specifications, thorough quality control and expert metal-working capabilities. All of the Company's heddles and dropwires are produced to precise tolerances of two-thousandths to three-thousandths of an inch. The Company estimates that 50-60% of heddles and dropwires are made to order, and approximately 75% of net sales of heddles and dropwires are derived from replacement sales. Both products are generally shipped within one to three days of order if from stock and four to six weeks if custom manufactured. In 1997, heddles and dropwires formed the largest single product line at Steel Heddle, accounting for approximately 37.9% of net sales, with export sales accounting for approximately 41.0% of such net sales.

  HEDDLES

     Heddles are flat, specially designed stamped parts that guide and hold individual yarn during the high-speed weaving process. Steel Heddle produces a wide variety of heddle types, each designed to meet specific performance parameters. The Company's heddles accommodate a vast range of customer specifications. All of the Company's heddles are available in two material types: stainless steel and plated carbon steel. In 1997, heddles accounted for approximately 84% of total heddle and dropwire net sales.

  DROPWIRES

     Dropwires are precision-made plated-carbon steel or stainless steel stamped parts which detect broken yarns and trigger a loom to shut down, minimizing energy and yarn used in the production of imperfect cloth. The Company's dropwires are precision manufactured from similar flat rolled steel as is used to manufacture heddles and are held to the same exacting tolerances. The Company believes the use of its tempered steel dropwires contributes to the production of superior cloth, increased machine running time and lower operating costs. In 1997, dropwires accounted for approximately 17% of total heddle and dropwire net sales.

  HARNESS FRAMES

     Steel Heddle manufactures a full range of harness frames for all types of looms. Harness frames are specialized carriages for heddles constructed from special aluminum alloys and composite materials. Each frame holds between 200 and 1,500 heddles, and each loom holds between 2 and 28 harness frames, depending upon the complexity of the final woven fabric. Harness frames raise and lower the heddles, creating the woven fabric pattern. As modern, high-performance looms operate at 650 to 1,000 picks per minute (two to four times faster than older technology), harness frames must be precision engineered in order to withstand the tremendous stress caused by continuous acceleration and deceleration without buckling or bending. Approximately 90% of harness frames are made to order, and approximately 65% of net sales of harness frames are derived from replacement sales.

     The Company manufactures the following four types of harness frames: high speed jet frames; standard aluminum frames; projectile frames; and section frames. In addition, the Company manufactures supporting hardware and components and offers frame repair and frame reconditioning services. In 1997, harness frames accounted for approximately 20.6% of Steel Heddle's total net sales, with export sales accounting for approximately 17% of such net sales.

  REEDS

     Reeds are precision-manufactured, comb-like devices used to evenly space yarns on the loom. One reed per loom is mounted on the loom's drive mechanism which moves the reed forward to beat up, or press, the pick into the finished fabric. Each reed is composed of a series of dents. Dents are specially designed flat wire spacers and are assembled in a reed to yield a particular fabric pattern or style. Reed production requires exacting manufacturing processes as absolutely smooth, straight and precisely spaced dents are critical to the production of quality woven fabric. In 1997, reeds accounted for approximately 24.6% of Steel Heddle's net sales, with only 4.0% derived from export sales of domestically produced reeds.

     While the demand for most loom accessories is driven by the purchase of new looms or replacement of worn accessories, reed purchases are primarily driven by style changes. Reeds must be replaced each time a loom is used to weave a new fabric pattern. Thus, reeds are rarely used for their entire useful life. To remain competitive, the Company's customers must react quickly to fabric style changes and as a result, frequently purchase new reeds. For reeds, the Company fulfills its customers' exacting demands for product performance and rapid delivery through its three U.S.-based reed manufacturing facilities located in the primary U.S. woven-textile producing regions of Virginia/North Carolina, South Carolina, and Georgia/Alabama.

     The Company custom manufactures reeds for use in all types of looms. The Company produces two types of reeds: profile and flat. The Company's profile reeds are required in air-jet weaving looms and are manufactured using precision engineering. In addition to close tolerance assembly, these reeds require precision stamped and polished profile dents and specific air management settings. As a result, profile reeds are sold at prices that are four to six times higher than prices of flat reeds. Profile reeds currently account for approximately 60% of net sales of reeds, but the Company expects demand to increase for these reeds as weaving mills continue to purchase the more technically advanced air jet looms. In comparison, the Company's flat reeds are comprised of flat dents (i.e., without profiles or contours) and are used primarily on shuttle, projectile, rapier and water jet weaving looms. Flat reeds accounted for approximately 33% of net sales of reeds in 1997. In addition to the Company's profile and flat reeds, the Company produces warp preparation products, which are used for preparing the warp prior to the weaving process. Warp preparation products consist of expansion combs, slasher combs, comb panels, fan reeds, hock reeds and lease rods. Warp preparation products accounted for approximately 10% of net sales of reeds in 1997.

  SHUTTLES AND BOBBINS

     Shuttles, used in older, slower looms, are specially fabricated from composite materials to carry "pick" or "filling" yarns across the loom as the main yarn or "warp" yarn is pulled through the reed. Bobbins are cylindrical wooden yarn carriers held by the shuttle. Shuttles and bobbins account for 80% of the net sales in the product line, with the remaining 20% derived from the sale of tension products. Most of the Company's shuttles and bobbins are consumed domestically, but approximately 18% are exported primarily to South America. Steel Heddle is the sole supplier of automatic shuttles and bobbins to textile mills in the United States. All shuttles and bobbins sales are replacement sales. Shuttles and bobbins accounted for 3.5% of the Company's net sales in 1997.

  ROLLED PRODUCTS

     The Company manufactures precision rolled ferrous and non-ferrous, heat treated, bare and tinned flat wire. The finished flat wire is then precision wound and packaged to customer specifications. Because the Company rolls rather than slits the flat wire, it benefits from the product advantages of round, smooth edges and long continuous strand lengths. Through its vertical integration, the Company supplies its internal annual requirements of tempered stainless and carbon steel of approximately 2.9 million pounds.

     Originally established to satisfy in-house needs, the Company recognized that it possessed the technical expertise to produce rolled products to exacting tolerances and, as a result, has opportunistically pursued outside sales. With no commodity-oriented or standard inventory production, the Company's rolled products are custom-produced for specific applications, generating attractive gross margins to the Company. Excluding internal consumption, in 1997 the Company sold approximately 1.7 million pounds to customers in the electronics, automotive and solar power industries and in a variety of other industries in which tight tolerances and smooth edges are required. The Company's rolled products can be found in a variety of end-use products, including notebook computers, cellular phones, electronic control devices, automotive applications such as control mechanisms for air bags, turn signals and cruise controls. The Company's major customers include Kemet Corporation, Paralex Corporation, AMP Incorporated and Siemens Corporation. In 1997, outside rolled product sales accounted for approximately 12.2% of the Company's net sales.

     All rolled products are custom-manufactured for specific applications and can be grouped into three broad categories: flat rolled steel, copper wire and aluminum wire. The Company manufactures flat rolled steel wire which is used for specialty applications such as garment stays, orthopaedic braces and saw blades. Flat rolled steel wire is also used internally in the production of heddles and dropwires. The Company manufactures tinned and bare copper flat wire for use in a variety of applications including capacitor leads and laminated cable in which smooth wire edges are necessary to prevent the cutting of layers which cause short circuits. The Company also manufactures flat wire which is used as wire connectors and conductors in electronic products and tin-coated copper wire used in solar cells. In addition, the Company rolls aluminum flat wire for use in a variety of applications, including capacitor leads and carrier bars for capacitor manufacturing.

COMPETITION AND MARKET SHARE

     Over the past ten years, the U.S. woven textile industry has consolidated and invested in modern loom technology. Today, loom accessories are highly engineered products that require sophisticated manufacturing techniques. Steel Heddle's capabilities in producing a broad range of accessories, its reputation for quality and service and its long-term customer relationships, provide it with an important competitive advantage. None of Steel Heddle's domestic competition has its breadth of products, established relationships or ability to customize its products to its customers' needs.

     North American Competition and Market Share. Steel Heddle is the leading supplier of loom accessories in the North American market. The Company estimates that its market share in North America exceeds 80% for all major product lines other than reeds. In heddles, dropwires, and harness frames, Grob & Co. AG ("Grob"), holding an estimated 13% market share, is the Company's only significant competitor. The Company believes Grob is at a significant cost and delivery disadvantage in the U.S. compared to Steel Heddle because, among other things, Grob does not have manufacturing operations in the U.S. In addition, Steel Heddle believes it is more flexible and responsive to customer needs than Grob. With manufacturing and technical personnel located in Switzerland, it is difficult for Grob to service the U.S. market. Although Grob has sold into the U.S. market since 1960 and has had a sales office in the U.S. since 1972, its manufacturing operations have remained outside of North America, and it has been largely unsuccessful at obtaining incremental market share.

     The Company estimates it has a 50% market share of the reed market and that its nearest competitor, Palmetto Loom Reed, Inc. ("Palmetto"), has a market share of approximately 30%. Palmetto is a privately-held, family-run business based in Greenville, South Carolina. There are only two other reed manufacturers in the U.S. which split the remaining 20% of the market. Reed sales are affected by timeliness of delivery, making competition regional. Consequently, the reed market is slightly more fragmented than any of the other accessory markets.

     Steel Heddle is the major producer of automatic shuttles and bobbins serving the North American market. Demand for shuttles and bobbins has decreased over the last several years as shuttle looms have been retired or replaced with more efficient shuttleless technology.

     International Competition and Market Share. With an estimated 30% global market share (excluding the United States), Steel Heddle is the number two producer of heddles and dropwires worldwide. The Company's only significant competitor, Grob, has an estimated 45% global market share. The Company differentiates itself from Grob by its ability to service all weaving accessory requirements and its technical expertise that it uses to solve its customers' weaving problems. Management also believes that Grob incurs higher production costs than the Company. The Company believes it is poised to capture additional worldwide market share from Grob as customers seek better service and technical support.

     Steel Heddle has been building relationships with OEMs (which are more important internationally than domestically), foreign textile mills and trading companies over the last several years as part of its international strategy. Management expects its international market share to grow over time. Steel Heddle's international strategy is focused on (i) building long-term relationships, (ii) customer service and technical support and (iii) providing superior quality. In addition, the Company continues to strengthen its international sales agent networks. The Company believes that as it strengthens its relationships with its international customers and becomes a critical partner in their success, as it has done in the U.S., its international sales will increase.

MANUFACTURING

     Steel Heddle is headquartered in Greenville, South Carolina and conducts its primary operations through a manufacturing facility located adjacent to the Company's headquarters. In addition, rolled products are manufactured in Oconee County, South Carolina, and reeds are manufactured in North Carolina, Georgia and Mexico. Below is a summary of the Company's existing facilities:

                                                                        SQUARE
      LOCATION                            FUNCTION                      FOOTAGE   OWNED/LEASED
      --------                            --------                      -------   ------------
Greenville, S.C.       Corporate offices; Heddle, Frame, Reed, Shuttle
                         and Bobbin Manufacturing.....................  474,036      Owned
Oconee County, SC      Rolled Products Manufacturing..................  123,312      Owned
Greensboro, NC         Reed Manufacturing.............................   12,000      Owned
Meriwether County, GA  Reed Manufacturing.............................   18,000      Owned
Mexico City, Mexico    Reed Manufacturing.............................    6,000      Leased

     The Company believes that its manufacturing operations are among the most efficient in the textile loom accessory industry. Most of the machinery used by the Company has been specifically designed and/or manufactured by the Company and most of its products are made-to-order.

     Heddles. Heddles are precision stamped from flat rolled, heat treated, high carbon or stainless steel. Each heddle passes through eight to ten stamping stations before being cut to length. Precision stamping tools are manufactured in-house to support this stamping operation. Close dimensional control is assured by computer-controlled optical measuring equipment. Thorough polishing of each stamped area assures smooth yarn contact edges. Electroplating of nickel or zinc on carbon steel or passivation of stainless steel provides the proper resistance to corrosion.

     Frames. Frames are assemblies of high strength aluminum alloy extrusions, high carbon or stainless steel heddle carrying rods and precision machined loom connection devices. Highly engineered material selection, along with precision machining and assembly provide for frames suitable to withstand extreme stresses associated with today's high speed looms.

     Reeds. Profile reeds are assembled from individual dents that are held in place by precision spacing wires and specially formulated thermoplastic adhesive. The top and bottom edges of the reed are encased in steel or aluminum channel or bands. Proper air management specifications are then set according to required weaving parameters. The individual dents are stamped from precision wide strip steel then deburred and polished to achieve suitable yarn contact surfaces. Flat reeds are similar assemblies, except straight dents are cut from coils of wire and used in place of profile dents.

     Rolled Products. Rolled products are produced by rolling round cross section materials of copper, aluminum, carbon steel or stainless steel to flat wire. As required, rolled materials then undergo heat treatment for annealing or hardening. In addition, the copper products may be tin coated. A variety of precision wound packages are tailored to customer requirements.

SALES, MARKETING AND CUSTOMERS

     The Company markets its loom accessories through a 14-person sales force, eight of whom are located in the United States and six of whom are located abroad. In North America, sales are made directly to woven textile mills, the end-users of the Company's loom accessories. In international markets, the majority of sales are also made to end-users primarily through a network of (i) ten agents located in Asia, (ii) seven agents located in Europe and Turkey and
(iii) 28 agents located throughout the rest of the world. Sales are also made to OEMs, primarily manufacturers of textile machinery that also package accessories with their new looms. Steel Heddle also cooperates with large Japanese trading companies that are active in the weaving machinery business. Rolled products are sold through a dedicated sales force of two people who also manage four independent sales representatives.

     The Company has long-term relationships with its customers, many of which extend beyond 50 years. Steel Heddle's consistent quality, broad product line, technical support and customer service orientation continue to underpin its relationships. The Company's customer base is diversified, with no one customer representing more than 6.6% of net sales. Sales to top ten customers represents approximately 31.2% of total net sales.

RAW MATERIALS

     Aluminum extrusions, aluminum and copper rod and wire, and stainless and carbon steel in rod, round wire and flat wire form are the primary raw materials used by the Company. All raw materials are readily available from multiple sources. The Company does not experience much volatility in its raw materials prices. Steel Heddle has well-established long-term relationships with each of its raw material suppliers.

INTELLECTUAL PROPERTY

     The Company has numerous trademarks and patents effective in the United States and several trademarks effective in several foreign countries for varying lengths of time. Company trademarks include "SH(R)", "Duralite(R)", "Draw-O(R)", and "Jet Eye(R)" under which it markets certain weaving accessory products. The Company also has a number of applications for trademarks pending in the United States and abroad. Management considers its various trademarks, trademark applications and patents to be valuable assets but believes that the loss of any one trademark or patent would not have a material adverse effect on the Company's operations.

EMPLOYEES AND EMPLOYEES RELATIONS

     As of April 4, 1998, the Company employed approximately 626 employees in the United States and approximately 17 employees outside the United States. None of the Company's hourly employees are covered by collective bargaining agreements. The Company believes its employee and labor relationships are good.

LEGAL PROCEEDINGS

     From time to time, the Company is involved in various legal proceedings arising in the ordinary course of business. Management believes that none of these matters in which the Company is currently involved, either individually or in the aggregate, are expected to have a material adverse effect on the Company's business or financial condition. See "--Environmental Matters."

ENVIRONMENTAL MATTERS

     The Company is subject to federal, state and local environmental requirements, including those governing discharges to the air and water, the handling and disposal of solid and hazardous wastes, and the remediation of contamination associated with releases of hazardous substances. Based on a review conducted by independent environmental consultants in connection with the Acquisition, the Company believes that it is currently in substantial compliance with environmental requirements, except as would not be expected to have a material adverse effect on the Company. Nevertheless, the Company's manufacturing operations involve the use of hazardous substances and, as is the case with manufacturers in general, if a release of hazardous substances occurs or has occurred on or from the Company's facilities, the Company may be held liable and may be required to pay the cost of remedying the condition. The amount of any such liability could be material.

     The Company has made, and will continue to make, expenditures to comply with current and future environmental requirements. The Company does not anticipate material capital expenditures for environmental controls in the current or succeeding fiscal year. However, because environmental requirements are becoming increasingly stringent, the Company's expenditures for environmental compliance or clean up may increase in the future.

     In 1987, the United States Environmental Protection Agency certified the closure of three former wastewater lagoons at the Company's Greenville, SC facility under RCRA. In 1989, the Company began a groundwater remediation program at the facility in accordance with RCRA requirements. In 1996, the Company received a post-closure care permit for the former lagoons. This permit requires post-closure care for the former lagoons, continued groundwater remediation, and investigation of certain areas of the facility. As required by RCRA, the Company has posted financial assurance in the amount of $671,000 to ensure funds are available to complete the permit requirements. Nonetheless, the Company is continuing to investigate certain areas of the facility. It is possible that, based on the results of such investigation, additional actions could be required, in which case the costs could materially increase.

     The Company is involved as a potentially responsible party ("PRP") under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") with regard to past waste disposal at the Aqua Tech Superfund site in Greer, SC. Some risk of similar environmental liability is inherent in the nature of the Company's current and former operations. While strict joint and several liability is authorized under CERCLA, cleanup costs are usually allocated among the PRPs. The Company has paid its share of past cleanup costs for the site. Because the amount of future cleanup costs at the site is not yet known, the Company cannot predict with certainty the amount of its share of these future costs. However, based on its allocated share of past cleanup costs, the Company does not expect its share of future costs to be material.

     In connection with the Acquisition, Sellers have indemnified the Company, subject to time and dollar limitations, for breaches of certain representations and warranties pertaining to environmental matters. There can be no assurance, however, that Sellers will have the ability to indemnify the Company if called upon to do so. The Sellers also agreed to clean up a past release of mineral spirits at the Company's Oconee County, SC facility. To pay for this clean up, $350,000 of the purchase price has been placed in an escrow account. The Sellers' cleanup obligation is limited to the escrow amount. Based on a preliminary investigation of the area, the Company believes it is unlikely that the clean up will exceed the escrow amount.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the name, age as of April 4, 1998 and position with the Company of each person who is expected to serve as director or executive officer of the Company following the Acquisition Transactions.

                    NAME                      AGE                      POSITION
                    ----                      ---                      --------
Benjamin G. Team............................  57    President, Chief Executive Officer and Director
Robert W. Dillon............................  50    Executive Vice President and Director
Jerry B. Miller.............................  51    Vice President--Finance and Secretary
J. Brant Conner.............................  53    General Sales Manager
Thomas A. Korbutt...........................  55    Vice President--Frame Division
John D. Wright..............................  53    Manager--Heddle Division
Randy Boggs.................................  38    Manager--Reed Division
Edward J. Treglia...........................  37    Manager--Rolled Products Division
Nathan L. Belden............................  28    Director
Robert J. Klein.............................  33    Director
Kim A. Marvin...............................  35    Director
Robert L. Purdum............................  62    Non-Executive Chairman and Director
Theodore C. Rogers..........................  63    Director

BENJAMIN G. TEAM--PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR
     Mr. Team joined Steel Heddle after seven years with Textile Loom Reed Company which was acquired by Steel Heddle in 1969. He began with Steel Heddle as Manager of the Greensboro Reed Plant in 1969 and was later named Manager of the Company's Reed Division in 1975. Mr. Team was elected Vice President in 1978 and was named head of all textile products manufacturing in 1986. Mr. Team was appointed President in 1992.

ROBERT W. DILLON--EXECUTIVE VICE PRESIDENT AND DIRECTOR
     Mr. Dillon joined Steel Heddle in 1969 after receiving a B.S. degree from Philadelphia College of Textile and Science. Mr. Dillon has held positions of increasing responsibility in the sales, administrative, and manufacturing areas of the Company. He was promoted to Vice President-Heddle Division in 1988 and Executive Vice President in 1992.

JERRY B. MILLER--VICE PRESIDENT-FINANCE AND SECRETARY
     Mr. Miller joined Steel Heddle in 1988 in his present position. He had previously worked as an audit supervisor for Ernst & Whinney from 1975-1984, as a Controller for Carolina Tool & Equipment Company and as Vice President and Controller of Ballenger Group, Inc. Mr. Miller holds a B.A. degree from Clemson University, a Master's degree from the University of Georgia and is a Certified Public Accountant.

J. BRANT CONNER--GENERAL SALES MANAGER
     Mr. Conner joined Steel Heddle in 1972 as a Sales Representative. He was promoted to District Sales Manager for the Southwest Region in 1978. Mr. Conner also served as plant manager for the Meriwether Reed Plant and was promoted to his present position in 1994. Mr. Conner received his B.S. and Masters degrees in Textiles from Georgia Tech and served in the U.S. Army for two years, obtaining the rank of First Lieutenant.

THOMAS A. KORBUTT--VICE PRESIDENT-FRAME DIVISION
     Mr. Korbutt joined Steel Heddle in 1973 as a project engineer after working in various engineering and manufacturing positions in the automotive and shipbuilding industries. He was appointed Engineering

Manager in 1975. In 1984, he was promoted to his present position. Mr. Korbutt received a degree in Tool Engineering Design from Henry Ford Community College.

JOHN D. WRIGHT--MANAGER-HEDDLE DIVISION
     Mr. Wright joined Steel Heddle in early 1997 after overseeing engineering and manufacturing at Freudenberg North America. Before Freudenberg, Mr. Wright worked for twelve years at Johnson & Johnson in several engineering and manufacturing positions. Mr. Wright holds a degree in Mechanical Engineering from Texas Tech University and served as an engineering officer in the U.S. Navy.

RANDY BOGGS--MANAGER-REED DIVISION
     Mr. Boggs joined Steel Heddle in 1994 after leaving Palmetto Loom Reed, Inc. where he was Plant Manager. Previously, he was Weaving Superintendent with the Bibb Company's White Horse Plant. He was also employed with J.P. Stevens where he held various management positions in the Greige Fabrics Division. He has a B.A. in Business Administration from Southern Wesleyan College.

EDWARD J. TREGLIA--MANAGER-ROLLED PRODUCTS DIVISION
     Mr. Treglia joined Steel Heddle in 1987 as an Industrial Engineer and in 1989 was transferred to the Rolled Products Division. In September 1996, he was named Plant Manager. Before joining Steel Heddle, he worked with Southeastern Kusan and Sheller-Globe. Mr. Treglia graduated from the University of Cincinnati with a B.S. in Industrial Engineering. While working on his degree, he was a co-op Industrial Engineer with IBM and Wierton Steel.

NATHAN L. BELDEN--DIRECTOR
     Mr. Belden joined AIP in 1995 from the Mergers & Acquisitions Department of Kidder, Peabody & Co., Inc. where he was employed since 1993.

ROBERT J. KLEIN--DIRECTOR
     Mr. Klein is a Principal of AIP. He has been an employee of AIP since 1992. From 1991 to 1992, he was an associate at The First Boston Corporation and prior thereto was an associate with Rosecliff, Inc., an affiliate of Acadia Partners, L.P. Mr. Klein is a director of Easco Corporation and RBX Corporation.

KIM A. MARVIN--DIRECTOR
     Mr. Marvin is a Principal of AIP. He joined the San Francisco office of AIP in 1997 from the Mergers & Acquisitions Department of Goldman, Sachs & Co. where he was employed since 1994. Mr. Marvin is a director of Bucyrus International, Inc.

ROBERT L. PURDUM--NON-EXECUTIVE CHAIRMAN AND DIRECTOR
     Mr. Purdum is a Director and Managing Director of American Industrial Partners Corporation. Mr. Purdum is expected to become the Non-Executive Chairman of the Company's Board following the Acquisition Transactions. Mr. Purdum retired as Chairman of Armco Inc., in 1994. From November 1990 to 1993, Mr. Purdum was Chairman and Chief Executive Officer of Armco. Mr. Purdum has been a director of AIP Management Co. since joining AIP in 1994. Mr. Purdum is also a director of Bucyrus International, Inc., Holophane Corporation, Berlitz International, Inc. and Kettering University.

THEODORE C. ROGERS--DIRECTOR
     Mr. Rogers is a Director, the Chairman of the Board and the Secretary of American Industrial Partners Corporation. He co-founded AIP and has been a director and officer of the firm since 1989. He is currently a director of Bucyrus International, Inc., Easco Corporation, Sweetheart Holdings, Inc., SF Holdings, Inc., RBX Corporation, Stanadyne Automotive Corp. and Derby International.

     Directors are not expected to receive compensation for their services as directors, except for the Non-Executive Chairman of the Board who will receive $150,000 per year.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for each of the three years ended December 31, 1997, of these persons who served as (i) the chief executive officer during such years and (ii) the other four most highly compensated executive officers of the Company during such years:

                                                                                 ANNUAL COMPENSATION
                                                                     --------------------------------------------
                                                                                                     OTHER
                     NAME AND PRINCIPAL                                                              ANNUAL
                          POSITION                            YEAR   SALARY($)   BONUS($)(a)   COMPENSATION($)(b)
                     ------------------                       ----   ---------   -----------   ------------------
Benjamin G. Team............................................  1997    244,800      344,746           35,356
  Chief Executive                                             1996    235,000      231,894           23,348
  Officer and President                                       1995    235,000           --           24,629

Robert W. Dillon............................................  1997    182,200      249,102           28,297
  Executive Vice President                                    1996    174,900      195,561           19,504
                                                              1995    174,900           --           21,037

Jerry B. Miller.............................................  1997    155,200      222,837           28,376
  Vice President Finance                                      1996    148,700      189,703           18,358
                                                              1995    148,700           --           19,786

Thomas A. Korbutt...........................................  1997    121,400      124,727           21,536
  Vice President Frame Division                               1996    117,700      145,884           15,381
                                                              1995    117,700           --           16,391

J.E. Merritt*...............................................  1997    120,100      104,727           21,973
                                                              1996    117,700      127,884           15,381
                                                              1995    117,700           --           16,390

------------------------------

(a) Bonuses are reported in the year earned even if paid in a subsequent year.

(b) Other annual compensation includes the Company's contribution to the Employee Thrift and Savings Plan and the Cash Balance Plan.

  * Retired December 1997

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                              POTENTIAL
                                                                                                          REALIZABLE VALUE
                                                                                                             AT ASSUMED
                                                                                                           ANNUAL RATES OF
                                                                                                             STOCK PRICE
                                                                                                            APPRECIATION
                                                            INDIVIDUAL GRANTS                              FOR OPTION TERM
                                   --------------------------------------------------------------------   -----------------
                                    NUMBER OF       PERCENT OF
                                    SECURITIES     TOTAL OPTIONS
                                    UNDERLYING        GRANTED
                                     OPTIONS      TO EMPLOYEES IN   EXERCISE OR BASE
              NAME                   GRANTED        FISCAL YEAR       PRICE ($/sh)      EXPIRATION DATE    5%($)    10%($)
              ----                 ------------   ---------------   -----------------   ---------------   -------   -------
Benjamin G. Team.................     6,764            25.7                15              02/20/02       148,824   183,807

Robert W. Dillon.................     4,924            18.7                15              02/20/02        99,692   123,418

Jerry B. Miller..................     4,924            18.7                15              02/20/02        99,692   123,418

Thomas A. Korbutt................     2,204             8.4                15              02/20/02        27,060    34,147

J.E. Merritt.....................     2,204             8.4                15              02/20/02        27,060    34,147

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION VALUES (a)

                                                                             NUMBER OF
                                                                             SECURITIES
                                                                             UNDERLYING
                                                                            UNEXERCISED            VALUE OF UNEXERCISED
                                                                             OPTIONS AT                IN-THE-MONEY
                                                                         FISCAL YEAR END(#)             OPTIONS AT
                                SHARES ACQUIRED ON                          EXERCISABLE/      FISCAL YEAR END($) EXERCISABLE/
             NAME                  EXERCISE (#)      VALUE REALIZED($)     UNEXERCISABLE               UNEXERCISABLE
             ----               ------------------   -----------------   ------------------   -------------------------------
Benjamin G. Team..............          420                9,038                6,344                     136,523
Robert W. Dillon..............           --                   --                4,924                     105,964
Jerry B. Miller...............          660               14,203                4,264                      91,761
Thomas A. Korbutt.............           --                   --                2,204                      47,430
J.E. Merritt..................           --                   --                2,204                      47,430

------------------------------

(a) Options held by certain employees of the Company were converted at the consummation of the Acquisition into options to purchase common stock of SH Group. In addition, SH Group adopted a performance-based option plan pursuant to which options to acquire up to 7% of SH Group's common stock (on a fully diluted basis) were awarded to certain members of the Company's management.

                                 PENSION PLANS

     The Company maintains a cash balance pension plan that provides a monthly annuity payable at age 65. The amount of such annuity is the actuarial equivalent of the value of an individual account balance which is comprised of the following: (i) a participant's accrued benefit under the plan determined as of December 31, 1994; (ii) a percentage (from 2.25% to 7.00%) of the participant's annual earnings plus a percentage (from 3.0% to 5.0%) of the participant's annual earnings in excess of 50% of the Social Security wage base for the calendar year, with such percentages determined based on the participant's age at the beginning of each year; and (iii) interest credits based on an index weighted to reflect 60% of the return of the Lehman Brothers Governmental/Corporate Bond Index and 40% of the return of the S&P 500 stock index, determined as of December 31 of the calendar year in which the interest is credited. The estimated annual benefit payable at age 65 for each of the named executive officers is shown below. For purposes of determining such benefit, no increases in salary or Social Security wage base were assumed, and a 5% interest rate was used for determining interest credits and for converting the individual account balance to an annuity at age 65:

                                                                              PROJECTED ANNUAL
                                                                             ANNUITY PAYABLE AT
                                                                                   NORMAL
                                                     PROJECTED INDIVIDUAL        RETIREMENT
NAME                                                   ACCOUNT BALANCE              AGE
----                                                 --------------------    ------------------
Benjamin G. Team...................................        $442,924               $38,103
Robert W. Dillon...................................        $563,832               $48,504
Jerry B. Miller....................................        $401,004               $34,479
Thomas A. Korbutt..................................        $309,992               $26,667
J.E. Merritt.......................................        $309,144               $26,594

EMPLOYMENT AGREEMENTS

     Messrs. Team, Miller and Dillon each are party to a severance arrangement under which each will receive severance pay if his employment is terminated by the Company (other than for cause) for the number of months between the date of termination and December 31, 2000 if termination occurs on or before December 31, 1999 or for twelve months if termination occurs on or after January 1, 2000. Messrs. Team, Miller and Dillon each are a party to a Sale Bonus Agreement dated April 21, 1998, pursuant to which each received approximately $1.3 million upon the consummation of a sale of the Company.

     Messrs. Connor and Korbutt each are a party to a severance arrangement under which each will receive severance pay if his employment is terminated by the Company (other than for cause) for the number of months between the date of termination and December 31, 1999 if termination occurs on or before December 31, 1998 or for twelve months if termination occurs on or after January 1, 1999.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ACQUISITION ARRANGEMENTS

     In connection with the Acquisition Transactions, the Company, AIP and management investors entered into a stockholders' agreement (the "Stockholders' Agreement") pursuant to which such persons were granted certain registration rights and participation rights. Pursuant to the Stockholders' Agreement, AIP has the right to elect the majority of the directors of the Company.

     At the close of the Acquisition Transactions, AIP was paid a fee of $2.0 million and reimbursed for out-of-pocket expenses in connection with the negotiation of the Acquisition and for providing certain investment banking services to the Company including the arrangement and negotiation of the terms of the New Credit Agreement, the arrangement and negotiation of the terms of the Old Notes and for other financial advisory and management consulting services. Upon consummation of the Acquisition, Messrs. Team, Miller and Dillon each received sale bonuses of approximately $1.3 million.

MANAGEMENT SERVICES AGREEMENTS

     BCC, an affiliate of Butler Capital Corporation, provided consulting services to the Company pursuant to a Consulting Services Agreement dated as of January 1, 1996 and received remuneration of $275,000 in each of fiscal 1997, 1996 and 1995. In fiscal 1996, BCC received a special one-time payment of $450,000. Such agreement was terminated upon consummation of the Acquisition Transactions. In connection with the Company's refinancing in fiscal 1997, BCC received payment of $200,000.

     AIP expects to provide substantial ongoing financial and management services to the Company utilizing the extensive operating and financial experience of AIP's principals. AIP will receive an annual fee of $895,000 for providing general management, financial and other corporate advisory services to the Company and will be reimbursed for out-of-pocket expenses. The fees will be paid to AIP pursuant to a management services agreement among AIP and the Company and will be subordinated in right of payment to the Notes.

                      DESCRIPTION OF COMPANY COMMON STOCK

     The Company's authorized capital stock consists of 100 shares of common stock, par value $0.10 per share (the "Common Stock"). SH Group owns all of the outstanding Common Stock. AIP, its related investors and management of the Company own all of the outstanding common stock of SH Group. In addition to the management rollover interest, SH Group issued options to members of management pursuant to an option plan established by its board of directors. Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders. The holders of shares of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefor, and upon liquidation or dissolution are entitled to receive all assets available for distribution to the shareholders.

                               SECURITY OWNERSHIP

     As of July 30, 1998, SH Group was the only holder of record of shares of Common Stock. As of July 30, 1998, there were 13 holders of record of shares of common stock of SH Group. The following table sets forth certain information regarding beneficial ownership of common stock of SH Group as of July 30, 1998, assuming the exercise of stock options exercisable within 60 days of such date, by (i) each person who is known by SH Group to be the beneficial owner of more than 5% of the common stock of SH Group, (ii) each of SH Group's directors and the named executive officers in the Summary Compensation Table and (iii) all directors and executive officers as a group. To the knowledge of SH Group, each stockholder has sole voting and investment power as to the shares of common stock of SH Group shown unless otherwise noted. Except as indicated below, the address for each such person is c/o Steel Heddle Mfg., Co., 1801 Rutherford Road, Greenville, South Carolina 29607.

                            NAME                              NUMBER(1)   PERCENTAGE(2)
                            ----                              ---------   -------------
American Industrial Partners Capital Fund II, L.P.(3).......   226,299        96.3
Nathan L. Belden(3).........................................       200           *
Kim A. Marvin(3)............................................         0           0
Theodore C. Rogers(4).......................................         0           0
Robert J. Klein(4)..........................................       250           *
Robert L. Purdum(4).........................................     1,000           *
Benjamin G. Team............................................     6,334(5)        *
Robert W. Dillon............................................     4,916(5)        *
Jerry B. Miller.............................................     4,257(5)        *
Thomas A. Korbutt...........................................     2,200(5)        *
All directors and executive officers as a group
   (9 persons)..............................................    19,157(6)      7.6

---------------
 *  Represents less than 1%
(1) Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities and Exchange Commission. In computing the number of shares of common stock of SH Group beneficially owned by a person and the percentage of beneficial ownership of that person, shares of common stock of SH Group subject to options held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. The persons named in this table have sole voting and investment power with respect to all shares of common stock of SH Group shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.
(2) Based upon 234,949 shares of common stock of SH Group outstanding as of July 30, 1998.
(3) The address of such entity or person is One Maritime Plaza, Suite 2525, San Francisco, California 94111.
(4) The address of such person is 551 Fifth Avenue, Suite 3800, New York, New York 10176.
(5) Represents shares of common stock of SH Group which are issuable upon exercise of options within 60 days of the date hereof.
(6) Includes an aggregate of 17,707 shares of common stock of SH Group held by directors and executive officers which are issuable upon exercise of options exercisable within 60 days of the date hereof.

                              DESCRIPTION OF NOTES

GENERAL

     The New Notes will be issued as a separate series pursuant to the Indenture between Steel Heddle Mfg. Co. (the "Company") and United States Trust Company of New York, as trustee (the "Trustee"). The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The New Notes are subject to all such terms, and Holders of New Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes (which they replace) except that (i) the New Notes bear a Series B designation, (ii) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (iii) the holders of the New Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions increasing the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights terminate when the Exchange Offer is consummated. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the proposed form of Indenture and Registration Rights Agreement is available as set forth under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

     The New Notes will be senior subordinated, unsecured, general obligations of the Company, limited in aggregate principal amount to $100.0 million. The New Notes will be jointly and severally irrevocably and unconditionally guaranteed on a senior subordinated basis by each of the Company's present and future domestic Subsidiaries (the "Guarantors"). The obligations of each Guarantor under its guarantee, however, will be limited in a manner intended to avoid it being deemed a fraudulent conveyance under applicable law. See "--Certain Bankruptcy Limitations" below. The term "Subsidiaries" as used herein, however, does not include Unrestricted Subsidiaries.

     As of the date of the Indenture, none of the Company's Subsidiaries will be Unrestricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries generally will not be subject to the restrictive covenants set forth in the Indenture and will not be Guarantors. Notwithstanding anything herein to the contrary, the provisions of the Indenture shall not prevent or restrict consummation of any of the Acquisition Transactions.

PRINCIPAL, MATURITY AND INTEREST

     The Notes are limited in aggregate principal amount to $100.0 million and will mature on June 1, 2008. Interest on the Notes will accrue at the rate of 10 5/8% per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 1998, to Holders of record on the immediately preceding May 15 and November 15. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium if any, and interest and Liquidated Damages, if any, on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, any payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided, that all payments with respect to Global Notes and Certificated Notes, the Holders of whom have given wire transfer instructions to the Company, will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

SUBORDINATION

     The payment of principal of, premium, if any, and interest on the Notes, and Liquidated Damages, if any, are subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or Cash Equivalents of all Obligations in respect of Senior Indebtedness, whether outstanding on the date of the Indenture or thereafter incurred. In addition, as set forth in "Subsidiary Guarantees" below, the Subsidiary Guarantees are general unsecured obligations of the Guarantors subordinated in right of payment to all Obligations in respect of Guarantor Senior Indebtedness. Under certain circumstances, the Indenture permits Foreign Subsidiaries to incur Indebtedness to which the Notes would be effectively subordinated. As of April 4, 1998, on a pro forma basis after giving effect to the Acquisition Transactions, the Company and its subsidiaries would have had approximately $34.9 million of Senior Indebtedness and Guarantor Senior Indebtedness and no indebtedness of Foreign Subsidiaries.

     Upon any distribution to creditors of the Company or a Guarantor in a liquidation or dissolution of the Company or a Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or a Guarantor or its property, whether voluntary or involuntary, an assignment for the benefit of creditors or any marshalling of the Company's or Guarantors' assets and liabilities, the holders of Senior Indebtedness or the applicable Guarantor Senior Indebtedness, as applicable, will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of such Senior Indebtedness or the applicable Guarantor Senior Indebtedness, as applicable (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness or the applicable Guarantor Senior Indebtedness, as applicable, whether or not allowable as a claim in any such proceeding), before the Holders of Notes or, the applicable Subsidiary Guarantees, will be entitled to receive any payment with respect to the Notes, or the applicable Subsidiary Guarantees, and until all such Obligations with respect to the applicable Senior Indebtedness or the applicable Guarantor Senior Indebtedness, as applicable, are paid in full in cash or Cash Equivalents, any distribution to which the Holders of Notes or the applicable Subsidiary Guarantees would be entitled shall be made to the holders of the applicable Senior Indebtedness' or the applicable Guarantor Senior Indebtedness, as applicable (except that Holders of Notes or the applicable Subsidiary Guarantees may receive (i) securities that are subordinated at least to the same extent as the Notes or the applicable Subsidiary Guarantees to Senior Indebtedness or the applicable Guarantor Senior Indebtedness, as applicable, and any securities issued in exchange for the applicable Senior Indebtedness or the applicable Guarantor Senior Indebtedness, as applicable and that have a final maturity date and weighted average life to maturity that is the same as or greater than the Notes or the applicable Subsidiary Guarantees, and that are not secured by any collateral and (ii) payments made from the trust described under "--Legal Defeasance and Covenant Defeasance").

     The Company and the Guarantors also may not make any payment upon or in respect of the Notes or the applicable Subsidiary Guarantees (except in such subordinated securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of any Obligations due in respect of Designated Senior Indebtedness occurs and is continuing beyond any applicable grace period (a "Payment Default") or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity (a "Nonpayment Default") and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the representative of the holders of any Designated Senior Indebtedness. Payments on the Notes may and shall be resumed (a) in the case of a Payment Default, upon the date on which such default is cured or waived and (b) in case of a Nonpayment Default, the earlier of the date on which such Nonpayment Default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the commencement of the immediately prior Payment Blockage Notice. No Nonpayment Default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice (it being acknowledged that any subsequent action, or any breach of any financial covenant for a period ending after the expiration of such payment blockage period that, in either case, would give rise to a new event of default, even though it is a breach pursuant to any provision under which a prior event of default previously existed, shall constitute a new event of default for this purpose).

     The Indenture further requires that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Notes may recover less ratably than creditors of the Company and the Guarantors who are holders of Senior Indebtedness and Guarantor Senior Indebtedness. See "Risk
Factors -- Subordination." The Indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Indebtedness and Guarantor Senior Indebtedness that the Company and its subsidiaries can incur. See "-- Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

     No provision contained in the Indenture or the Notes will affect the obligation of the Company and the Guarantors, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the Notes. The subordination provisions of the Indenture and the Notes will not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any Holder to pursue any other rights or remedies with respect to the Notes.

SUBSIDIARY GUARANTEES

     The Company's Obligations under the Notes are guaranteed pursuant to the Guarantees and any future subsidiary guarantees (collectively, the "Subsidiary Guarantees") on a senior subordinated basis by the present Guarantors and any other Subsidiaries that become guarantors (collectively, the "Guarantors") under the covenant entitled "Additional Subsidiary Guarantees." The Subsidiary Guarantees of the Guarantors are subordinated to the prior payment in full of all Guarantor Senior Indebtedness, of which there would be $34.9 million as of April 4, 1998 on a pro forma basis, and the amounts for which the Guarantors will be liable under the Guarantees issued from time to time with respect to Guarantor Senior Indebtedness. The obligations of each Guarantor under its Subsidiary Guarantee are limited in a manner intended to not constitute a fraudulent conveyance under applicable law. See, however, "Risk Factors--Fraudulent Transfer Considerations," and "Certain Bankruptcy Limitations" below.

     The Indenture provides that no Guarantor (other than as provided in the immediately following paragraph) may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another corporation, Person or entity whether or not affiliated with such Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) is organized under the laws of the United States or any state thereof, (ii) such person assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee under the Indenture; (iii) immediately after giving effect to such transaction no Default or Event of Default exists; and (iv) such Guarantor, or any Person formed by or surviving any such consolidation or merger, would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio to incur, immediately after giving effect to such transaction, at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; provided, however, that the foregoing may not apply to the merger of two or more Guarantors with and into each other.

     The Indenture provides that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, by way of merger, consolidation or otherwise, then such Guarantor (in the event of a sale or other disposition of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "--Releases Following Sale of Assets."

CERTAIN BANKRUPTCY LIMITATIONS

     The Company conducts certain of its business through Guarantors, which have guaranteed or will guarantee the Company's Obligations with respect to the Notes and Unrestricted Subsidiaries and Foreign

Subsidiaries, which Unrestricted Subsidiaries and Foreign Subsidiaries are not required to guarantee the Notes. See "Risk Factors." Holders of the Notes will be direct creditors of each Guarantor by virtue of its Subsidiary Guarantee. Nonetheless, in the event of the bankruptcy or financial difficulty of a Guarantor, such Guarantor's obligations under its Subsidiary Guarantee may be subject to review and avoidance under state and federal fraudulent transfer laws. Among other things, such obligations may be avoided if a court concludes that such obligations were incurred for less than reasonably equivalent value or fair consideration at a time when the Guarantor was insolvent, was rendered insolvent, or was left with inadequate capital to conduct its business. A court would likely conclude that a Guarantor did not receive reasonably equivalent value or fair consideration to the extent that the aggregate amount of its liability on its Subsidiary Guarantee exceeds the economic benefits it receives in the Offering. The obligations of each Guarantor under its Subsidiary Guarantee will be limited in a manner intended to cause it not to be a fraudulent conveyance under applicable law, although no assurance can be given that a court would give the holder the benefit of such provision. See "Risk Factors--Fraudulent Transfer Considerations."

     If the obligations of a Guarantor under its Subsidiary Guarantee were avoided, Holders of Notes would have to look to the assets of any remaining Guarantors for payment. There can be no assurance in that event that such assets would suffice to pay the outstanding principal of, premium, if any and interest on the Notes, and Liquidated Damages, if any.

OPTIONAL REDEMPTION

     The Notes are not redeemable at the Company's option prior to June 1, 2003 except as provided below. Thereafter, the Notes are subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

YEAR                                                          PERCENTAGE
2003........................................................   105.313%
2004........................................................   103.542%
2005........................................................   101.771%
2006 and thereafter.........................................   100.000%

     Notwithstanding the foregoing, at any time on or prior to June 1, 2001, the Company may (but shall not have the obligation to) redeem up to 35% of the original aggregate principal amount of the Notes at a redemption price of 110.625% of the principal amount thereof, in each case plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the Net Cash Proceeds received by the Company from one or more Equity Offerings; provided that, in each case at least 65% of the aggregate principal amount of Notes originally issued remain outstanding immediately after the occurrence of such redemption; and provided further, that such redemption shall occur within 60 days of the date of the closing of such Equity Offering.

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on the Notes or portions of them called for redemption unless the Company defaults in such payments due on the redemption date.

MANDATORY REDEMPTION

     The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (the "Change of Control Payment") on a date (the "Change of Control Payment Date") no later than 60 Business Days after the occurrence of the Change of Control. Within 35 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice, which offer shall remain open for at least 20 Business Days following its commencement, but in any event no longer than 30 Business Days. The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any such securities laws or regulations conflict with the provisions of this paragraph, compliance by the Company or any of the Guarantors with such laws and regulations shall not in and of itself cause a breach of its obligations under such covenant.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Indenture provides that, prior to complying with the provisions of this covenant, but in any event within 30 days following a Change of Control, the Company will either repay all outstanding Designated Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Designated Senior Indebtedness to permit the repurchase of Notes required by this covenant. The Company will not be required to purchase any Notes until it has complied with the preceding sentence, but the Company's failure to make a Change of Control Offer when required or to purchase tendered Notes when tendered would constitute an Event of Default. See "Risk Factors."

     Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

     The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management.

     The phrase "all or substantially all" of the assets of the Company will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred. In addition, no assurances can be given that the Company will be able to acquire Notes tendered upon the occurrence of a Change of Control.

     If the Change of Control Payment Date hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any) due on such Interest Payment Date will be paid to the person in whose name a Note is registered at the close of business on such Record Date, and such interest (and Liquidated Damages, if applicable) will not be payable to Holders who tender the Notes pursuant to the Change of Control Offer.

     The Credit Agreement provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

  ASSET SALES

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, engage in an Asset Sale in excess of $1.0 million unless
(i) the Company (or such Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests sold or otherwise disposed of and, in the case of a lease of assets, a lease providing for rent and other conditions which are no less favorable to the Company (or such Subsidiary, as the case may be) in any material respect than the then prevailing market conditions (evidenced in each case by a resolution of the Board of Directors of such entity set forth in an Officers' Certificate delivered to the Trustee) and (ii) at least 75% (100% in the case of lease payments) of the consideration therefor received by the Company or such Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet or in the notes thereto, but excluding contingent liabilities and trade payables) of the Company or any Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guarantee thereof) that are assumed by the transferee of any such assets and from which the Company or such Subsidiary are unconditionally released from liability and (y) any notes, securities or other obligations received by the Company or any such Subsidiaries from such transferee that are promptly, but in no event more than 30 days after receipt, converted by the Company or such Subsidiary into cash shall (to the extent of the cash received) be deemed to be cash for purposes of this provision and the receipt of such cash shall be treated as cash received from the Asset Sale for which such notes or obligations were received.

     The Company or any of its Subsidiaries may apply the Net Proceeds from each Asset Sale, at its option, within 360 days after the consummation of such Asset Sale, (a) to permanently reduce any Senior Indebtedness, Guarantor Senior Indebtedness or, in the case of an Asset Sale by a Foreign Subsidiary, to permanently reduce Indebtedness of such Foreign Subsidiary (and in the case of any senior revolving indebtedness to correspondingly permanently reduce commitments with respect thereto), (b) to make capital expenditures, for the acquisition of another business or the acquisition of other long-term assets, in each case, in the same or a Related Business, or (c) to reimburse the Company or its Subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property subject to loss, damage or taking to the extent that the Net Proceeds consist of insurance proceeds received on account of such loss, damage or taking. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Revolving Debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all Holders of Notes (an "Asset Sale Offer") and to holders of other Indebtedness of the Company outstanding ranking on a parity with the Notes with similar provisions requiring the Company to make a similar offer with proceeds from asset sales, pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding, to purchase the maximum principal amount (or accreted value, as applicable) of Notes and such other Indebtedness, if any, that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount (or accreted value, as applicable) thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. If the aggregate principal amount (or accreted value, as applicable) of Notes and such Indebtedness surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such Indebtedness to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

     Any Asset Sale Offer shall remain open for at least 20 Business Days, in any event no longer than 30 Business Days, and shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this paragraph, compliance by the Company or any of its Subsidiaries with such laws and regulations shall not in and of itself cause a breach of its obligations under such covenant.

     If the payment date in connection with an Asset Sale Offer hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any, due on such Interest Payment Date) will be paid to the person in whose name a Note is registered at the close of business on such Record Date, and such interest (or Liquidated Damages, if applicable) will not be payable to Holders who tender Notes pursuant to such Asset Sale Offer.

CERTAIN COVENANTS

  RESTRICTED PAYMENTS

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Company or any of its Subsidiaries' or direct or indirect parent's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate or Subsidiary of the Company (other than any such Equity Interests owned by the Company or any Subsidiary of the Company); (iii) make any principal payment on or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to or pari passu (unless, in the case of pari passu Indebtedness only, such purchase, redemption, defeasance, acquisition, or retirement is made, or offered (if applicable), pro rata with the Notes or the Subsidiary Guarantees, if applicable) with the Notes or any of the Subsidiary Guarantees, as applicable (and other than Notes or the Subsidiary Guarantees, as applicable), except for any scheduled repayment or at the final maturity thereof; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (i), (vi),
     (vii), (viii) and (ix), but excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v) and (x) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income (adjusted to exclude any amounts that are otherwise included in this clause (c) to the extent there would be, and to avoid, any duplication in the crediting of any such amounts) of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate Net Proceeds received by the Company after the Issue Date from a Capital Contribution or from the issue or sale of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary or an Unrestricted Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (iii) 100% of any cash dividends received by the Company or a Wholly Owned Subsidiary of the Company after the Issue Date from an Unrestricted Subsidiary, plus (iv) 100% of the Net Proceeds realized by the Company or a Wholly Owned Subsidiary of the Company upon the sale of any Unrestricted Subsidiary (less the amount of any reserve established for purchase price adjustments and less the maximum amount of any indemnification or similar contingent obligation for the benefit of the purchaser, any of its Affiliates or any other third party in such sale, in each case as adjusted for any permanent reduction in any such amount on or after the date of such sale, other than by virtue of a payment made to such person) following the Issue Date, plus (v) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the amount of Net Proceeds received by the Company or a Wholly Owned Subsidiary of the Company with respect to such Restricted Investment.

     The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the payment of a fee to AIP or its designee on the Issue Date of not more than $2.0 million for certain investment banking, advisory and management services rendered to the Company in connection with the Acquisition Transactions and if no Default or Event of Default shall have occurred and be continuing (and shall not have been waived) or shall occur as a consequence thereof, the payment by the Company (either directly or indirectly, e.g., through the Parent) of a management fee to AIP in an amount not to exceed $895,000 in any year plus an additional amount in such year (not to exceed $895,000) to the extent such management fee was not payable by reason of this clause (ii) in any prior fiscal year and the reimbursement by the Company of AIP's reasonable out-of-pocket expenses incurred in connection with the rendering of management services to or on behalf of the Company; provided, however, that the obligation of the Company to pay such management fee will be subordinated to the payment of all Obligations with respect to the Notes (and any Subsidiary Guarantee thereof); (iii) the making of any Restricted Investment, directly or indirectly, in exchange for, or out of the Net Cash Proceeds of, the substantially concurrent Capital Contribution or sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided, that any Net Cash Proceeds that are utilized for any such Restricted Investment shall be excluded from clauses (c)(i) and
(c)(ii) of the preceding paragraph; (iv) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that any Net Cash Proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clauses (c)(i) and (c)(ii) of the preceding paragraph; (v) the defeasance, redemption, repurchase, acquisition or other retirement of pari passu or subordinated Indebtedness with the Net Cash Proceeds from an incurrence of Permitted Refinancing Indebtedness or, in exchange for, or out of the Net Cash Proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided, that any Net Cash Proceeds that are utilized for any such defeasance, redemption, repurchase shall be excluded from clauses (c)(i) and
(c)(ii) of the preceding paragraph;

(vi) the repurchase, redemption, or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any member of the Company's (or any Subsidiaries') management pursuant to any management agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $5.0 million in the aggregate (net of the Net Cash Proceeds received by the Company from subsequent reissuances of such Equity Interests to new members of management), and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (vii) so long as no Default or Event of Default shall have occurred and is continuing, Restricted Payments in an aggregate amount not to exceed $1.0 million; (viii) pro rata dividends and other distributions on the Capital Stock of any Subsidiary of the Company by such Subsidiary; (ix) payments in lieu of fractional shares in an amount not to exceed $250,000 in the aggregate; and (x) Permitted Payments to Parent.

     Additionally, the foregoing provisions of this covenant will not prohibit, so long as no Default or Event of Default shall have occurred and be continuing, any payment to Parent (i) made not more than 10 Business Days after an Interest Payment Date if the Company shall first have paid to the Holders all principal, premium (if any) and interest (and Liquidated Damages, if any) due and owing on the Notes on or prior to such Interest Payment Date and (ii) used by Parent concurrently with such payment to make a scheduled interest payment on the SH Group Debentures as required by the SH Group Debentures as they exist on the Issue Date. The full amount of any Restricted Payments made pursuant to this paragraph, however, will be deducted in the calculation of the aggregate amount of Restricted Payments available to be made pursuant to clause (c) of the first paragraph of this covenant.

     The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation, (y) the fair market value of such Investments at the time of such designation and (z) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "--Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock or Disqualified Stock; provided, however, that the Company may incur Indebtedness (including Acquired Indebtedness) and issue shares of Disqualified Stock and the Company's Subsidiaries that are Guarantors may incur Indebtedness and issue preferred stock or Disqualified Stock if, in each case:
(i) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least
2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period; and (ii) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; provided, that no Guarantee may be incurred pursuant to this paragraph, unless the guaranteed Indebtedness is incurred by the Company or a Subsidiary of the Company pursuant to this paragraph. The foregoing provisions will not apply to:

          (i) the incurrence of Indebtedness by the Company or its Subsidiaries under the Credit Agreement in an aggregate principal amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed an amount (including any Indebtedness incurred to refinance, retire, renew, defease, refund or otherwise replace any such Indebtedness) equal to $70.0 million, less (i) an amount equal to the cumulative mandatory amortization payments required under the Credit Agreement in existence as of the Issue Date (irrespective of whether any such payments are actually made or whether the Credit Agreement remains in existence) and (ii) the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce the outstanding amount or, as applicable, the commitments with respect to such Indebtedness pursuant to the covenant described above under the caption "--Asset Sales;"

          (ii) the Existing Indebtedness;

          (iii) the incurrence by the Company of Indebtedness represented by the Notes (up to an aggregate principal amount of $100.0 million) and by the Subsidiaries of Indebtedness represented by the Subsidiary Guarantees of such Notes;

          (iv) the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or Purchase Money Obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Subsidiary, in an aggregate principal amount not to exceed $10.0 million at any time outstanding (including any Indebtedness incurred to refinance, retire, renew, defease, refund or otherwise replace any such Indebtedness);

          (v) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be incurred or was outstanding on the Issue Date, after giving effect to the Acquisition Transactions;

          (vi) the incurrence by the Company or any of its Wholly Owned Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries or between or among any Wholly Owned Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than a Wholly Owned Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

          (vii) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the Indenture to be incurred;

          (viii) the incurrence by the Company or any of its Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding (including any Indebtedness incurred to refinance, retire, renew, defease, refund or otherwise replace any such Indebtedness) not to exceed $10.0 million;

          (ix) the incurrence by the Company or any Subsidiary of Indebtedness in respect of judgment, appeal, surety, performance and other like bonds, bankers acceptance and letters of credit provided by the Company and its Subsidiaries in the ordinary course of business in an aggregate amount outstanding

     (including any indebtedness incurred to refinance, retire, renew, defease, refund or otherwise replace any such indebtedness) at any time of not more than $500,000; and

          (x) Indebtedness incurred by the Company or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees of letters of credit, surety bonds or performance bonds securing the performance of the Company or any of its Subsidiaries to any person acquiring all or a portion of such business or assets of a Subsidiary of the Company for the purpose of financing such acquisition, in a principal amount not to exceed 25% of the gross proceeds (with proceeds other than cash or Cash Equivalents being valued at the fair market value thereof as determined by the Board of Directors of the Company in good faith) actually received by the Company or any of its Subsidiaries in connection with such disposition.

     Notwithstanding any other provision of this covenant, a Guarantee by a Guarantor of Indebtedness of the Company or another Guarantor permitted by the terms of the Indenture at the time such Indebtedness was incurred will not constitute a separate incurrence of Indebtedness.

     Indebtedness or Disqualified Stock of any person which is outstanding at the time such Person becomes a Subsidiary of the Company (including upon designation of any subsidiary or other person as a Subsidiary) or is merged with or into or consolidated with the Company or a Subsidiary of the Company shall be deemed to have been incurred at the time such Person becomes such a Subsidiary of the Company or is merged with or into or consolidated with the Company or a Subsidiary of the Company, as applicable.

  LIENS

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, unless the Notes and the Subsidiary Guarantees of the Guarantors are secured by such Lien on an equal and ratable basis; provided, that if the Obligation secured by any Lien is subordinate or junior in right of payment to the Notes or such Subsidiary Guarantees, the Lien securing such Obligation shall be subordinate and junior to the Lien securing the Notes and such Subsidiary Guarantees with the same or lesser relative priority as such Obligation shall have been with respect to the Notes and such Subsidiary Guarantees.

  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Subsidiaries, (ii) make loans or advances to the Company or any of its Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the Credit Agreement as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings may be no more restrictive with respect to such dividend and other payment restrictions than the most restrictive of those contained in the Credit Agreement as in effect on the date of the Indenture, (c) the Indenture and the Notes or Indebtedness permitted to be incurred pursuant to the Indenture and ranking pari passu with the Notes or the Guarantees, as applicable, to the extent such restrictions are no more restrictive than those of the Indenture, (d) applicable law, (e) any instrument governing Acquired Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Acquired Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (f) by reason of

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

customary non-assignment provisions in leases and licenses entered into in the ordinary course of business and consistent with past practices, (g) Purchase Money Obligations or Capital Lease Obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above only on the property so acquired, (h) agreements relating to the financing of the acquisition of real or tangible personal property acquired after the date of the Indenture, provided, that such encumbrance or restriction relates only to the property which is acquired and in the case of any encumbrance or restriction that constitutes a Lien, such Lien constitutes a Permitted Lien as set forth in clause (xi) of the definition of "Permitted Lien," (i) any restriction or encumbrance contained in contracts for sale of assets permitted by this Indenture in respect of the assets being sold pursuant to such contract, (j) Senior Indebtedness, Guarantor Senior Indebtedness or Indebtedness of a Foreign Subsidiary permitted to be incurred under the Indenture and incurred on or after the date of the Indenture; provided, that such encumbrances or restrictions in such Indebtedness are no more onerous than the most restrictive of those contained in the Credit Agreement on the date of the Indenture, or (k) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

  LIMITATION ON LAYERING DEBT

     The Indenture provides that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that by its terms or the terms of any document or instrument relating thereto is subordinate or junior in right of payment to any Senior Indebtedness and senior in any respect in right of payment to the Notes, and (ii) no Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that by its terms or the terms of any document or instrument relating thereto is subordinate or junior in right of payment to any Guarantor Senior Indebtedness and senior in any respect in right of payment to any Subsidiary Guarantees.

  MERGER, CONSOLIDATION, OR SALE OF ASSETS

     The Indenture provides that the Company will not in a single transaction or series of related transactions consolidate or merge with or into (whether or not the Company is the surviving corporation), or directly or indirectly, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company, as the case may be, under the Notes, the Subsidiary Guarantees and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; (iv) the Company, or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and (v) the Company shall have delivered to the Trustee an Officer's Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. Notwithstanding the foregoing, the transactions comprising the Acquisition Transactions shall be deemed to be expressly permitted under the Indenture and shall not require the execution and delivery of a supplemental indenture.

     Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such consolidation or into which the

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

Company is merged or to which such transfer is made shall succeed to and (except in the case of a lease) be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and (except in the case of a lease) the Company shall be released from the obligations under the Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

     For the purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, the Company's interest in which constitutes all or substantially all of the properties and assets of the Company shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

  TRANSACTIONS WITH AFFILIATES

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to enter into any transaction (including the sale, lease, exchange, transfer or other disposition of any of its properties or assets or services, or the purchase of any property, assets or services), or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions entered into after the date of the Indenture involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transactions comply with clause (i) above and that such Affiliate Transactions have been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transactions or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a favorable written opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transactions from a financial point of view issued by an investment banking firm of national standing in the United States, or in the event such transaction is a type that investment bankers do not generally render fairness opinions, a valuation or appraisal firm of national standing; provided, that, the following shall not be deemed to be Affiliate Transactions: (w) the provision of administrative or management services by the Company or any of its officers to any of its Subsidiaries in the ordinary course of business consistent with past practice, (x) any employment agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary, (y) transactions between or among the Company and/or its Wholly Owned Subsidiaries or Guarantors and (z) transactions permitted by the provisions of the Indenture described above under the caption "Restricted Payments." In addition, none of the Acquisition Transactions shall be deemed to be Affiliate Transactions.

  ADDITIONAL SUBSIDIARY GUARANTEES

     The Indenture provides that all Subsidiaries of the Company (other than Foreign Subsidiaries) shall be Guarantors. Notwithstanding anything herein or in the Indenture to the contrary, if any subsidiary of the Company that is not a Guarantor guarantees any other Indebtedness of the Company or any Subsidiary of the Company that is a Guarantor, or the Company or a Subsidiary of the Company pledges more than 65% of the capital stock of such Subsidiary to a United States lender, then such Subsidiary must become a Guarantor.

  LINE OF BUSINESS

     The Indenture provides that neither the Company nor any of its Subsidiaries shall directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of the Board of Directors of the Company, is a Related Business.

  REPORTS

     The Indenture provides that, whether or not required by the rules and regulations of the Commission so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information and a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, at any time after the effectiveness of a registration statement with respect to the Exchange Offer, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Guarantors have agreed that, for so long as any Transfer Restricted Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

  EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company to comply with the provisions described under the captions "Repurchase at the Option of Holders," which failure is not cured within 30 days; (iv) failure by the Company to comply with any of its other agreements or covenants in, or provisions of, the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium on such Indebtedness when due (after giving effect to any applicable grace period provided in such Indebtedness) or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been such a payment default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by the Company or any of its Significant Subsidiaries to pay nonappealable final judgments (not fully covered by insurance) aggregating in excess of $5.0 million, which judgments are not paid, bonded, discharged or stayed within a period of 60 days; (vii) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Company (and to the Trustee if given by the Holders). Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of

Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest on, or the principal of, or premium and Liquidated Damages, if any, on the Notes.

     The Company is required to deliver to the Trustee quarterly a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to all outstanding Notes ("Legal Defeasance") except for the following provisions which shall survive until otherwise terminated or discharged under the Indenture (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee under the Indenture, and the Company's obligations in connection therewith and (iv) the Legal Defeasance and Covenant Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, interest and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Event of Default or Default shall have occurred and be continuing on the date of such deposit (other than an Event of Default or Default resulting from the borrowing of funds to be applied to such deposit);
(v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under the Senior Bank Debt or any other material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for, in the case of the Officers' Certificate, (i) through (vii) and, in the case of the opinion of counsel, clauses (i) (with respect to the validity and perfection of the trust), (ii), (iii) and (v) of this paragraph relating to the Legal Defeasance or the Covenant Defeasance, as applicable, have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes) and any existing Default or compliance with any provision of the Indenture or the Notes may be waived with the written consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the aggregate principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of Liquidated Damages, if any, or principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the subordination provisions of the Indenture requires the consent of the holders of Designated Senior Indebtedness if the amendment would adversely affect the holders of Designated Senior Indebtedness.

     Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes:
(i) to cure any ambiguity, defect or inconsistency; (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes; (iii) to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation; (iv) to provide for additional Guarantors; (v) to make any change that would provide any additional rights or benefits to the Holders of Notes (including the addition of any Subsidiary Guarantors) or that does not adversely affect the legal rights under the Indenture of any such Holder; or (vi) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee or resign. The Trustee will also serve as trustee under the Indenture for the SH Group Debentures.

     The Holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to the Company at 1801 Rutherford Road, Greenville, South Carolina 29607, Attention: Chief Financial Officer.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control. Notwithstanding the foregoing, the limited partners in AIP shall not be deemed to be Affiliates of AIP solely by reason of their investment in such funds.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition that does not constitute a Restricted Payment or an Investment by such person of any of its non-cash assets (including, without limitation, by way of a sale and leaseback and including the issuance, sale or other transfer of any of the capital stock of any Subsidiary of such person but excluding Cash Equivalents liquidated in the ordinary course of business) other than to the Company or to any of its Wholly Owned Subsidiaries that is a Guarantor (including the receipt of proceeds of insurance paid on account of the loss of or damage to any asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceeding, and including the receipt of proceeds of business interruption insurance); and (ii) the issuance of Equity Interests in any Subsidiaries or the sale of any Equity Interests in any Subsidiaries, in each case, in one or a series of related transactions, provided, that notwithstanding the foregoing, the term "Asset Sale" shall not include: (a) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company, as permitted pursuant to the covenant entitled "Merger, Consolidation or Sale of Assets," (b) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business consistent with past practice, (c) the sale or disposal of damaged, worn out or other obsolete personal property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of the Company or such Subsidiary, as applicable; (d) a transfer of assets by the Company to a Wholly Owned Subsidiary or by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary, (e) an issuance of Equity Interests by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary, (f) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind, (g) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property, or (h) Permitted Investments.

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are authorized or obligated by law or executive order to close.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Contribution" means any contribution to the equity of the Company for which no consideration is given other than common stock with no redemption rights and no special privileges, preferences, or special voting rights.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities not more than twelve months from the date of acquisition, (b) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits or Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $100 million or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Lender"), in each case with maturities of not more than twelve months from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Lender (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody's and maturing within twelve months of the date of acquisition, (d) repurchase agreements with a bank or trust company or recognized securities dealer having capital and surplus in excess of $100 million for direct obligations issued by or fully guaranteed by the United States of America in which the Company shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of repurchase obligations, and (e) interests in money market mutual funds which invest solely in assets or securities of the type described in subparagraphs (a), (b), (c) or (d) hereof.

     "Change of Control" means such time as (i) prior to the initial public offering by the Company of any shares of its common stock (other than a public offering pursuant to a registration statement on Form S-8), AIP and its Affiliates (collectively, the "Initial Investors") cease to be, directly or indirectly, the beneficial owners, in the aggregate of at least 51% of the voting power of the voting common stock of the Company or (ii) after the initial public offering by the Company of any shares of its common stock (other than a public offering pursuant to a registration statement on Form S-8), (A) any
Schedule 13D, Form 13F or Schedule 13G under the Exchange Act, or any amendment to such Schedule or Form, is received by the Company which indicates that, or the Company otherwise becomes aware that, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) (except, in the case of the Company, the Parent) has become, directly or indirectly, the "beneficial owner", by way of merger, consolidation or otherwise, of 35% or more of the voting power of the voting capital stock of the Company and (B) any such person or group has become, directly or indirectly, the beneficial owner of a greater percentage of the voting capital stock of the Company than is beneficially owned by the Initial Investors, or (iii) the sale, lease or transfer of all or substantially all of the assets of the Company to any person or group (other than the Initial Investors or their Related Parties (as defined below)), or (iv) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any Continuing Directors) cease for any reason to constitute a majority of the directors of the Company, then in office. "Related Party" with respect to any Initial Investor means (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse, or immediate family member (in the case of any individual) of such Initial Investor or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consist of such Initial Investor and/or such other persons referred to in the immediately preceding clause (A).

     "Consolidated EBITDA" means, with respect to the Company and its Subsidiaries for any period, the sum of, without duplication, (i) the Consolidated Net Income for such period, plus (ii) the Fixed Charges for such period, plus (iii) provision for taxes based on income or profits for such period (to the extent such income or profits were included in computing Consolidated Net Income for such period), plus (iv) consolidated depreciation, amortization and other non-cash charges of the Company and its Subsidiaries required to be reflected as expenses on the books and records of the Company, minus (v) cash payments with respect to any non-recurring, non-cash charges previously added back pursuant to clause (iv), and (vi) excluding the impact of foreign currency translations. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be paid as a dividend to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded, (v) the Net Income of, or any dividends or other distributions from, any Unrestricted Subsidiary, to the extent otherwise included, shall be excluded, whether or not distributed to the Company or one of its Subsidiaries, and (vi) all other extraordinary gains and extraordinary losses shall be excluded.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Issue Date, (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (iii) was appointed by AIP pursuant to the Shareholders Agreement.

     "Credit Agreement" means that certain Credit Agreement, dated as of the date of the Indenture, by and among the Company and NationsBank, N.A., as administrative agent, and the lenders parties thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, extended, restated or refinanced from time to time, including any agreement restructuring or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders; provided that the total amount of Senior Indebtedness is not thereby increased beyond the amount that may then be incurred at such time pursuant to the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock".

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Senior Indebtedness" means (i) so long as the Senior Bank Debt is outstanding, the Senior Bank Debt and (ii) thereafter, any other Senior Indebtedness permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by the Company as "Designated Senior Indebtedness."

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date on which the Notes mature.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Equity Offering" means an underwritten public offering of Equity Interests of the Company, or the Parent, other than Disqualified Stock, pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

     "Existing Indebtedness" means the Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, amortization of deferred financing fees, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments (and non cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person payable to a party other than the Company or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal state and local statutory tax rate of such Person, expressed as a decimal, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of the Consolidated EBITDA of such Person and its Subsidiaries for such period to the Fixed Charges of such Person and its Subsidiaries for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, retires, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the four-quarter reference period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, retirement, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing and refinancing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period, (ii) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of on or prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of on or prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

     "Foreign Subsidiary" means any Wholly Owned Subsidiary organized and incorporated in a jurisdiction outside of the United States that is not a Guarantor.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

     "Guarantee" means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of agreements to keep well, to purchase assets, goods, letters of credit, reimbursement agreements, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has corresponding meaning.

     "Guarantor Senior Indebtedness" means (i) the Senior Bank Debt and any Guarantees by any Guarantor of the Senior Bank Debt and (ii) any other Indebtedness permitted to be incurred by any Guarantor under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Subsidiary Guarantees. Notwithstanding anything to the contrary in the foregoing, Guarantor Senior Indebtedness will not include (w) any liability for federal, state, local, or other taxes owed or owing by any Guarantor, (x) any Indebtedness of any Guarantor to any of its Subsidiaries or other Affiliates, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the Indenture.

     "Guarantors" means each Subsidiary of the Company that executes a Subsidiary Guarantee guaranteeing the Notes in accordance with the provisions of the Indenture, and their respective successors and assigns.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) currency exchange or interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

     "Holder" means a Person in whose name a Note is registered on the Registrar's books.

     "Indebtedness" means, with respect to any Person, any (i) indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable incurred in the ordinary course of business, but only (other than with respect to, letters of credit and Hedging Obligations) if and to the extent any of the foregoing indebtedness would appear as a liability upon a consolidated balance sheet of such Person prepared in accordance with GAAP, (ii) all Obligations of such Person with respect to any conditional sale or title retention agreement,
(iii) the amount of all Obligations of such Person with respect to redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any preferred stock, (iv) all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person), and (v) to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations, but excluding guarantees of Indebtedness of the Company or any Subsidiary to the extent such guarantee is permitted by the covenant "Incurrence of Indebtedness and Issuance of Preferred Stock"), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), transfers of assets outside the ordinary course of business other than Asset Sales, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified, as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment.

     "Issue Date" means the date of first issuance of the Notes under the Indenture.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Liquidated Damages" means, the amounts payable by the Company, if any, pursuant to the provisions described under "Registration Rights; Liquidated Damages."

     "Net Cash Proceeds" means the aggregate amount of cash or Cash Equivalents received by the Company in the case of a sale or equity contribution in respect of Qualified Capital Stock plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Company that were issued for cash after the Issue Date, the amount of cash originally received by the Company upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, the sum of all payments, fees, commissions, and customary and reasonable expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such sale or equity contribution in respect of Qualified Capital Stock.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and
(ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash and Cash Equivalents received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale) and, with respect to the covenant "Restricted Payments," by the Company or any Subsidiary in respect of the sale of an Unrestricted Subsidiary and the sale, liquidation or repayment for cash of a Restricted Investment, in each case, net of the direct costs relating thereto (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax-sharing arrangements), and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damage and other liabilities payable under the documentation governing any Indebtedness.

     "Parent" means Steel Heddle Group, Inc. or its successor.

     "Permitted Investments" means (a) any Investments in the Company or in a Wholly Owned Subsidiary of the Company and that is engaged in one or more Related Businesses; (b) any Investments in Cash Equivalents; (c) Investments by the Company or any Subsidiary of the Company in a Person if as a result of such Investment (i) such Person becomes a Wholly Owned Subsidiary of the Company that is engaged in one or more Related Businesses or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company that is engaged in one or more Related Businesses; (d) Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales"; (e) Investments outstanding as of the date of the Indenture; (f) Investments in the form of promissory notes of members of the Company's management in consideration of the purchase by such members of Equity Interests (other than Disqualified Stock) in the Company; (g) Investments which constitute Existing Indebtedness of the Company or any of its Subsidiaries; (h) accounts receivable, endorsements for collection or deposits arising in the ordinary course of business; and (i) other Investments in any Person or Persons that do not in the aggregate exceed $10.0 million at any time outstanding; provided, however, that to the extent there would be, and to avoid, any duplication in determining the amounts of investments outstanding under this clause (i) any amounts which were credited under clause (c) of the covenant "Restricted Payments" shall reduce the amounts outstanding under this clause (i).

     "Permitted Liens" means (i) Liens securing Senior Indebtedness or Guarantor Senior Indebtedness in an aggregate principal amount at any time outstanding not to exceed amounts permitted under the covenant "Incurrence of Indebtedness and Issuance of Preferred Stock"; (ii) Liens in favor of the Company; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company, including any Permitted Refinancings with respect thereto; provided, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company;

provided, that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens existing on the date of the Indenture; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (viii) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed in the aggregate $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary; (ix) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (x) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Subsidiaries, (xi) Purchase Money Liens (including extensions and renewals thereof); (xii) Liens securing reimbursement obligations with respect to letters of credit which encumber only documents and other property relating to such letters of credit and the products and proceeds thereof; (xiii) judgment and attachment Liens not giving rise to an Event of Default; (xiv) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements; (xv) Liens arising out of consignment or similar arrangements for the sale of goods; (xvi) any interest or title of a lessor in property subject to any capital lease obligation or operating lease;
(xvii) Liens on assets of Subsidiaries with respect to Acquired Indebtedness (including Liens securing Permitted Refinancing Indebtedness with respect thereto;) provided such Liens are only on assets or property acquired with such Acquired Indebtedness and that such Liens were not created in contemplation of or in connection with such Acquisition; and (xviii) Liens granted by a Foreign Subsidiary to secure Indebtedness of such Foreign Subsidiary.

     "Permitted Payments to Parent" means without duplication, (a) payments to Parent in an amount sufficient to permit Parent to pay reasonable and necessary operating expenses and other general corporate expenses to the extent such expenses relate or are fairly allocable to the Company and its Subsidiaries including any reasonable professional fees and expenses, but excluding all expenses payable to or to be paid to or on behalf of AIP, its other Affiliates and its Related Parties, not in excess of $500,000 in any fiscal year, and (b) payments to Parent to enable Parent to pay foreign, federal, state or local tax liabilities ("Tax Payment"), not to exceed the amount of any tax liabilities that would be otherwise payable by the Company and its Subsidiaries and Unrestricted Subsidiaries to the appropriate taxing authorities if they filed separate tax returns, to the extent that Parent has an obligation to pay such tax liabilities relating to the operations, assets or capital of the Company or its Subsidiaries and Unrestricted Subsidiaries; provided, however, that (i), notwithstanding the foregoing, in the case of determining the amount of a Tax Payment that is permitted to be paid by Company and any of its United States subsidiaries in respect of their Federal income tax liability, such payment shall be determined assuming that the Company is the parent company of an affiliated group (the "Company Affiliated Group") filing a consolidated Federal income tax return and that Parent and each such United States subsidiary is a member of the Company Affiliated Group and (ii) any Tax Payments shall either be used by Parent to pay such tax liabilities within 90 days of Parent's receipt of such payment or refunded to the payee.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries; provided, that: (a) the principal amount of such Permitted Refinancing Indebtedness does not exceed (after deduction of reasonable and customary fees and expenses incurred in connection with such refinancing and the amount of any premium or prepayment penalty paid in connection with such refinancing transaction to the extent in accordance with the terms of the document governing such Indebtedness (except for any modification to any such document made in connection with or in contemplation of such refinancing) the lesser of (i) the principal amount of the

Indebtedness so extended refinanced, renewed, replaced, defeased or refunded; and (ii) if such Indebtedness being refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such refinancing, plus, in each case accrued interest on such Indebtedness being refinanced; (b) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (d) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Purchase Money Lien" means a Lien granted on an asset or property to secure a Purchase Money Obligation permitted to be incurred under the Indenture and incurred solely to finance the acquisition, including, in the case of a Capital Lease, the lease, of such asset or property; provided, however, that such Lien encumbers only such asset or property and is granted within 180 days of such acquisition.

     "Purchase Money Obligations" of any person means any obligations of such person to any seller or any other person incurred or assumed to finance solely the acquisition, including, in the case of a Capital Lease, the lease, of real or personal property to be used in the business of such person or any of its Subsidiaries in an amount that is not more than 100% of the cost of such property, and incurred within 180 days after the date of such acquisition (excluding accounts payable to trade creditors incurred in the ordinary course of business).

     "Qualified Capital Stock" means any Capital Stock of the Company, or, if expressly applicable, the Parent, that is not Disqualified Stock.

     "Related Business" means the business conducted (or proposed to be conducted) by the Company and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Company are materially related businesses, including reasonable extensions or expansions thereof.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Senior Bank Debt" means all Obligations in respect of the Indebtedness (including, without limitation, interest accruing after filing of a petition in bankruptcy, whether or not such interest is an allowable claim in such proceeding) outstanding under the Credit Agreement.

     "Senior Indebtedness" means (i) the Senior Bank Debt and (ii) any other Indebtedness permitted to be incurred by the Company under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (w) any liability for federal, state, local or other taxes owed or owing by the Company, (x) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the Indenture.

     "Senior Revolving Debt" means revolving credit borrowings and letters of credit under the Credit Agreement and/or any successor facility or facilities.

     "Senior Term Debt" means term loans under the Credit Agreement and/or any successor facility or facilities.

     "Shareholders Agreement" means the shareholders agreement by and between Parent and certain of its shareholders.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Exchange Act, as such Regulation is in effect on the date hereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof). Unrestricted Subsidiaries shall not be included in the definition of Subsidiary for any purposes of the Indenture (except, as the context may otherwise require, for purposes of the definition of "Unrestricted Subsidiary").

     "Subsidiary Guarantor" means, a Subsidiary which has guaranteed the Notes in accordance with the Indenture.

     "Unrestricted Subsidiary" means (i) any Subsidiary (other than Guarantors or any successors) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of the Subsidiaries has any direct or indirect obligation to subscribe for additional Equity Interests or maintain or preserve such Person's financial condition or to cause such Person to achieve any specified level of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Subsidiaries, and (ii) any Subsidiary of an Unrestricted Subsidiary. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolutions giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted nor incurred as of such date under the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Subsidiary; provided, that such designation shall be deemed to be an incurrence of Indebtedness by a Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if
(i) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," and (ii) no Default or Event of Default would be in existence following such designation.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each of the remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twentieth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person. Unrestricted Subsidiaries shall not be included in the definition of Wholly Owned Subsidiary for any purposes of the Indenture (except, as the context may otherwise require, for purposes of the definition of "Unrestricted Subsidiary.")

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The Company, the Guarantors and the Initial Purchasers entered into the Registration Rights Agreement on May 26, 1998. In the Registration Rights Agreement, the Company and the Guarantors agreed to file this Registration Statement with the Commission within 75 days of the Closing Date and to use their best efforts to have it declared effective within 150 days of the Closing Date. The Company also agreed to use its best efforts to cause the Exchange Offer Registration Statement (of which this Prospectus is a part) to be effective continuously, to keep the Exchange Offer open for a period of not less than 20 business days and cause the Exchange Offer to be consummated no later than the 30th business day after it is declared effective by the Commission. To participate in the Exchange Offer, each Holder must represent that it is not an affiliate of the Company, it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the New Notes and it is acquiring the New Notes in the Exchange Offer in its ordinary course of business.

     If (i) the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Old Notes which are Transfer Restricted Securities notifies the Company prior to the 20th business day following the consummation of the Exchange Offer that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer, (b) it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus, and the Prospectus contained in this Registration Statement is not appropriate or available for such resales by it or (c) it is a broker-dealer and holds the Old Notes acquired directly from the Company or any of the Company's affiliates, the Company will file with the Commission a Shelf Registration Statement to register for public resale the Transfer Restricted Securities held by any such Holder who provides the Company with certain information for inclusion in the Shelf Registration Statement.

     For the purposes of the Registration Rights Agreement, "Transfer Restricted Securities" means each Old Note until the earliest of the date of which (i) such Old Note is exchanged hereby and entitled to be resold to the public by the Holder thereof without complying with the prospectus delivery requirements of the Securities Act, (ii) such Old Note has been disposed of in accordance with the Shelf Registration Statement, (iii) such Old Note is disposed of by a broker-dealer pursuant to the "Plan of Distribution" contemplated by the Exchange Offer Registration Statement (including delivery of the Prospectus contained therein) or (iv) such Old Note is distributed to the public pursuant to Rule 144 under the Securities Act.

     The Registration Rights Agreement provides that (i) if the Company fails to file an Exchange Offer Registration Statement with the Commission on or prior to the 75th day after the Closing Date, (ii) if the Exchange Offer Registration Statement is not declared effective by the Commission on or prior to the 150th day after the Closing Date, (iii) the Exchange Offer is not consummated on or before the 30th business day after the Exchange Offer Registration Statement is declared effective, (iv) if obligated to file the Shelf Registration Statement and the Company fails to file the Shelf Registration Statement with the Commission on or prior to the 30th business day after such filing obligation arises, (v) if obligated to file a Shelf Registration Statement and the Shelf Registration Statement is not declared effective on or prior to the 90th day after the obligation to file a Shelf Registration Statement arises or (vi) if the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective but thereafter ceases to be effective or useable in connection with resales of the Transfer Restricted Securities, such time of non-effectiveness or non-useability (each, a "Registration Default"), the Company agrees to pay to each Holder of Transfer Restricted Securities affected thereby liquidated damages ("Liquidated Damages") in an amount equal to $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities held by such Holder for each week or portion thereof that the Registration Default continues for the first 90-day period immediately following the occurrence of such Registration Default. The amount of the Liquidated Damages shall increase by an additional $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities with respect to each subsequent 90 day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.50 per week, per $1,000 in principal amount of Transfer Restricted Securities. The Company shall not be required to pay Liquidated Damages for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     All accrued Liquidated Damages shall be paid by the Company to Holders entitled thereto in the same manner as interest payments on the Notes on semi-annual damages payment dates which correspond to interest payment dates for the Notes.

BOOK-ENTRY; DELIVERY; FORM AND TRANSFER

     The Notes sold to Qualified Institutional Buyers initially will be in the form of one or more registered global notes without interest coupons (collectively, the "U.S. Global Notes"). Upon issuance, the U.S. Global Notes will be deposited with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to the accounts of DTC's Direct and Indirect Participants (as defined below). The Notes being offered and sold in offshore transactions in reliance on Regulation S, if any, initially will be in the form of one or more temporary, registered, global book-entry notes without interest coupons (the "Reg S Temporary Global Notes"). The Reg S Temporary Global Notes will be deposited with the Trustee, as custodian for the DTC, in New York, New York, and registered in the name of a nominee of DTC (a "Nominee") for credit to the accounts of Indirect Participants at the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("CEDEL"). During the 40-day period commencing on the day after the later of the Offering and the original Issue Date (as defined) of the Notes (the "40-Day Restricted Period"), beneficial interests in the Reg S Temporary Global Note may be held only through Euroclear or CEDEL, and, pursuant to DTC's procedures, Indirect Participants that hold a beneficial interest in the Reg S Temporary Global Note will not be able to transfer such interest to a person that takes delivery thereof in the form of an interest in the U.S. Global Notes. Within a reasonable time after the expiration of the 40-Day Restricted Period, the Reg S Temporary Global Notes will be exchanged for one or more permanent global notes (the "Reg S Permanent Global Notes"; collectively with the Reg S Temporary Global Notes, the "Reg S Global Notes") upon delivery to DTC of certification of compliance with the transfer restrictions applicable to the Notes and pursuant to Regulation S as provided in the Indenture. After the 40-Day Restricted Period,
(i) beneficial interests in the Reg S Permanent Global Notes may be transferred to a person that takes delivery in the form of an interest in the U.S. Global Notes and (ii) beneficial interests in the U.S. Global Notes may be transferred to a person that takes delivery in the form of an interest in the Reg S Permanent Global Notes, provided, in each case, that the certification requirements described below are complied with. See "--Transfers of Interests in One Global Note for Interests in Another Global Note." All registered global notes are referred to herein collectively "Global Notes."

     Beneficial interests in all Global Notes and all Certificated Notes, if any, will be subject to certain restrictions on transfer and will bear a restrictive legend. In addition, transfer of beneficial interests in any Global Notes will be subject to the applicable rules and procedures of DTC and its Direct or Indirect Participants (including, if applicable, those of Euroclear and CEDEL), which may change from time to time.

     The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for Notes in certificated form in certain limited circumstances. See "--Transfers of Interests in Global Notes for Certificated Notes."

     Initially, the Trustee will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITARY PROCEDURES

     DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations, including Euroclear and CEDEL. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants"). DTC may hold securities beneficially owned by other persons only through the Direct

Participants or Indirect Participants and such other persons' ownership interest and transfer of ownership interest will be recorded only on the records of the Direct Participant and/or Indirect Participant, and not on the records maintained by DTC.

     DTC has also advised the Company that, pursuant to DTC's procedures, (i) upon deposit of the Global Notes, DTC will credit the accounts of the Direct Participants designated by the Initial Purchaser with portions of the principal amount of the Global Notes allocated by the Initial Purchaser to such Direct Participants, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

     Investors in the U.S. Global Notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC. Investors in the Reg S Temporary Global Notes may hold their interests therein directly through Euroclear or CEDEL or indirectly through organizations that are participants in Euroclear or CEDEL. After the expiration of the 40-Day Restricted Period (but not earlier), investors may also hold interests in the Reg S Permanent Global Notes through organizations other than Euroclear and CEDEL that are Direct Participants in the DTC system. Morgan Guaranty Trust Company of New York, Brussels office, is the operator and depository of Euroclear and Citibank, N.A. is the depository of CEDEL (each a "Nominee" of Euroclear and CEDEL, respectively). Therefore, they will each be recorded on DTC's records as the holders of all ownership interests held by them on behalf of Euroclear and CEDEL, respectively. Euroclear and CEDEL will maintain on their records the ownership interests, and transfers of ownership interests by and between, their own customer's securities accounts. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, customers of Euroclear or CEDEL. All ownership interests in any Global Notes, including those of customers' securities accounts held through Euroclear or CEDEL, may be subject to the procedures and requirements of DTC.

     The laws of some states require that certain persons take physical delivery in definitive, certificated form of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Notes see "--Reg S Temporary and Reg S Permanent Global Notes" and "--Transfers of Interests in Global Notes for Certificated Notes."

     EXCEPT AS DESCRIBED IN "TRANSFERS OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES," OWNERS OF BENEFICIAL INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes are registered (including Notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, Liquidated Damages, if any, and interest on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

     DTC has advised the Company that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

     The Global Notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the Notes through Euroclear or CEDEL) who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds. Transfers between and among Indirect Participants who hold interests in the Notes through Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the Notes described herein, crossmarket transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the Notes through Euroclear or CEDEL, on the other hand, will be effected by Euroclear or CEDEL's respective Nominee through DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL; however, delivery of instructions relating to crossmarket transactions must be made directly to Euroclear or CEDEL, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or CEDEL and within their established deadlines (Brussels time for Euroclear and United Kingdom time for CEDEL). Indirect Participants who hold interest in the Notes through Euroclear and CEDEL may not deliver instructions directly to Euroclear's or CEDEL's Nominee. Euroclear or CEDEL will, if the transaction meets its settlement requirements, deliver instructions to its respective Nominee to deliver or receive interests on Euroclear's or CEDEL's behalf in the relevant Global Note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

     Because of time zone differences, the securities accounts of an Indirect Participant who holds an interest in the Notes through Euroclear or CEDEL purchasing an interest in a Global Note from a Direct Participant in DTC will be credited, and any such crediting will be reported to Euroclear or CEDEL, during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York. Euroclear and CEDEL customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Reg S Permanent Global Note to a DTC Participant until the European business day for Euroclear or CEDEL immediately following DTC's settlement date.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its Direct Participants) for legended Notes in certificated form, and to distribute such certificated forms of Notes to its Direct Participants. See "--Transfers of Interests in Global Notes for Certificated Notes."

     Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the Reg S Permanent Global Notes and in the U.S. Global Notes among Direct Participants, Euroclear and CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Initial Purchaser or the Trustee will have any responsibility for the performance by DTC, Euroclear or CEDEL or their respective

Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

     The information in this section concerning DTC, Euroclear and CEDEL and their book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

REG S TEMPORARY AND REG S PERMANENT GLOBAL NOTES

     An Indirect Participant who holds an interest in the Reg S Temporary Global Notes through Euroclear or CEDEL must provide Euroclear or CEDEL, as the case may be, with a certificate in the form required by the Indenture certifying that such Indirect Participant is either not a U.S. Person (as defined below) or has purchased such interests in a transaction that is exempt from the registration requirements under the Securities Act, and Euroclear or CEDEL, as the case may be, must provide to the Trustee (or the Paying Agent, if other than the Trustee) a certificate in the form required by the Indenture prior to (i) the payment of interest or principal with respect to such Indirect Participant's beneficial interests in such Reg S Temporary Global Notes or (ii) any exchange of such beneficial interests for beneficial interests in Reg S Permanent Global Notes.

     "U.S. Person" means (i) any individual resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any estate of which an executor or administrator is a U.S. Person (other than an estate governed by foreign law and of which at least one executor or administrator is a non-U.S. Person who has sole or shared investment discretion with respect to its assets), (iv) any trust of which any trustee is a U.S. Person (other than a trust of which at least one trustee is a non-U.S. Person who has sole or shared investment discretion with respect to its assets and no beneficiary of the trust (and no settlor, if the trust is revocable) is a U.S. Person), (v) any agency or branch of a foreign entity located in the United States, (vi) any non-discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person, (vii) any discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States (other than such an account held for the benefit or account of a non-U.S. Person), (viii) any partnership or corporation organized or incorporated under the laws of a foreign jurisdiction and formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act (unless it is organized or incorporated and owned, by "accredited investors" within the meaning of Rule 501
(a) under the Securities Act who are not natural persons, estates or trusts); provided however that the term "U.S. Person" shall not include (A) a branch or agency of a U.S. Person that is located and operating outside the United States for valid business purposes as a locally regulated branch or agency engaged in the banking or insurance business, (B) any employee benefit plan established and administered in accordance with the law, customary practices and documentation of a foreign country and (C) the international organizations set forth in
Section 902(o)(vii) of Regulation S under the Securities Act and any other similar international organizations, and their agencies, affiliates and pension plans.

TRANSFERS OF INTERESTS IN ONE GLOBAL NOTE FOR INTERESTS IN ANOTHER GLOBAL NOTE

     Prior to the expiration of the 40-Day Restricted Period, an Indirect Participant who holds an interest in the Reg S Temporary Global Note through Euroclear or CEDEL will not be permitted to transfer its interest to a U.S. Person who takes delivery in the form of an interest in U.S. Global Notes. After the expiration of the 40-Day Restricted Period, an Indirect Participant who holds an interest in Reg S Permanent Global Notes will be permitted to transfer its interest to a U.S. Person who takes delivery in the form of an interest in U.S. Global Notes only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made in accordance with the restrictions on transfer set forth in the legend printed on the Reg S Permanent Global Notes.

     Prior to the expiration of the 40-Day Restricted Period, a Direct or Indirect Participant who holds an interest in the U.S. Global Note will not be permitted to transfer its interests to any person that takes delivery thereof in the form of an interest in the Reg S Temporary Global Notes. After the expiration of the 40-Day Restricted Period, a Direct or Indirect Participant who holds an interest in U.S. Global Notes may transfer its interests to a person who takes delivery in the form of an interest in Reg S Permanent Global Notes only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made in accordance with Rule 904 of Regulation S.

     Transfers involving an exchange of a beneficial interest in Reg S Global Notes for a beneficial interest in U.S. Global Notes or vice versa will be effected by DTC by means of an instruction originated by the Trustee through DTC/Deposit Withdraw at Custodian (DWAC) system. Accordingly, in connection with such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the one Global Note and a corresponding increase in the principal amount of the other Global Note, as applicable. Any beneficial interest in the one Global Note that is transferred to a person who takes delivery in the form of the other Global Note will, upon transfer, cease to be an interest in such first Global Note and become an interest in such other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

TRANSFERS OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES

     An entire Global Note may be exchanged for definitive Notes in registered, certificated form without interest coupons ("Certificated Notes") if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company thereupon fails to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes. In any such case, the Company will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Note, Certificated Notes will be issued to each person that such Direct or Indirect Participants and the DTC identify as being the beneficial owner of the related Notes.

     Beneficial interests in Global Notes held by any Direct or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

     In all cases described herein, such Certificated Notes will bear a restrictive legend unless the Company determines otherwise in compliance with applicable law.

     Neither the Company, nor the Trustee will be liable for any delay by the holder of the Global Notes or DTC in identifying the beneficial owners of Notes, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

TRANSFERS OF CERTIFICATED NOTES FOR INTERESTS IN GLOBAL NOTES

     Certificated Notes may only be transferred if the transferor first delivers to the Trustee a written certificate (and in certain circumstances, an opinion of counsel) confirming that, in connection with such transfer, it has complied with the restrictions on transfer required by applicable law.

SAME DAY SETTLEMENT AND PAYMENT

     The Indenture requires that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Company expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Old Notes were originally sold by the Company on May 26, 1998 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. As a condition to the Purchase Agreement, the Company and the Guarantors entered into the Registration Rights Agreement with the Initial Purchasers pursuant to which the Company and the Guarantors agreed, for the benefit of the holders of the Old Notes, to, among other things,
(i) file with the Commission the Exchange Offer Registration Statement within 75 days after the Closing Date of the Exchange Offer and (ii) cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the Closing Date. The Company will keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the holders of the Old Notes. For each Old Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. Interest on each New Note will accrue from the date of its original issue.

     Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the New Notes would in general be freely tradeable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes (i) will not be able to rely on the interpretation of the staff of the Commission, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

     As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the New Notes are to be acquired by the holder or the person receiving such New Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the New Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the New Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the New Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes and cannot rely on such no-action letters. As indicated above, each Participating Broker-Dealer that receives a New Note for its own account in exchange for Old Notes must acknowledge that it (i) acquired the Old Notes for its own account as a result of market-making activities or other trading activities, (ii) has not entered into any arrangement or understanding with the Company or any "affiliate" of the Company (within the meaning of Rule 405 under the Securities Act) to distribute the New Notes to be received in the Exchange Offer and (iii) will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

     In the event that changes in the law or the applicable interpretations of the staff of the Commission do not permit the Company to effect such an Exchange Offer, or if for any other reason the Exchange Offer is not consummated or if any holder of the Old Notes (other than an "affiliate" of the Company or the Initial Purchasers) is not eligible to participate in the Exchange Offer, the Company will (a) file the Shelf Registration Statement covering resales of the Old Notes, (b) use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use its reasonable best efforts to keep effective the Shelf Registration Statement until the earlier of two years after its effective date and such time as all of the applicable Old Notes have been sold thereunder. The Company will, in the event of the filing of the Shelf Registration Statement, provide to each applicable holder of the Old Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A holder of Old Notes that sells such Old Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Old Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and to benefit from the provisions set forth in the following paragraph.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Exchange Offer Registration Statement of which this Prospectus is a part.

     Following the consummation of the Exchange Offer, holders of the Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not have any further registration rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

TERMS OF THE EXCHANGE

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the New Notes are the same as the form and terms of the Old Notes except that (i) the New Notes bear a Series B designation and a different CUSIP Number from the Old Notes, (ii) the New Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (iii) the holders of the New Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is terminated. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.

     As of the date of this Prospectus, $100,000,000 aggregate principal amount of Old Notes were outstanding. This Prospectus and the Letter of Transmittal will be mailed initially to the holders of record of the Old Notes as of the
close of business on           , 1998.

     Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Notes from the Company.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
          , 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

INTEREST ON THE NEW NOTES

     The New Notes will bear interest from their date of issuance. Holders of Old Notes that are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the New Notes. Such interest will be paid with the first interest payment on the New Notes on December 1, 1998 in the manner provided in the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes. Interest on the New Notes is payable semi-annually on each June 1 and December 1, commencing on December 1, 1998.

PROCEDURES FOR TENDERING

     Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or (in the case of a book-entry transfer), an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must be received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, prior to 5:00 p.m. New York City time, on the Expiration Date either (a) certificates for tendered Old Notes must be received by the Exchange Agent at such address or (b) such Old Notes must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender received by the Exchange Agent, including an Agent's Message if the tendering holder has not delivered a Letter of Transmittal).

     The term "Agent's Message" means a message transmitted by DTC, received by the Exchange Agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from the participant in DTC tendering Old Notes which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant. In the case of an Agent's Message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the Exchange Agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering Old Notes that such participant has received and agrees to be bound by the Notice of Guaranteed Delivery.

     By executing the Letter of Transmittal, each holder will make to the Company the representations set forth above in the third paragraph under the heading "-- Purpose and Effect of the Exchange Offer."

     The tender by a holder and the acceptance thereof by the Company will constitute agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner" included with the Letter of Transmittal.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of the Medallion System (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at the book-entry transfer facility, The Depository Trust Company (the "Book-Entry Transfer Facility"), for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing such Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee, or (in the case of a book-entry transfer) an Agent's Message in lieu of the Letter of Transmittal, and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

     The Exchange Agent and DTC have confirmed that the Exchange Offer is eligible for the DTC Automated Tender Offer Program ("ATOP"). Accordingly, DTC participants may electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer Old Notes to the Exchange Agent in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message to the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to waive such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Old Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number(s) and principal amount of such Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

          (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

          (c) any governmental approval has not been obtained, which approval the Company shall, in its reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in its reasonable judgment that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Notes (see "-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn.

EXCHANGE AGENT

     The United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                  By Mail:                                 By Overnight Courier:
   United States Trust Company of New York        United States Trust Company of New York
         P.O. Box 844 Cooper Station                     770 Broadway, 13th Floor
        New York, New York 10276-0844              Corporate Trust Operations Department
 (registered or certified mail recommended)              New York, New York 10003

                  By Hand:                              By Facsimile Transmission:
   United States Trust Company of New York                    (212) 780-0592
                111 Broadway                         (for Eligible Institutions only)
                 Lower Level
          New York, New York 10006             For Information or Confirmation by Telephone:
     Attention: Corporate Trust Services                      (800) 548-6565

     DELIVERY OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID
DELIVERY.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Officer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expensed over the term of the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) so long as the Old Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE NEW NOTES

     With respect to resales of New Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives NewNotes, whether or not such person is the holder (other than a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who receives New Notes in exchange for Old Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes, will be allowed to resell the New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

     As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the New Notes are to be acquired by the holder or the person receiving such New Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the New Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the New Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the New Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes and cannot rely on such no-action letters. As indicated above, each Participating Broker-Dealer that receives a New Note for its own account in exchange for Old Notes must acknowledge that it (i) acquired the Old Notes for its own account as a result of market-making activities or other trading activities, (ii) has not entered into any arrangement with the Company (within the meaning of Rule 405 under the Securities Act or understanding with the Company or any "affiliate" of the Securities Act) to distribute the New Notes to be received in the Exchange Offer and (iii) will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

                      DESCRIPTION OF NEW CREDIT AGREEMENT

     The Company entered into the New Credit Agreement among the Company, SH Group, the domestic subsidiaries of SH Group from time to time parties thereto, the several lenders from time to time parties thereto (collectively, the "Lenders"), NationsBank, N.A. as administrative agent (the "Administrative Agent") and DLJ Capital Funding, Inc. as syndication agent (collectively, the "Agents"). The following is a summary description of the principal terms of the New Credit Agreement and the other loan documents. The description set forth below does not purport to be complete and is qualified in its entirety by reference to certain agreements setting forth the principal terms and conditions of the New Credit Agreement, which are available upon request from the Company. The Company's obligations under the New Credit Agreement constitute Senior Indebtedness with respect to the Notes.

     Structure. The Lenders committed to provide the Company with (i) senior secured term loan facilities (the "Term Loan Facility") of up to $30.0 million and (ii) a senior secured revolving credit facility (the "Revolving Credit Facility") of up to $20.0 million (including letters of credit).

     The Company borrowed the full amount of Term Loan Facility and approximately $4.9 million of Revolving Credit Facility on the closing date under the New Credit Agreement (i) to partially finance the Acquisition, (ii) to repay certain existing outstanding indebtedness of the Company and (iii) to pay certain fees and expenses related to the Acquisition. See "Use of Proceeds." Thereafter, the New Credit Agreement may be utilized to fund the Company's working capital requirements, including issuance of stand-by and trade letters of credit and for other general corporate purposes.

     The Term Loan Facility is a single tranche term facility of $30.0 million which has a maturity of six years, subject to quarterly amortization commencing in the thirteenth month after the Closing Date, in the following aggregate annual amounts for the fiscal years ending in: 1999--$3.0 million; 2000--$4.75 million; 2001--$5.75 million; 2002--$6.75 million; 2003--$7.75 million and
2004--$2.0 million. Loans and letters of credit under the Revolving Credit Facility are available at any time during its six-year term subject to the fulfillment of customary conditions precedent including the absence of a default under the New Credit Agreement.

     Security; Guaranty. The Company's obligations under the New Credit Agreement are guaranteed by each of the Company's direct and indirect domestic subsidiaries. The New Credit Agreement and the guarantees thereof are secured by a perfected first priority security interest in substantially all assets of the Company and its direct and indirect domestic subsidiaries including: (i) all real property; (ii) all accounts receivable, inventory and intangibles; and
(iii) all of the capital stock of the Company and its direct and indirect domestic and, to the extent no adverse tax consequences would result, foreign subsidiaries.

     Interest, Maturity. Borrowings under the New Credit Agreement bear interest at a rate per annum equal (at the Company's option) to: (i) the Administrative Agent's reserve-adjusted LIBOR rate ("LIBOR") plus an applicable margin or (ii) an alternate base rate equal to the highest of the Administrative Agent's prime rate, plus an applicable margin. Initially, the applicable margin for the Term Loan Facility and the Revolving Credit Facility is 2.25% per annum for LIBOR loans and 1.00% per annum for alternate base rate loans and after the first six months will be tied to a grid based on the Company's leverage ratio.

     Fees. The Company is required to pay the Lenders, on a quarterly basis, a commitment fee on the undrawn portion of the Revolving Credit Facility at a rate equal to 0.50%. The Company is also obligated to pay (i) certain letter of credit fees on the aggregate amount of outstanding letters of credit; (ii) a fronting bank fee for the letter of credit issuing bank; and (iii) customary agent, arrangement and other similar fees.

     Covenants. The New Credit Agreement contains a number of covenants that, among other things, restrict the ability of SH Group, the Company and its subsidiaries to dispose of assets, incur additional indebtedness, prepay other indebtedness or amend certain debt instruments (including the Indenture), pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, make capital expenditures, change the business conducted by the Company or its subsidiaries or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, under the New Credit Agreement, the Company is required to maintain specified financial ratios and tests, including leverage ratios below a specified maximum and minimum interest coverage levels. See "Risk Factors--Restrictive Debt Covenants."

     Events of Default. The New Credit Agreement contains customary events of default, including nonpayment of principal, interest or fees, material inaccuracy of representations and warranties, violation of covenants, cross-default and cross-acceleration to certain other indebtedness, certain events of bankruptcy and insolvency, material judgments against the Company, invalidity of any guarantee or security interest and a change of control of the Company in certain circumstances as set forth therein.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion (including the opinion of special counsel described below) is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. The Company recommends that each holder consult such holder's own tax advisor as to the particular tax consequences of exchanging such holder's Old Notes for New Notes, including the applicability and effect of any state, local or foreign tax laws.

     Kirkland & Ellis, special counsel to the Company, has advised the Company that in its opinion, the exchange of the Old Notes for New Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the New Notes will not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a holder will be treated as a continuation of the Old Notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging Old Notes for New Notes pursuant to the Exchange Offer.

                              PLAN OF DISTRIBUTION

     Each Participating Broker-Dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of one year after the thirtieth business day following the Expiration Date (or such shorter period as will terminate when all of the Old Notes offered for exchange hereby have been sold), it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sales of the New Notes by Participating Broker-Dealers. New Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such New Notes. Any Participating Broker-Dealer that resells the New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS

     The validity of the issuance of the New Notes offered hereby will be passed upon for the Company by Kirkland & Ellis, Washington, D.C.

                                    EXPERTS

     The consolidated financial statements of the Company at January 3, 1998 and December 28, 1996, and for each of the three years in the period ended January 3, 1998, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             CHANGE IN ACCOUNTANTS

     On May 26, 1998, the Company dismissed its certified public accountants, Ernst & Young LLP, and replaced them with Deloitte & Touche LLP. The report of Ernst & Young LLP dated January 28, 1998, except for Note 11 as to which the date is May 26, 1998, on the Company's financial statements as of and for the two fiscal years in the period ended January 3, 1998 did not contain an adverse opinion or a disclaimer opinion; further the Company had no disagreements with Ernst & Young LLP during that time period. The change in accountants was recommended by the Board of Directors of the Company.

                      [This page intentionally left blank]

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
REPORT OF INDEPENDENT AUDITORS..............................     F-2
CONSOLIDATED FINANCIAL STATEMENTS AS OF JANUARY 3, 1998 AND
  DECEMBER 28, 1996 AND FOR EACH OF THE THREE FISCAL YEARS
  IN THE PERIOD ENDED JANUARY 3, 1998:
  Consolidated Balance Sheets as of January 3, 1998 and
     December 28, 1996......................................     F-3
  Consolidated Statements of Operations for the Years Ended
     January 3, 1998, December 28, 1996 and December 30,
     1995...................................................     F-4
  Consolidated Statements of Shareholders' Equity for the
     Years Ended January 3, 1998, December 28, 1996 and
     December 30, 1995......................................     F-5
  Consolidated Statements of Cash Flows for the Years Ended
     January 3, 1998, December 28, 1996 and December 30,
     1995...................................................     F-6
  Notes to Consolidated Financial Statements................     F-7
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF
  APRIL 4, 1998 AND JANUARY 3, 1998:
  Consolidated Balance Sheets as of April 4, 1998 and
     January 3, 1998........................................    F-23
  Consolidated Statements of Operations for the Fiscal
     Quarter Ended April 4, 1998 and April 5, 1997..........    F-24
  Consolidated Statements of Cash Flows for the Fiscal
     Quarter Ended April 4, 1998 and April 5, 1997..........    F-25
  Notes to Unaudited Consolidated Financial Statements......    F-26

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Steel Heddle Mfg. Co.

     We have audited the accompanying consolidated balance sheets of Steel Heddle Mfg. Co. and subsidiaries as of January 3, 1998 and December 28, 1996 and the related consolidated statements of operations, shareholders' equity/(deficit) and cash flows for each of the three years in the period ended January 3, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Steel Heddle Mfg. Co. and subsidiaries at January 3, 1998 and December 28, 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended January 3, 1998 in conformity with generally accepted accounting principles.

     As discussed in Note 6 to the consolidated financial statements, in 1995 the Company changed its method of accounting for postretirement benefits other than pensions.

                                                    Ernst & Young LLP

Greenville, SC
January 28, 1998, except for Note 11,
as to which the date
is May 26, 1998

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                JANUARY 3,    DECEMBER 28,
                                                                   1998           1996
                                                                ----------    ------------
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................     $    379       $  4,645
  Accounts receivable.......................................        9,290          8,862
  Inventories...............................................       14,030         12,970
  Prepaid expenses..........................................           99            108
                                                                 --------       --------
     Total current assets...................................       23,798         26,585
Property, plant and equipment:
  Cost......................................................       52,561         50,781
  Less accumulated depreciation.............................       35,876         33,025
                                                                 --------       --------
                                                                   16,685         17,756
Other assets and deferred charges:
  Prepaid pension costs.....................................          546            952
  Goodwill, net.............................................       22,537         23,266
  Sundry....................................................          774            157
                                                                 --------       --------
                                                                   23,857         24,375
                                                                 --------       --------
     Total Assets...........................................     $ 64,340       $ 68,716
                                                                 ========       ========
              LIABILITIES AND SHAREHOLDERS' EQUITY/(DEFICIT)
Current liabilities:
  Accounts payable..........................................     $  2,166       $  2,334
  Accrued and sundry liabilities............................        5,313          8,208
  Deferred income taxes.....................................          670            802
  Income taxes..............................................          302            361
  Current portion of long-term debt.........................        6,500          6,500
                                                                 --------       --------
     Total current liabilities..............................       14,951         18,205
Long-term debt, less current portion........................       46,300         43,500
Retirement benefits payable.................................        5,126          5,372
Deferred income taxes.......................................        1,120          1,598
Redeemable Common Stock:
  Parent company class A, $.01 par value per
     share--authorized 2,000,000 shares, issued and
     outstanding 91,080 shares in 1997 and 90,000 shares in
     1996--Note 7...........................................        1,366          1,350
Shareholders' equity/(deficit):
  Common Stock par value $1.00 per share--authorized
     1,500,000 shares, issued and outstanding 10 shares.....           --             --
  Additional paid-in capital................................       13,689         13,689
  Foreign currency translation adjustment...................          (48)           (49)
  (Deficit).................................................      (18,164)       (14,949)
                                                                 --------       --------
                                                                   (4,523)        (1,309)
                                                                 --------       --------
     Total liabilities and shareholders' equity (deficit)...     $ 64,340       $ 68,716
                                                                 ========       ========

                See notes to consolidated financial statements.

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                         YEAR ENDED
                                                          JANUARY 3,    DECEMBER 28,    DECEMBER 30,
                                                             1998           1996            1995
                                                          ----------    ------------    ------------
Net sales.............................................     $72,983        $64,484         $68,118
Cost of goods sold....................................      46,448         44,074          47,706
                                                           -------        -------         -------
Gross profit..........................................      26,535         20,410          20,412
Selling, general and administrative costs.............       8,489          8,875           8,667
Management fees.......................................         475            725             275
Amortization of goodwill..............................         729            729             729
Restructuring charges.................................          --             --             821
                                                           -------        -------         -------
Operating income......................................      16,842         10,081           9,920
Other income (expense):
  Interest income.....................................         136            110             128
  Interest expense, including amortization of deferred
     financing costs..................................      (5,284)        (5,954)         (6,435)
Other financing expenses..............................        (212)            --              --
                                                           -------        -------         -------
Income before income taxes, extraordinary item and
  cumulative effect of accounting change..............      11,482          4,237           3,613
Income tax expense....................................       4,015          1,638           1,628
                                                           -------        -------         -------
Income before extraordinary item and cumulative effect
  of accounting change................................       7,467          2,599           1,985
Extraordinary (loss) on the early extinguishment of
  debt,
  net of income taxes of $1,688.......................      (2,753)            --              --
                                                           -------        -------         -------
Income before cumulative effect of accounting
  change..............................................       4,714          2,599           1,985
Cumulative effect of change in method of accounting
  for postretirement benefits net of taxes of $570....          --             --             855
                                                           -------        -------         -------
Net income............................................     $ 4,714        $ 2,599         $ 1,130
                                                           =======        =======         =======

                See notes to consolidated financial statements.

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                             (DOLLARS IN THOUSANDS)

                                                                                  CUMULATIVE
                                              COMMON                                FOREIGN
                                              STOCK--    ADDITIONAL   RETAINED     CURRENCY
                                               $1.00      PAID-IN     (DEFICIT)   TRANSLATION
                                             PAR VALUE    CAPITAL     EARNINGS    ADJUSTMENTS    TOTAL
                                             ---------   ----------   ---------   -----------   -------
Balance at December 31, 1994...............       $--     $13,689     $(18,678)      $(35)      $(5,024)
  Foreign currency translation
     adjustments...........................        --          --           --        (17)          (17)
  Net income...............................        --          --        1,130         --         1,130
                                              -------     -------     --------       ----       -------
Balance at December 30, 1995...............        --      13,689      (17,548)       (52)       (3,911)
  Foreign currency translation
     adjustments...........................        --          --           --          3             3
  Net income...............................        --          --        2,599         --         2,599
                                              -------     -------     --------       ----       -------
Balance at December 28, 1996...............        --      13,689      (14,949)       (49)       (1,309)
  Foreign currency translation
     adjustments...........................                                             1             1
  Dividends paid...........................        --          --       (7,929)        --        (7,929)
  Net income...............................        --          --        4,714         --         4,714
                                              -------     -------     --------       ----       -------
Balance at January 3, 1998.................       $--     $13,689     $(18,164)      $(48)      $(4,523)
                                              =======     =======     ========       ====       =======

                See notes to consolidated financial statements.

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                          YEAR ENDED
                                                            JANUARY 3,   DECEMBER 28,   DECEMBER 30,
                                                               1998          1996           1995
                                                            ----------   ------------   ------------
OPERATING ACTIVITIES:
Net income................................................   $  4,714      $ 2,599        $ 1,130
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation and amortization...........................      4,409        6,019          6,096
  Loss on disposal of property, plant and equipment.......         50           --             --
  Provision for deferred income taxes.....................       (610)        (600)        (1,200)
  Accrued retirement benefit costs........................        160         (220)           150
  Extraordinary item......................................      4,441           --             --
  Cumulative effect of accounting changes.................         --           --          1,425
Changes in operating assets and liabilities:
     Accounts receivable..................................       (428)        (548)           408
     Inventories..........................................     (1,060)       1,018           (818)
     Prepaid expenses.....................................          8           14             27
     Accounts payable.....................................       (167)         303            553
     Accrued and sundry liabilities.......................     (1,498)       2,489            241
     Income taxes payable.................................        (59)         162           (400)
                                                             --------      -------        -------
Net cash provided by operating activities.................      9,960       11,236          7,612

INVESTING ACTIVITIES:
  Purchase of property, plant and equipment...............     (2,558)      (2,809)        (3,455)
  Proceeds on disposals of property, plant and equipment,
     net..................................................         29           42             98
                                                             --------      -------        -------
Net cash used in investing activities.....................     (2,529)      (2,767)        (3,357)

FINANCING ACTIVITIES:
  Issuance of parent company common stock.................         16           --             --
  Prepayment of debt, including penalty...................    (55,690)          --             --
  Proceeds from debt......................................     66,500           --             --
  Payments of debt........................................    (13,700)      (2,700)        (7,000)
  Dividends paid..........................................     (7,929)          --             --
  Short-term borrowings...................................         --       (2,000)         2,000
  Loan acquisition costs..................................       (894)          --             --
                                                             --------      -------        -------
  Net cash used in financing activities...................    (11,697)      (4,700)        (5,000)
                                                             --------      -------        -------
(Decrease) increase in cash and cash equivalents..........     (4,266)       3,769           (745)
Cash and cash equivalents at beginning of year............      4,645          876          1,621
                                                             --------      -------        -------
Cash and cash equivalents at end of year..................   $    379      $ 4,645        $   876
                                                             ========      =======        =======

                See notes to consolidated financial statements.

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization--Steel Heddle Mfg. Co. ("Steel Heddle") is a wholly-owned subsidiary of SH Intermediate Corp. ("Intermediate"). Intermediate is a wholly-owned subsidiary of SH Holdings Corp. ("Holdings" or "Parent Company"). In accordance with Securities Exchange Commission Staff Accounting Bulletin No. 55, these financial statements include balances for debt and redeemable common stock that are held at the Intermediate and Holdings level. Related interest expense has also been reflected in these financial statements. Holdings, Intermediate, Steel Heddle and Steel Heddle subsidiaries are collectively referred to hereinafter as "the Company".

Operations -- Steel Heddle manufactures products and loom accessories used by textile mills which accounted for approximately 85%, 88% and 87% of its sales in 1997, 1996 and 1995, respectively. It also processes and sells metal products from its wire rolling facilities to industrial users. Steel Heddle sells to foreign and domestic companies, with foreign sales making up approximately 22%, 24% and 22% of its sales in 1997, 1996 and 1995, respectively. The Company generally does not require collateral for its domestic receivables. A majority of the related foreign receivables are insured or secured by letters of credit.

Principles of Consolidation -- All subsidiaries are wholly-owned, and their accounts are included in the consolidated financial statements. All significant intercompany items and transactions have been eliminated in consolidation.

Fiscal Year--The Company's fiscal year ends on the Saturday closest to December
31. The years ended January 3, 1998, December 28, 1996 and December 30, 1995 are 53-weeks, 52-weeks and 52-week periods, respectively.

Foreign Currency--Assets and liabilities of the Company's foreign subsidiaries are translated into United States dollars at current exchange rates. Income and expense accounts of these operations are translated at the average of exchange rates during the period.

Effective December 29, 1996, the Company changed the functional currency for its Mexican subsidiary from the Mexican peso to the United States dollar because the cumulative inflation index in Mexico has been approximately 100% over a three year period ended December 28, 1996. In accordance with FAS 52, the cumulative translation adjustment at December 28, 1996, accumulated in shareholders' equity prior to this change in functional currency, remains as a separate component of shareholders' equity.

Cash Equivalents--The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Included in cash equivalents at January 3, 1998 is approximately $757, which approximates fair value invested in an overnight investment fund with a bank.

Inventories--Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method, average cost method or last-in, first-out (LIFO) method.

Property, Plant and Equipment--Property, plant and equipment is stated at cost. Depreciation is computed by straight-line and accelerated methods based on estimated useful lives of the assets. Depreciation expense for 1997, 1996 and 1995 was approximately $3,500, $5,100 and $5,100, respectively.

Other Assets and Deferred Charges--Deferred debt expense, included in sundry other assets, is being amortized over the lives of the related debt. Goodwill resulting from the purchase of Steel Heddle is being amortized over forty years on the straight-line method.

Income Taxes--The Company accounts for income taxes under Statement of Accounting Standards No. 109, "Accounting for Income Taxes".

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
Fair Value of Financial Statements--The carrying value of cash and cash equivalents, accounts receivable, accounts payable, accrued and sundry liabilities and long-term debt approximate their fair values.

Pension Costs--The Company's funding policy is to contribute amounts to its formal funded plans sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Company may determine to be appropriate from time to time.

Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

New Accounting Standards--In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." Both are required for financial statements in fiscal years beginning after December 15, 1997.

     SFAS No. 130 requires comprehensive income to be reported in a financial statement that is displayed with the same prominence as other financial statements. Adoption of this statement is expected to have no impact on the Company's consolidated financial position, results of operations or cash flows.

     SFAS No. 131 requires entities to disclose financial and detailed information about its operating segments in a manner consistent with internal segment reporting used by the Company to allocate resources and assess financial performance. The Company has not completed the analyses required to determine the additional disclosures requirements, if any, for the adoption of SFAS No. 131, but the adoption of the statement will not affect results of operations or financial position. It will affect the disclosure of segment reporting. The Company will adopt this statement retroactively during the fiscal year ending January 2, 1999.

2.  INVENTORIES

                                                               1997       1996
                                                              -------    -------
Raw materials and component parts...........................  $ 6,312    $ 6,276
Work in process and finished goods..........................    7,718      6,694
                                                              -------    -------
                                                              $14,030    $12,970
                                                              =======    =======

Inventories priced by the LIFO method were approximately $11,100 at January 3, 1998, and $10,000 at December 28, 1996. If all inventories had been priced by the FIFO or average cost method, they would have been higher than the amounts reported by approximately $600 in 1997 and $1,700 in 1996.

3.  PROPERTY, PLANT AND EQUIPMENT

                                                                 1997       1996
                                                                -------    -------
Land........................................................    $   855    $   855
Buildings and improvements..................................     10,692     10,449
Machinery and equipment.....................................     32,362     31,205
Furniture and fixtures......................................      7,640      6,636
Automotive equipment........................................        827        817
Construction in progress....................................        185        819
                                                                -------    -------
                                                                $52,561    $50,781
                                                                =======    =======

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

4.  ACCRUED AND SUNDRY LIABILITIES

                                                                  1997       1996
                                                                 ------     ------
Wages, salaries and other compensation......................     $3,006     $2,776
Accrual for hazardous waste site maintenance................        269        276
Interest....................................................        709      3,336
Group insurance.............................................        475        505
Other.......................................................        854      1,315
                                                                 ------     ------
                                                                 $5,313     $8,208
                                                                 ======     ======

The Company has included in accrued and sundry liabilities an accrual for hazardous waste site maintenance for the estimated total cost over an initial period of thirty years to close out and monitor its inactive hazardous waste site. Payment is secured by a standby letter of credit of approximately $700.

5.  LONG-TERM DEBT

                                                                 1997       1996
                                                                -------    -------
Senior Notes, due in 28 quarterly installments beginning in
  March 1997 and ranging from $1,600 to $2,400 plus interest
  payable as described below................................    $46,000    $    --
Revolving Line of Credit, interest payable quarterly, due in
  February 2002.............................................      6,800         --
Senior Notes, plus interest, payable quarterly at 10%.......         --     24,900
Subordinated Notes, plus interest payable quarterly at
  12.75%....................................................         --     25,100
                                                                -------    -------
                                                                 52,800     50,000
Less current portion........................................      6,500      6,500
                                                                -------    -------
                                                                $46,300    $43,500
                                                                =======    =======

The $24,900 of Senior Notes and the Subordinated Notes were issued pursuant to certain recapitalization and refinancing transactions and were payable to shareholders who collectively own 100% of the Company's outstanding Class B Common Stock.

On February 21, 1997, the Company entered into a credit arrangement with a bank group consisting of a Term Loan Facility of $52,500 and a $15,000 Revolving Line of Credit. The Company utilized proceeds of the Term Loan and the Revolving Line of Credit to repay its senior notes with principal amount of $24,900 plus penalty of $2,500 and to repay its subordinated notes with principal amount of $25,100 plus penalty of $3,200. The total penalty net of other losses and gains on the refinancing is reported as an extraordinary item, net of taxes of approximately $1,700. Included in the net extraordinary loss is a reversal of accrued interest of approximately $1,400. This reversal resulted from the difference between the stated rate of interest and the effective rate of interest.

The Term Loan and the Revolving Line of Credit bear interest at the bank's prime rate plus 0.5% or at Eurodollar rates plus 1.5% per annum, at the Company's option. Interest based on prime is payable quarterly; interest based on Eurodollars is payable at the end of the elected interest period, but not less often than the end of a three-month period. The weighted average interest rate in effect at January 3, 1998 was 7.4%.

The agreement contains certain restrictive covenants which, among other matters, require fixed charge coverage, interest coverage, and leverage coverage ratio tests as defined in the agreement and limits payment of dividends. The agreement also restricts change in control of the Company and requires mandatory principal

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

5.  LONG-TERM DEBT--(CONTINUED)
prepayments annually based on excess cash flow, as defined. Substantially all of the Company's assets are pledged as collateral under the new debt agreement. Future annual principal payments are due as follows:

1998........................................................    $ 6,500
1999........................................................      6,500
2000........................................................      7,000
2001........................................................      8,000
2002........................................................     15,300
Thereafter..................................................      9,500
                                                                -------
                                                                $52,800
                                                                =======

Interest paid totaled approximately $7,800, $4,700 and $5,800 for 1997, 1996 and 1995, respectively.

The carrying amount of the Company's borrowings under its short-term revolving credit agreement approximates fair value. The fair value of the Company's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current notes offered to the Company for the debt of the same remaining maturities. The carrying value of the debt approximates market value at January 3, 1998.

6.  RETIREMENT PLANS AND DEFERRED COMPENSATION AGREEMENTS

The Company has a funded defined benefit noncontributory pension plan for employees meeting certain eligibility requirements and an unfunded Supplemental Pension Plan which is a nonqualified plan under which direct payments are made to certain retired personnel based on years of service and compensation.

A summary of the components of the net pension cost for the funded defined benefit plan for 1997, 1996 and 1995 follows:

                                                         1997       1996       1995
                                                        -------    -------    -------
Service cost........................................    $   642    $   337    $   138
Interest cost on projected benefit obligation.......      1,271      1,239      1,202
Return on plan assets...............................     (1,433)    (1,415)    (3,562)
Net amortization....................................        (74)       (74)     2,240
                                                        -------    -------    -------
                                                        $   406    $    87    $    18
                                                        =======    =======    =======

The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.75% in 1997 and 7.50% in 1996. The rate of increase in compensation was 4.75% for each year and the expected long-term rate of return on assets was 8% in each year.

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

6. RETIREMENT PLANS AND DEFERRED COMPENSATION AGREEMENTS--(CONTINUED) Accumulated plan benefits and projected benefit obligations, as estimated by consulting actuaries, and plan net assets and funded status for the funded defined benefit plan as of January 3, 1998 and December 28, 1996 are as follows:

                                                                 1997       1996
                                                                -------    -------
Actuarial present value of benefit obligations:
  Vested benefit obligation.................................    $17,316    $16,870
  Nonvested benefit obligation..............................        114        107
                                                                -------    -------
  Accumulated benefit obligation............................    $17,430    $16,977
                                                                =======    =======
Projected benefit obligation................................    $17,430    $16,977
Plan assets at fair value...................................     20,113     18,744
                                                                -------    -------
Funded status--projected benefit obligation less than plan
  assets....................................................    $ 2,683    $ 1,767
                                                                =======    =======
Comprised of:
  Prepaid pension cost......................................    $   546    $   952
  Unrecognized net gain.....................................      1,597        815
  Unrecognized prior service cost...........................        540         --
                                                                -------    -------
                                                                $ 2,683    $ 1,767
                                                                =======    =======

Plan assets are invested in fixed income securities, equities and money market securities.

At January 3, 1998 and December 28, 1996, the projected benefit obligation (all of which is vested) for the unfunded plan totaled approximately $778 and $809, respectively, and is included in retirement benefits payable in the accompanying consolidated balance sheet.

The Company has an employee savings and investment plan qualified under Section 401(k) of the Internal Revenue Code. This plan is funded in part from member voluntary contributions, with the Company's contribution equal to 65% of the amount of member basic contributions, but limited to 3.9% of the total compensation of the members. The plan provides for additional member voluntary contributions of up to 10% of member's total compensation.

The Company has an informal arrangement under which it provides certain life insurance benefits for retired hourly and salary employees. No separate funding is provided under this arrangement. Expense under the life insurance plan is recognized by an annual computation of the present value of the Company's liability for future payments for active and retired employees and a charge to operations for the current year portion of the computed liability.

In addition to the above plan, the Company has an informal arrangement under which it provides certain health care benefits for retired employees. No separate funding is provided under this arrangement. Only those active employees born before January 1, 1935 who have worked at least five years for the Company may become eligible for these benefits. Prior to 1995, expense under the health care plan was recognized by an annual computation of the present value of the Company's liability for future payments based on current retirees only and a charge to operations for the current portion of the computed liability. Effective January 1, 1995, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" whereby the cost of providing the benefits is accrued during the employees' working years. The Company elected to immediately recognize this obligation, resulting in a charge of $1,425 ($855 after-tax) to 1995 operations.

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

6. RETIREMENT PLANS AND DEFERRED COMPENSATION AGREEMENTS--(CONTINUED) Components of postretirement expense for the years ended January 3, 1998, December 28, 1996 and December 30, 1995 included the following:

                                                              1997    1996     1995
                                                              ----    ----    ------
Service cost..............................................    $  4    $  5    $    6
Interest cost on accumulated postretirement benefit
  obligation..............................................     307     326       342
Transition obligation.....................................      --      --     1,424
                                                              ----    ----    ------
                                                              $311    $331    $1,772
                                                              ====    ====    ======

The following schedule reconciles the status of the Company's plans with the unfunded postretirement benefit obligation included in its balance sheets at January 3, 1998 and December 28, 1996:

                                                          1997               1996
                                                     ---------------    ---------------
                                                     MEDICAL    LIFE    MEDICAL    LIFE
Retirees.........................................    $3,649     $205    $3,680     $167
Fully eligible active plan participants..........       239      171       517      198
                                                     ------     ----    ------     ----
Accrued postretirement benefit obligation........    $3,888     $376    $4,197     $365
                                                     ======     ====    ======     ====

The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 9.5% in 1997, gradually declining to 5.5% in the year 2005 and remaining at that level thereafter. A discount rate of 7.75% was used in determining the postretirement expense at December 28, 1996. A discount rate of 7.75% was used to determine the postretirement benefit obligation at January 3, 1998. A 1% increase in the per capita cost of health care benefits results in a $25 increase in the accrued postretirement benefit obligation and a $2 increase in postretirement benefit expense.

The Company's total expense under all retirement benefit plans was approximately $1,200, $863 and $2,753 in 1997, 1996 and 1995, respectively.

7.  SHAREHOLDERS' EQUITY

Upon the death of a holder of class A common stock of Parent Company, the estate of such holder can require Parent Company to redeem such shares. This redemption feature is not within the control of Parent Company; accordingly, all of the class A common stock of Parent Company is presented outside the shareholders' equity section of the balance sheet. There were 1,080 shares of Parent Company class A common stock issued during the year ended January 3, 1998.

The holders of the class A and class B common stock of Parent Company are entitled to the same powers, rights and privileges, except that with regards to the election of the Board of Directors, the holders of class A stock are entitled to elect two directors and the holders of class B stock are entitled to elect four directors.

In connection with the debt refinancing completed in February 1997, the Board reviewed the terms of the 1992 Stockholders Agreement and the options granted to certain employee shareholders. The Board concluded that the Unallocated Shares as described in the 1992 Stockholders Agreement should remain available for issuance at $15.00 per share and that new employee options should be issued in exchange for the employee stock options issued in 1992.

Accordingly, in September 1997 the Board issued rights to the 10,000 previously Unallocated Shares to certain officers and members of management. At January 3, 1998, 1,080 of these shares had been exercised and 8,920 remained exercisable.

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

7.  SHAREHOLDERS' EQUITY--(CONTINUED)
In addition, the 1997 Stock Option Agreement canceled the outstanding options under the 1992 Agreement and granted certain officers and members of management options to purchase shares of Parent Company's class A common stock at an exercise price of $15.00 per share. All options under the 1997 Agreement are immediately exercisable and terminate February 20, 2002.

A summary of the Parent Company's stock option activity, including the previously Unallocated Shares, and related information for the years ended January 3, 1998, December 28, 1996 and December 30, 1995 are as follows:

                                               1997                  1996                  1995
                                        -------------------   -------------------   -------------------
                                                  WEIGHTED-             WEIGHTED-             WEIGHTED-
                                                   AVERAGE               AVERAGE               AVERAGE
                                                  EXERCISE              EXERCISE              EXERCISE
                                        OPTIONS     PRICE     OPTIONS     PRICE     OPTIONS     PRICE
                                        -------   ---------   -------   ---------   -------   ---------
Outstanding--beginning of year........   24,620      $15      24,620       $15      24,620       $15
  Canceled............................  (24,620)      15
  Granted.............................   26,310       15          --        --          --        --
  Exercised...........................   (1,080)      --          --        --          --        --
  Retired.............................   (2,204)      15
                                        -------      ---      ------       ---      ------       ---
Outstanding at end of year............   23,026      $15      24,620       $15      24,620       $15
                                        =======      ===      ======       ===      ======       ===
Exercisable at end of year............   23,026      $15          --       $--          --       $--

Exercise price of all options outstanding as of January 3, 1998 is $15. The weighted-average remaining contractual life of those options is 4 years.

In addition, the Parent Company has outstanding warrants to purchase 30,928 shares of class A common stock of Parent Company at $15 per share. At January 3, 1998, 32,100 shares of class A common stock of Parent Company were reserved for issuance under these warrants.

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, whenever the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

The Company used the minimum value method to develop the pro-forma income effect. Assumptions used in valuing stock options include a risk free rate of 6%, dividend yield of 0.0% and an expected life of 4 years. The difference between pro-forma net income and reported earnings is not material.

The Company paid a dividend of $7,929 to shareholders on February 26, 1997.

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

8.  INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                               JANUARY 3,    DECEMBER 28,
                                                                  1998           1996
                                                               ----------    ------------
Deferred tax liabilities:
  Funded pension...........................................      $  219         $  381
  LIFO.....................................................       1,317          1,410
  Tax over book depreciation...............................       3,385          3,610
  Other....................................................          37            237
                                                                 ------         ------
                                                                  4,958          5,638
Deferred tax assets:
  Unfunded pension.........................................       2,017          2,149
  Vacation accrual.........................................         436            430
  Healthcare accrual.......................................         190            202
  Hazardous waste accrual..................................         107            110
  Inventory obsolescence...................................         276            186
  Other....................................................         142            161
                                                                 ------         ------
                                                                  3,168          3,238
                                                                 ------         ------
                                                                 $1,790         $2,400
                                                                 ======         ======

Significant components of the provision for income taxes, including the tax provision for extraordinary items and cumulative effects of change in method of accounting are as follows:

                                                           1997      1996      1995
                                                          ------    ------    -------
Current:
  Federal.............................................    $2,964    $2,024    $ 1,998
  State...............................................       (27)      214        260
                                                          ------    ------    -------
                                                           2,937     2,238      2,258
Deferred:
  Federal.............................................      (521)     (512)    (1,025)
  State...............................................       (89)      (88)      (175)
                                                          ------    ------    -------
                                                            (610)     (600)    (1,200)
                                                          ------    ------    -------
                                                          $2,327    $1,638    $ 1,058
                                                          ======    ======    =======

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

8.  INCOME TAXES--(CONTINUED)
The reconciliation of income tax attributable to continuing operations computed at the U.S. statutory rate to income tax expense is shown below:

                                      1997                 1996                 1995
                                -----------------    -----------------    -----------------
                                AMOUNT    PERCENT    AMOUNT    PERCENT    AMOUNT    PERCENT
                                ------    -------    ------    -------    ------    -------
Tax at U.S. statutory
  rates.....................    $2,394     34.0%     $1,440     34.0%     $  744     34.0%
State income tax (benefit),
  net of federal tax
  effect....................       (77)    (1.1)         83      2.0          56      2.6
Goodwill amortization.......       248      3.5         248      5.9         248     11.3
Meals and entertainment.....        38      0.5          33      0.8          27      1.3
Benefit of foreign
  subsidiary................      (140)    (2.0)       (110)    (2.6)        (84)    (3.8)
Other, net..................      (136)    (1.9)        (56)    (1.4)         67      2.9
                                ------     ----      ------     ----      ------     ----
                                $2,327     33.0%     $1,638     38.7%     $1,058     48.3%
                                ======     ====      ======     ====      ======     ====

Income taxes paid in excess of tax refunds in 1997, 1996 and 1995 were $2,954, $2,105 and $2,660, respectively.

9.  BUSINESS SEGMENTS

The Company manufactures and sell products and loom accessories used by textile mills. In addition, the Company processes and sells rolled products from its wire, foundry and metal fabricating facilities to industrial users. Export sales were approximately $16,031, $15,218 and $14,911 in 1997, 1996 and 1995,
respectively. Foreign operations are not significant.

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

9.  BUSINESS SEGMENTS--(CONTINUED)
The information required by Statement of Financial Standards No. 14 is shown below:

                                                                 1997       1996       1995
                                                               --------    -------    -------
Net sales and other income
  Textile mill accessories.................................    $ 63,127    $56,588    $58,943
  Metal products
     Unaffiliated customers................................       9,856      7,896      9,175
     Intersegment (1)......................................       7,393      6,023      6,990
  Eliminations--intersegment sales(1)......................      (7,393)    (6,023)    (6,990)
                                                               --------    -------    -------
       Total net sales and other income....................    $ 72,983    $64,484    $68,118
                                                               ========    =======    =======
Operating profit (loss)
  Textile mill accessories.................................    $ 15,979    $11,861    $ 9,755
  Metal products...........................................       3,885      2,289      2,671
                                                               --------    -------    -------
       Total operating profit..............................      19,864     14,150     12,426
General corporate expenses.................................      (3,234)    (4,069)    (2,506)
Net interest (expense) income..............................      (5,148)    (5,844)    (6,307)
                                                               --------    -------    -------
Earnings before income taxes...............................    $ 11,482    $ 4,237    $ 3,613
                                                               ========    =======    =======
Identifiable assets
  Textile mill accessories.................................    $ 49,307    $50,469    $52,263
  Metal products...........................................      12,770     12,163     13,660
  Corporate assets(2)......................................       2,263      6,084      2,848
                                                               --------    -------    -------
       Total assets........................................    $ 64,340    $68,716    $68,771
                                                               ========    =======    =======
Depreciation and amortization
  Textile mill accessories.................................    $  3,220    $ 4,404    $ 4,388
  Metal products...........................................         863      1,309      1,353
  Corporate................................................         326        306        355
                                                               --------    -------    -------
       Total depreciation and amortization.................    $  4,409    $ 6,019    $ 6,096
                                                               ========    =======    =======
Capital expenditures
  Textile mill accessories.................................    $  1,329    $ 1,717    $ 2,108
  Metal products...........................................         342        637        741
  Corporate................................................         887        455        606
                                                               --------    -------    -------
       Total capital expenditures..........................    $  2,558    $ 2,809    $ 3,455
                                                               ========    =======    =======

---------------
(1) Intersegment sales are accounted for substantially at cost and have been eliminated in consolidation.
(2) Corporate assets shown are principally cash, short-term investments and other assets and deferred charges.

10.  RESTRUCTURING

During the fourth quarter of 1995, the Company initiated a restructuring program which resulted in a one-time pretax expense of approximately $821. This program includes the closing of the Company's Canadian operation, the write down of certain assets to be disposed of and a reduction in work force in the Company's domestic operations. Severance costs included in the one-time charge totaled approximately $561.

11.  SUBSEQUENT EVENT

On May 26, 1998, the Company and its subsidiaries were acquired in a purchase transaction by Steel Heddle Group, Inc., a corporation formed in contemplation of the purchase transaction. To partially fund the costs of

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES
the acquisition, the Company issued 10 5/8% Senior Subordinated Notes due 2008 in the principal amount of $100,000,000.

Payment of the Company's Senior Subordinated Notes is unconditionally guaranteed, jointly and severally, on a senior subordinated basis by certain of the Company's wholly-owned subsidiaries. Management has determined that separate complete financial statements of the guarantor entities would not be material to readers of the financial statements; therefore, the following sets forth condensed consolidating financial statements (dollars in thousands):

                     CONDENSED CONSOLIDATING BALANCE SHEET
                             AS OF JANUARY 3, 1998

                                     COMBINED       COMBINED                 RECLASSIFICATIONS
                                    GUARANTOR     NON-GUARANTOR     THE             AND
                                   SUBSIDIARIES   SUBSIDIARIES    COMPANY      ELIMINATIONS      CONSOLIDATED
                                   ------------   -------------   --------   -----------------   ------------
Assets:
Cash and cash equivalents........    $    16         $   96       $    267       $                 $   379
Accounts receivable..............        212            294          8,784                           9,290
Inventories......................                       315         13,715                          14,030
Prepaid expenses.................                         5             94                              99
                                     -------         ------       --------       ---------         -------
          Total current assets...        228            710         22,860                          23,798
Due from affiliates..............                     3,348                         (3,348)
Notes receivable from
  affiliates.....................     69,443                                       (69,443)
Investments in subsidiaries......        176                        71,029         (71,205)
Property, plant & equipment,
  net............................                       334         16,351                          16,685
Other assets and deferred
  charges, net...................                         7         23,850                          23,857
                                     -------         ------       --------       ---------         -------
          Total assets...........    $69,847         $4,399       $134,090       $(143,996)        $64,340
                                     =======         ======       ========       =========         =======
Liabilities and shareholders'
  equity:
Accounts payable and accrued and
  sundry liabilities.............                    $   23       $  7,456       $                 $ 7,479
Due to affiliates, net...........      3,018                           330          (3,348)
Deferred income taxes............                                      670                             670
Income taxes.....................                                      302                             302
Current portion of long-term
  debt...........................                                    6,500                           6,500
                                     -------         ------       --------       ---------         -------
          Total current
            liabilities..........      3,018             23         15,258          (3,348)         14,951
Long-term debt, less current
  portion........................                                  115,743         (69,443)         46,300
Retirement benefits payable......                                    5,126                           5,126
Deferred income taxes............                                    1,120                           1,120
Redeemable common stock..........                                    1,366                           1,366
Shareholders' equity (deficit)...     66,829          4,376         (4,523)        (71,205)         (4,523)
                                     -------         ------       --------       ---------         -------
          Total liabilities and
            shareholders'
            equity...............    $69,847         $4,399       $134,090       $(143,996)        $64,340
                                     =======         ======       ========       =========         =======

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 28, 1996

                                      COMBINED       COMBINED                RECLASSIFICATIONS
                                     GUARANTOR     NON-GUARANTOR     THE            AND
                                    SUBSIDIARIES   SUBSIDIARIES    COMPANY     ELIMINATIONS      CONSOLIDATED
                                    ------------   -------------   -------   -----------------   ------------
Assets:
Cash and cash equivalents.........     $              $  105       $ 4,540        $                $ 4,645
Accounts receivable...............                       164         8,698                           8,862
Inventories.......................                       234        12,736                          12,970
Prepaid expenses..................                        10            98                             108
                                       -----          ------       -------        -------          -------
          Total current assets....                       513        26,072                          26,585
Due from affiliates...............                     2,907                       (2,907)
Investments in subsidiaries.......       149               0         3,273         (3,422)
Property, plant & equipment,
  net.............................                       377        17,379                          17,756
Other assets and deferred charges,
  net.............................                        10        24,365                          24,375
                                       -----          ------       -------        -------          -------
          Total assets............     $ 149          $3,807       $71,089        $(6,329)         $68,716
                                       =====          ======       =======        =======          =======
Liabilities and shareholders'
  equity:
Accounts payable and accrued and
  sundry liabilities..............                    $   14       $10,528        $                $10,542
Due to affiliates, net............       520                         2,387         (2,907)
Deferred income taxes.............                                     802                             802
Income taxes......................                                     361                             361
Current portion of long-term
  debt............................                                   6,500                           6,500
                                       -----          ------       -------        -------          -------
          Total current
            liabilities...........       520              14        20,578         (2,907)          18,205
Long-term debt, less current
  portion.........................                                  43,500                          43,500
Retirement benefits payable.......                                   5,372                           5,372
Deferred income taxes.............                                   1,598                           1,598
Redeemable common stock...........                                   1,350                           1,350
Shareholders' equity (deficit)....      (371)          3,793        (1,309)        (3,422)          (1,309)
                                       -----          ------       -------        -------          -------
          Total liabilities and
            shareholders'
            equity................     $(149)         $3,807       $71,089        $(6,329)         $68,716
                                       =====          ======       =======        =======          =======

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JANUARY 3, 1998

                                     COMBINED       COMBINED                 RECLASSIFICATIONS
                                    GUARANTOR     NON-GUARANTOR     THE             AND
                                   SUBSIDIARIES   SUBSIDIARIES    COMPANY      ELIMINATIONS      CONSOLIDATED
                                   ------------   -------------   --------   -----------------   ------------
Net sales........................     $              $1,601       $ 72,017        $  (635)         $72,983
Cost of goods sold...............                       927         45,521                          46,448
                                      ------         ------       --------        -------          -------
Gross profit.....................                       674         26,496           (635)          26,535
Selling, general and
  administrative costs...........          4             18          9,102           (635)           8,489
Other operating expenses.........                                    1,204                           1,204
                                      ------         ------       --------        -------          -------
Operating income (loss)..........         (4)           656         16,190                          16,842
Other income (expense)...........      7,145                       (12,505)                         (5,360)
Income before income taxes and
  extraordinary item.............      7,141            656          3,685                          11,482
                                      ------         ------       --------        -------          -------
Income tax expense...............      2,500             74          1,441                           4,015
                                      ------         ------       --------        -------          -------
Income before extraordinary
  item...........................      4,641            582          2,244                           7,467
Extraordinary (loss) on the early
  extinquishment of debt, net of
  income taxes...................                                   (2,753)                         (2,753)
Equity in earnings of
  subsidiaries...................         26                         5,223         (5,249)
                                      ------         ------       --------        -------          -------
Net income (loss)................     $4,667         $  582       $  4,714        $(5,249)         $ 4,714
                                      ======         ======       ========        =======          =======

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 28, 1996

                                      COMBINED       COMBINED                RECLASSIFICATIONS
                                     GUARANTOR     NON-GUARANTOR     THE            AND
                                    SUBSIDIARIES   SUBSIDIARIES    COMPANY     ELIMINATIONS      CONSOLIDATED
                                    ------------   -------------   -------   -----------------   ------------
Net sales.........................      $              $645        $63,839         $               $64,484
Cost of goods sold................                      598         43,476                          44,074
                                        ---            ----        -------         -----           -------
Gross profit......................                       47         20,363                          20,410
Selling, general and
  administrative costs............                       10          8,865                           8,875
Other operating expenses..........                                   1,454                           1,454
                                        ---            ----        -------         -----           -------
Operating income..................                       37         10,044                          10,081
Other income (expense)............                      453         (6,297)                         (5,844)
                                        ---            ----        -------         -----           -------
Income before income taxes........                      490          3,747                           4,237
Income tax expense................                      (52)        (1,586)                         (1,638)
Equity in earnings of
  subsidiaries....................       45                            438          (483)
                                        ---            ----        -------         -----           -------
Net income (loss).................      $45            $438        $ 2,599         $(483)          $ 2,599
                                        ===            ====        =======         =====           =======

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 30, 1995

                                      COMBINED       COMBINED                RECLASSIFICATIONS
                                     GUARANTOR     NON-GUARANTOR     THE            AND
                                    SUBSIDIARIES   SUBSIDIARIES    COMPANY     ELIMINATIONS      CONSOLIDATED
                                    ------------   -------------   -------   -----------------   ------------
Net sales.........................      $              $625        $67,815         $(322)          $68,118
Cost of goods sold................                      310         47,396                          47,706
                                        ----           ----        -------         -----           -------
Gross profit......................                      315         20,419          (322)           20,412
Selling, general and
  administrative costs............                       80          8,909         $(322)            8,667
Other operating expenses..........                                   1,825                           1,825
                                        ----           ----        -------         -----           -------
Operating income..................                      235          9,685                           9,920
Other income (expense)............                      (68)        (6,239)                         (6,307)
Income before income taxes, and
  cumulative effect of accounting
  change..........................                      167          3,446                           3,613
                                        ----           ----        -------         -----           -------
Income tax expense................                       18          1,610                           1,628
                                        ----           ----        -------         -----           -------
Income before cumulative effect of
  accounting change...............                      149          1,836                           1,985
Cumulative effect of change in
  method of accounting for
  postretirement benefits net of
  taxes of $570...................                                    (855)                           (855)
Equity in earnings (loss) of
  subsidiaries....................       (81)                          149           (68)
                                        ----           ----        -------         -----           -------
  Net income (loss)...............      $(81)          $149        $ 1,130         $ (68)          $ 1,130
                                        ====           ====        =======         =====           =======

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                       FOR THE YEAR ENDED JANUARY 3, 1998

                                     COMBINED       COMBINED                 RECLASSIFICATIONS
                                    GUARANTOR     NON-GUARANTOR     THE             AND
                                   SUBSIDIARIES   SUBSIDIARIES    COMPANY      ELIMINATIONS      CONSOLIDATED
                                   ------------   -------------   --------   -----------------   ------------
Net cash provided by operating
  activities.....................    $  4,431         $ 439       $  5,090       $                 $  9,960
Investing activities:
  Purchases of property, plant
     and equipment...............                        (7)        (2,522)                          (2,529)
  Advances to subsidiaries.......     (69,443)                                     69,443
                                     --------         -----       --------       --------          --------
  Net cash provided by (used in)
     investing activities........     (69,443)           (7)        (2,522)        69,443            (2,529)
Financing activities:
  Prepayment of debt, including
     penalty.....................                                  (55,690)                         (55,690)
  Proceeds from debt.............                                  135,943        (69,443)           66,500
  Payments of debt...............                                  (13,700)                         (13,700)
  Dividends paid.................                                   (7,929)                          (7,929)
  Intercompany transactions,
     net.........................       2,498          (441)        (2,057)
  Capital contributions..........      62,530                      (62,530)
  Other..........................                                     (878)                            (878)
                                     --------         -----       --------       --------          --------
Net cash used in financing
  activities.....................      65,028          (441)        (6,841)       (69,443)          (11,697)
                                     --------         -----       --------       --------          --------
Net increase (decrease) in cash
  and equivalents................          16            (9)        (4,273)                          (4,266)
Cash and equivalents at beginning
  of year........................                       105          4,540                            4,645
                                     --------         -----       --------       --------          --------
Cash and equivalents at end of
  year...........................    $     16         $  96       $    267       $                 $    379
                                     ========         =====       ========       ========          ========

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 28, 1996

                                      COMBINED       COMBINED                RECLASSIFICATIONS
                                     GUARANTOR     NON-GUARANTOR     THE            AND
                                    SUBSIDIARIES   SUBSIDIARIES    COMPANY     ELIMINATIONS      CONSOLIDATED
                                    ------------   -------------   -------   -----------------   ------------
Net cash provided by operating
  activities......................      $ 28           $ 414       $10,794         $               $11,236
Net cash used in investing
  activities......................                        (4)       (2,763)                         (2,767)
Financing activities:
     Payments of debt.............                                  (2,700)                         (2,700)
     Short-term borrowings........                                  (2,000)                         (2,000)
     Intercompany transactions,
       net........................        30            (377)          347
     Capital accounts.............       (58)             10            48
     Other........................
                                        ----           -----       -------         -----           -------
     Net cash used in financing
       activities.................       (28)           (367)       (4,305)                         (4,700)
                                        ----           -----       -------         -----           -------
Net increase (decrease) in cash
  and equivalents.................                        43         3,726                           3,769
Cash and equivalents at beginning
  of year.........................                        62           814                             876
                                        ----           -----       -------         -----           -------
Cash and equivalents at end of
  year............................      $              $ 105       $ 4,540         $               $ 4,645
                                        ====           =====       =======         =====           =======

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 30, 1995

                                       COMBINED       COMBINED                RECLASSIFICATIONS
                                      GUARANTOR     NON-GUARANTOR     THE            AND
                                     SUBSIDIARIES   SUBSIDIARIES    COMPANY     ELIMINATIONS      CONSOLIDATED
                                     ------------   -------------   -------   -----------------   ------------
Net cash provided (used) by
  operating activities.............     $(508)          $ 508       $ 7,612         $               $ 7,612
Net cash used in investing
  activities.......................                      (340)       (3,017)                         (3,357)
Financing activities:
  Payments of debt.................                                  (7,000)                         (7,000)
  Short-term borrowings............                                   2,000                           2,000
  Intercompany transactions, net...       508            (169)         (339)
  Other............................
                                        -----           -----       -------         -----           -------
  Net cash used in financing
     activities....................       508            (169)       (5,339)                         (5,000)
                                        -----           -----       -------         -----           -------
Net increase (decrease) in cash and
  equivalents......................                        (1)         (744)                           (745)
Cash and equivalents at beginning
  of year..........................                        63         1,558                           1,621
                                        -----           -----       -------         -----           -------
Cash and equivalents at end of
  year.............................     $               $  62       $   814         $               $   876
                                        =====           =====       =======         =====           =======

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                               APRIL 4,      JANUARY 3,
                                                                 1998           1998
                                                              -----------    ----------
                                                              (UNAUDITED)
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................   $    276       $    379
  Accounts receivable.......................................     11,115          9,290
  Inventories...............................................     15,071         14,030
  Prepaid expenses..........................................         50             99
                                                               --------       --------
Total current assets........................................     26,512         23,798
Property, plant and equipment:
  Cost......................................................     52,368         52,561
  Less accumulated depreciation.............................    (36,070)       (35,876)
                                                               --------       --------
                                                                 16,298         16,685
Other assets and deferred charges:
  Prepaid pension costs.....................................        488            546
  Goodwill, net.............................................     22,355         22,537
  Sundry....................................................        741            774
                                                               --------       --------
                                                                 23,584         23,857
                                                               --------       --------
          Total Assets......................................   $ 66,394       $ 64,340
                                                               ========       ========

                    LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................   $  2,194       $  2,166
  Accrued and sundry liabilities............................      3,130          5,313
  Deferred income taxes.....................................        670            670
  Income taxes..............................................      1,289            302
  Current portion of long-term debt.........................      6,500          6,500
                                                               --------       --------
Total current liabilities...................................     13,783         14,951

Long-term debt, less current portion........................     46,992         46,300
Retirement benefits payable.................................      5,141          5,126
Deferred income taxes.......................................      1,120          1,120
Redeemable common stock:
  Parent company class A, $.01 par value per
     share -- authorized 2,000,000 shares, issued and
     outstanding 91,080 shares in 1997 and 90,000 in 1996...      1,366          1,366
Shareholders' equity/(deficit):
  Common Stock par value $1 per share -- authorized
     1,500,000 shares, issued and outstanding 10 shares.....         --             --
  Additional paid-in capital................................     13,689         13,689
  Foreign currently translation adjustment..................        (34)           (48)
  (Deficit).................................................    (15,663)       (18,164)
                                                               --------       --------
                                                                 (2,008)        (4,523)
                                                               --------       --------
          Total liabilities and shareholders' equity
            (deficit).......................................   $ 66,394       $ 64,340
                                                               ========       ========

                See notes to consolidated financial statements.

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                              FISCAL QUARTER ENDED
                                                              --------------------
                                                              APRIL 4,    APRIL 5,
                                                                1998        1997
                                                              --------    --------
Net sales...................................................  $19,266     $18,606
Cost of goods sold..........................................   11,930      12,081
                                                              -------     -------
Gross profit................................................    7,336       6,525
Selling, general and administrative costs...................    2,178       2,231
Management fees.............................................       68         268
Amortization of goodwill....................................      182         182
                                                              -------     -------
Operating income............................................    4,908       3,844
Other income (expense):
  Interest income...........................................       17          44
  Interest expense, including amortization of deferred
     financing costs........................................   (1,027)     (1,503)
  Other financing expense...................................      (50)       (175)
                                                              -------     -------
Income before income taxes and extraordinary item...........    3,848       2,210
Income tax expense..........................................    1,347         773
                                                              -------     -------
Income before extraordinary item............................    2,501       1,437
Extraordinary (loss) on the early extinguishment of debt,
  net of income taxes of $1,688.............................       --      (2,753)
                                                              -------     -------
Net income (loss)...........................................  $ 2,501     $(1,316)
                                                              =======     =======

                See notes to consolidated financial statements.

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                              FISCAL QUARTER ENDED
                                                              --------------------
                                                              APRIL 4,    APRIL 5,
                                                                1998        1997
                                                              --------    --------
OPERATING ACTIVITIES:
Net income..................................................  $ 2,501     $ (1,316)
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................      924          943
  Amortization..............................................      215          394
  Loss on disposal of property, plant and equipment.........       --           --
  Provision for deferred income taxes.......................       --           --
  Accrued retirement benefit costs..........................       73           48
  Extraordinary item........................................       --        4,441
Changes in operating assets and liabilities:
     Accounts receivable....................................   (1,825)        (379)
     Inventories............................................   (1,041)        (327)
     Prepaid expenses.......................................       49           86
     Accounts payable.......................................       28         (421)
     Accrued and sundry liabilities.........................   (2,169)      (3,696)
     Income taxes payable...................................      987       (1,118)
                                                              -------     --------
Net cash used in operating activities.......................     (258)      (1,345)

INVESTING ACTIVITIES:
  Purchase of property, plant and equipment.................     (618)        (416)
  Proceeds on disposals of property, plant and equipment,
     net....................................................       81           --
                                                              -------     --------
Net cash used in investing activities.......................     (537)        (416)

FINANCING ACTIVITIES:
  Prepayments of debt, including penalty....................       --      (56,315)
  Proceeds from debt........................................      692       62,500
  Dividends paid............................................       --       (7,929)
  Loan acquisition costs....................................       --         (793)
                                                              -------     --------
  Net cash provided by (used in) financing activities.......      692       (2,537)
                                                              -------     --------
(Decrease) increase in cash and cash equivalents............     (103)      (4,298)
Cash and cash equivalents at beginning of period............      379        4,645
                                                              -------     --------
Cash and cash equivalents at end of period..................  $   276     $    347
                                                              =======     ========

                See notes to consolidated financial statements.

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

1.  DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

     Steel Heddle Mfg. Co. ("Steel Heddle" or the "Company") manufactures products and loom accessories used by textile mills. It also processes and sells metal products from its wire rolling facilities to industrial users. The Company sells to foreign and domestic companies.

     The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the management of Steel Heddle, these unaudited consolidated financial statements contain all of the adjustments of a normal recurring nature necessary for fair presentation. Operating results for the fiscal quarter ended April 4, 1998 are not necessarily indicative of the results that may be expected for fiscal 1998. Certain amounts previously presented in the consolidated financial statements for prior periods have been reclassified to conform to current classification. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates.

     During the quarter ended April 4, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which requires comprehensive income to be reported in a financial statement that is displayed with the same prominence as other financial statements. Adoption of this statement did not have any impact on the Company's consolidated financial position, results of operations or cash flows.

2.  EXTRAORDINARY ITEM

     On February 21, 1997, the Company entered into a credit arrangement with a bank group consisting of a Term Loan Facility of $52,500 and a $15,000 Revolving Line of Credit. The Company utilized proceeds of the Term Loan and the Revolving Credit Facility to repay its senior notes in the principal amount of $24,900 plus a penalty of $2,500 and to repay its subordinated notes in the principal amount of $25,100 plus a penalty of $3,200. The total penalty net of other losses and gains on the refinancing is reported as an extraordinary item, net of taxes of approximately $1,700. Included in the net extraordinary loss is a reversal of accrued interest of approximately $1,400. This reversal resulted from the difference between the stated rate of interest and the effective rate of interest.

3.  INVENTORIES

     Inventories consist of the following:

                                                               APRIL 4,      JANUARY 3,
                                                                 1998           1998
                                                              -----------    ----------
                                                              (UNAUDITED)
Raw materials and component parts...........................    $ 6,148       $ 6,312
Work in process and finished goods..........................      8,923         7,718
                                                                -------       -------
                                                                $15,071       $14,030
                                                                =======       =======

     If all inventories had been priced by FIFO or average cost method, they would have been higher than the amounts reported by approximately $725 at April 4, 1998 and $627 at January 3, 1998.

4.  SUBSEQUENT EVENT

     On May 26, 1998, the Company and its subsidiaries were acquired in a purchase transaction by Steel Heddle Group, Inc., a corporation formed in contemplation of the purchase transaction. To partially fund the costs of the acquisition, the Company issued 10 5/8% Senior Subordinated Notes due 2008 in the principal amount of $100,000,000.

Payment of the Company's Senior Subordinated Notes is unconditionally guaranteed, jointly and severally, on a senior subordinated basis by certain of the Company's wholly-owned subsidiaries. Management has determined that separate complete financial statements of the guarantor entities would not be material to users of the financial statements; therefore, the following sets forth condensed consolidating financial statements (in thousands):

               CONDENSED CONSOLIDATING BALANCE SHEET (UNAUDITED)
                              AS OF APRIL 4, 1998

                                     COMBINED       COMBINED                 RECLASSIFICATIONS
                                    GUARANTOR     NON-GUARANTOR     THE             AND
                                   SUBSIDIARIES   SUBSIDIARIES    COMPANY      ELIMINATIONS      CONSOLIDATED
                                   ------------   -------------   --------   -----------------   ------------
Assets:
Cash and cash equivalents........    $    17         $   34       $    225       $                 $   276
Accounts receivable..............        240            265         10,610                          11,115
Inventories......................                       351         14,720                          15,071
Prepaid expenses.................                        31             19                              50
                                     -------         ------       --------       ---------         -------
          Total current assets...        257            681         25,574                          26,512
Due from affiliates..............                     3,361                         (3,361)             --
Notes receivable from
  affiliates.....................     69,443                                       (69,443)             --
Investments in subsidiaries......        163                        72,371         (72,534)             --
Property, plant & equipment,
  net............................                       322         15,976                          16,298
Other assets and deferred
  charges, net...................                         7         23,577                          23,584
                                     -------         ------       --------       ---------         -------
          Total assets...........    $69,863         $4,371       $137,498       $(145,338)        $66,394
                                     =======         ======       ========       =========         =======
Liabilities and shareholders'
  equity:
Accounts payable and accrued and
  sundry liabilities.............    $               $   32       $  5,292       $                 $ 5,324
Due to affiliates, net...........        853                         2,508          (3,361)             --
Deferred income taxes............                                      670                             670
Income taxes.....................        834            (19)           474                           1,289
Current portion of long-term
  debt...........................                                    6,500                           6,500
                                     -------         ------       --------       ---------         -------
          Total current
            liabilities..........      1,687             13         15,444          (3,361)         13,783
Long-term debt, less current
  portion........................                                  116,435         (69,443)         46,992
Retirement benefits payable......                                    5,141                           5,141
Deferred income taxes............                                    1,120                           1,120
Redeemable common stock..........                                    1,366                           1,366
Shareholders' equity (deficit)...     68,176          4,358         (2,008)        (72,534)         (2,008)
                                     -------         ------       --------       ---------         -------
          Total liabilities and
            shareholders'
            equity...............    $69,863         $4,371       $137,498       $(145,338)        $66,394
                                     =======         ======       ========       =========         =======

          CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (UNAUDITED)
                   FOR THE FISCAL QUARTER ENDED APRIL 4, 1998

                                      COMBINED       COMBINED                RECLASSIFICATIONS
                                     GUARANTOR     NON-GUARANTOR     THE            AND
                                    SUBSIDIARIES   SUBSIDIARIES    COMPANY     ELIMINATIONS      CONSOLIDATED
                                    ------------   -------------   -------   -----------------   ------------
Net sales.........................     $               $230        $19,036        $                $19,266
Cost of goods sold................                      251         11,678                          11,930
                                       ------          ----        -------        -------          -------
Gross profit......................                      (21)         7,357                           7,336
Selling, general and
  administrative costs............                        5          2,173                           2,178
Other operating expenses..........                                     250                             250
                                       ------          ----        -------        -------          -------
Operating income (loss)...........                      (26)         4,934                           4,908
Other income (expense)............      2,194                       (3,254)                         (1,060)
                                       ------          ----        -------        -------          -------
Income (loss) before income
  taxes...........................      2,194           (26)         1,680                           3,848
Income tax (expense) benefit......       (834)            9           (522)                         (1,347)
Equity in earnings of
  subsidiaries....................                                   1,343         (1,343)              --
                                       ------          ----        -------        -------          -------
Net income (loss).................     $1,360          $(17)       $ 2,501        $(1,343)         $ 2,501
                                       ======          ====        =======        =======          =======

          CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (UNAUDITED)
                   FOR THE FISCAL QUARTER ENDED APRIL 5, 1997

                                      COMBINED       COMBINED                RECLASSIFICATIONS
                                     GUARANTOR     NON-GUARANTOR     THE            AND
                                    SUBSIDIARIES   SUBSIDIARIES    COMPANY     ELIMINATIONS      CONSOLIDATED
                                    ------------   -------------   -------   -----------------   ------------
Net sales.........................      $              $201        $18,405         $               $10,606
Cost of goods sold................                      174         11,907                          12,081
                                        ----           ----        -------         -----           -------
Gross profit......................                       27          6,498                           6,525
Selling, general and
  administrative costs............                        5          2,226                           2,231
Other operating expenses..........                                     450                             450
                                        ----           ----        -------         -----           -------
Operating income..................                       22          3,822                           3,844
Other income (expense)............       922                        (2,556)                         (1,634)
                                        ----           ----        -------         -----           -------
Income before income taxes and
  extraordinary item..............       922             22          1,266                           2,210
Income tax expense................       351              8            414                             773
                                        ----           ----        -------         -----           -------
Income before extraordinary
  item............................       571             14            852                           1,437
Extraordinary (loss)on early
  extinguishment of debt, net of
  income taxes....................                                  (2,753)                         (2,753)
Equity in earnings of
  subsidiaries....................        17                           585          (602)                3
                                        ----           ----        -------         -----           -------
Net income (loss).................      $588           $ 14        $(1,316)        $(602)          $(1,316)
                                        ====           ====        =======         =====           =======

          CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)
                   FOR THE FISCAL QUARTER ENDED APRIL 4, 1998

                                      COMBINED       COMBINED                RECLASSIFICATIONS
                                     GUARANTOR     NON-GUARANTOR     THE            AND
                                    SUBSIDIARIES   SUBSIDIARIES    COMPANY     ELIMINATIONS      CONSOLIDATED
                                    ------------   -------------   -------   -----------------   ------------
Net cash provided by operating
  activities......................    $ 2,166          $(49)       $(2,375)      $                  $(258)
Net cash used in investing
  activities......................                                    (537)                          (537)
Financing activities:
  Proceeds from debt..............                                     692                            692
  Dividends paid..................                                                                     --
  Intercompany transactions,
     net..........................     (2,165)          (13)         2,178
  Other...........................                                                                     --
                                      -------          ----        -------       ---------          -----
Net cash used in financing
  activities......................     (2,165)          (13)         2,870                            692
                                      -------          ----        -------       ---------          -----
Net increase (decrease) in cash
  and equivalents.................          1           (62)           (42)                          (103)
Cash and equivalents at beginning
  of year.........................         16            96            267                            379
                                      -------          ----        -------       ---------          -----
Cash and equivalents at end of
  year............................    $    17          $ 34        $   225       $                  $ 276
                                      =======          ====        =======       =========          =====

          CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)
                   FOR THE FISCAL QUARTER ENDED APRIL 5, 1997

                                     COMBINED       COMBINED                 RECLASSIFICATIONS
                                    GUARANTOR     NON-GUARANTOR     THE             AND
                                   SUBSIDIARIES   SUBSIDIARIES    COMPANY      ELIMINATIONS      CONSOLIDATED
                                   ------------   -------------   --------   -----------------   ------------
Net cash provided by operating
  activities.....................    $    706         $ 55        $ (2,106)      $                 $ (1,345)
Investing activities:
     Purchases of property, plant
       and equipment.............                                     (416)                            (416)
     Advances to subsidiaries....     (63,220)                                     63,220
                                     --------         ----        --------       --------          --------
     Net cash used in investing
       activities................     (63,220)                        (416)        63,220               416
Financing activities:............
     Dividends paid..............                                   (7,929)                          (7,929)
     Pre-payments of debt,
       including penalty.........                                  (56,315)                         (56,315)
     Proceeds from debt..........                                  125,720        (63,220)           62,500
     Intercompany transactions,
       net.......................          (3)          (2)              5
     Capital accounts............      62,531                      (62,531)
     Other.......................                                     (793)                            (793)
                                     --------         ----        --------       --------          --------
     Net cash used in financing
       activities................      62,528           (2)         (1,843)       (63,220)           (2,537)
                                     --------         ----        --------       --------          --------
Net increase (decrease) in cash
  and equivalents................          14           53          (4,365)                          (4,298)
Cash and equivalents at beginning
  of year........................                      105           4,540                            4,645
                                     --------         ----        --------       --------          --------
  Cash and equivalents at end of
     year........................    $     14         $158        $    175       $                 $    347
                                     ========         ====        ========       ========          ========

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
Available Information..................    i
Summary................................    1
Risk Factors...........................   12
Acquisition Transactions...............   18
Use of Proceeds........................   19
Capitalization.........................   20
Unaudited Pro Forma Condensed
  Consolidated Financial Data..........   21
Selected Consolidated Historical
  Financial Data.......................   27
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   29
Business...............................   35
Management.............................   44
Certain Relationships and Related
  Transactions.........................   48
Description of Company Common Stock....   49
Security Ownership.....................   49
Description of Notes...................   50
The Exchange Offer.....................   82
Description of New Credit Agreement....   90
Certain Federal Income Tax
  Considerations.......................   92
Plan of Distribution...................   93
Legal Matters..........................   93
Experts................................   93
Change in Accountants..................   93
Index to Consolidated Financial
  Statements...........................  F-1

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                   PROSPECTUS

                                  $100,000,000

                                      LOGO

                             STEEL HEDDLE MFG. CO.

                               OFFER TO EXCHANGE
                         $1,000 PRINCIPAL AMOUNT OF ITS
                            10 5/8% SERIES B SENIOR
                          SUBORDINATED NOTES DUE 2008
                           WHICH HAVE BEEN REGISTERED
                          UNDER THE SECURITIES ACT FOR
                          EACH $1,000 PRINCIPAL AMOUNT
                               OF ITS OUTSTANDING
                            10 5/8% SERIES A SENIOR
                          SUBORDINATED NOTES DUE 2008

                                                 , 1998

------------------------------------------------------
------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is incorporated under the laws of the Commonwealth of Pennsylvania. Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provisions of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless
(1) the director has breached or failed to perform the duties of his office and
(2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     The bylaws of the Company provide for indemnification of directors, officers, employees and agents of the Company and every fiduciary or administrator of any of its deferred compensation or other employee benefit plans to the full extent permitted by the Pennsylvania Business Corporation Act.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS.

  3.1 Articles of Incorporation of the Company.
  3.2 By-laws of the Company.
  3.3 Articles of Incorporation of Steel Heddle International,
      Inc.
  3.4 By-Laws of Steel Heddle International, Inc.
  3.5 Certificate of Incorporation of Heddle Capital Corp.
  3.6 By-Laws of Heddle Capital Corp.
  4.1 Indenture, dated as of May 26, 1998, among the Company, the Guarantors and United States Trust Company of New York, as
      Trustee.
  4.2 Purchase Agreement, dated as of May 21, 1998, among the
      Company, the Guarantors, Donaldson, Lufkin & Jenrette
      Securities Corporation and NationsBanc Montgomery Securities
      LLC.
  4.3 Registration Rights Agreement, dated as of May 26, 1998, by and among the Company, the Guarantors, Donaldson, Lufkin &
      Jenrette Securities Corporation and NationsBanc Montgomery
      Securities LLC
  5.1 Opinion of Kirkland & Ellis.
 10.1 Credit Agreement, dated as of May 26, 1998, among the
      Company, the other credit parties from time to time parties thereto, the lenders identified therein, NationsBank, N.A., as administrative agent and documentation agent (the
      "Agent") and DLJ Capital Funding, Inc., as syndication agent.
 10.2 Security Agreement, dated as of May 26, 1998, made by the Company and each of the Guarantors in favor of the Agent.
 10.3 Pledge Agreement, dated as of May 26, 1998, among the
      Company, Steel Heddle Group, Inc., the Guarantors and the
      Agent.
 10.4 Stock Purchase Agreement dated as of May 1, 1998, by and among SH Holdings Corp., Butler Capital Corporation, Steel
      Heddle Group, Inc. and the shareholders of SH Holdings Corp.
 10.5 Management Services Agreement, dated as of May 26, 1998, by and among the Company, the Guarantors, SH Group, Steel
      Heddle International Ltd., Steel Heddle (Canada) LTEE/LTD and American Industrial Partners Corporation.
 10.6 Sale Bonus Agreement, dated April 21, 1998, among each of
      Messrs. Dillon, Team and Miller and the Company and SH
      Holdings Corp.
 10.7 Bonus Agreement, dated as of January 5, 1998, among SH
      Holdings Corp., the Company and employees of the Company signatories thereto.

 12.1 Computation of earnings to fixed charges.*
 21.1 Subsidiaries of the Company.
 23.1 Consent of Ernst & Young LLP.
 23.2 Consent of Kirkland & Ellis (included in Exhibit 5.1).
 24.1 Power of Attorney (included in signature page).
 25.1 Statement of Eligibility of Trustee on Form T-1.*
 27.1 Financial Data Schedule.*
 99.1 Form of Letter of Transmittal.
 99.2 Form of Notice of Guaranteed Delivery.
 99.3 Form of Tender Instructions.

------------------
*  to be filed by amendment

ITEM 22.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by sec. 210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or sec. 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

          (5) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (6) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under
Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on August 7, 1998.

                                          STEEL HEDDLE MFG. CO.

                                          By: /s/ JERRY B. MILLER
                                            ------------------------------------
                                          Name: Jerry B. Miller
                                          Title: Vice President Finance and
                                          Secretary

                               POWER OF ATTORNEY

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jerry B. Miller, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Steel Heddle Mfg. Co.), to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated:

                SIGNATURE                                  CAPACITY                       DATE
                ---------                                  --------                       ----
           /s/ BENJAMIN G. TEAM             President, Chief Executive Officer and   August 7, 1998
------------------------------------------  Director (principal executive officer)
             BENJAMIN G. TEAM

           /s/ JERRY B. MILLER              Vice President Finance and Secretary     August 7, 1998
------------------------------------------  (principal financial and accounting
             JERRY B. MILLER                officer)

           /s/ ROBERT W. DILLON             Executive Vice President and Director    August 7, 1998
------------------------------------------
             ROBERT W. DILLON

           /s/ NATHAN L. BELDEN             Director                                 August 7, 1998
------------------------------------------
             NATHAN L. BELDEN

           /s/ ROBERT J. KLEIN              Director                                 August 7, 1998
------------------------------------------
             ROBERT J. KLEIN

            /s/ KIM A. MARVIN               Director                                 August 7, 1998
------------------------------------------
              KIM A. MARVIN

          /s/ THEODORE C. ROGERS            Director                                 August 7, 1998
------------------------------------------
            THEODORE C. ROGERS

           /s/ ROBERT L. PURDUM             Director                                 August 7, 1998
------------------------------------------
             ROBERT L. PURDUM

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on August 7, 1998.

                                          STEEL HEDDLE INTERNATIONAL, INC.

                                          By: /s/ JERRY B. MILLER
                                            ------------------------------------
                                          Name: Jerry B. Miller
                                          Title: Vice President Finance and
                                          Secretary

                               POWER OF ATTORNEY

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jerry B. Miller, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Steel Heddle International, Inc.), to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated:

                SIGNATURE                                  CAPACITY                       DATE
                ---------                                  --------                       ----
           /s/ BENJAMIN G. TEAM             President, Chief Executive Officer and   August 7, 1998
------------------------------------------  Director (principal executive officer)
             BENJAMIN G. TEAM

           /s/ JERRY B. MILLER              Vice President Finance and Secretary     August 7, 1998
------------------------------------------  and Director (principal financial and
             JERRY B. MILLER                accounting officer)

           /s/ ROBERT W. DILLON             Executive Vice President and Director    August 7, 1998
------------------------------------------
             ROBERT W. DILLON

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on August 7, 1998.

                                          HEDDLE CAPITAL CORP.

                                          By: /s/ JERRY B. MILLER
                                            ------------------------------------
                                          Name: Jerry B. Miller
                                          Title: President

                               POWER OF ATTORNEY

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jerry B. Miller, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Heddle Capital Corp.), to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated:

                SIGNATURE                                  CAPACITY                       DATE
                ---------                                  --------                       ----
           /s/ JERRY B. MILLER              President and Director (principal        August 7, 1998
------------------------------------------  executive officer)
             JERRY B. MILLER

           /s/ BENJAMIN G. TEAM             Vice President, Treasurer and Director   August 7, 1998
------------------------------------------
             BENJAMIN G. TEAM

          /s/ FRANCIS B. JACOBS             Director                                 August 7, 1998
------------------------------------------
            FRANCIS B. JACOBS

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